Exhibit (b)(1)

EXECUTION VERSION

USD 15,000,000,000

BIDCO FACILITIES AGREEMENT

dated 7 March 2016

CNAC SATURN (NL) B.V.

HSBC BANK PLC

as Global Co-ordinator

arranged by

COÖPERATIEVE RABOBANK U.A., TRADING AS RABOBANK LONDON, COÖPERATIEVE RABOBANK U.A., HONG KONG BRANCH, CREDIT SUISSE AG, CREDIT SUISSE AG, LONDON BRANCH, HSBC BANK PLC, THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, UNICREDIT BANK AG AND UNICREDIT S.P.A.

as Arranger

with

HSBC BANK PLC

acting as Agent

and

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

acting as Security Agent

Ref: L-244854 – BG/IC

Linklaters LLP

(i)

(ii)

THIS AGREEMENT is dated 7 March 2016 and made BETWEEN:

(1)	CNAC CENTURY (LUX) S.À R.L., a societe a responsabilite limitee incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, Luxembourg, with share capital of EUR 12,500 and registered with the Luxembourg Register of Commerce and Companies under number B 202.811 (“Holdco”);

(2)	CNAC SATURN (NL) B.V., a company incorporated in the Netherlands with registered number 65434552 and registered address at De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands (“Bidco”);

(3)	HSBC BANK PLC as Global Co-ordinator (the “Global Co-ordinator”);

(4)	COÖPERATIEVE RABOBANK U.A., TRADING AS RABOBANK LONDON, COÖPERATIEVE RABOBANK U.A., HONG KONG BRANCH, CREDIT SUISSE AG, CREDIT SUISSE AG, LONDON BRANCH, HSBC BANK PLC, THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, UNICREDIT BANK AG and UNICREDIT S.P.A. as joint mandated lead arrangers (whether acting individually or together, the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Lenders) as original lenders (the “Original Lenders”);

(6)	HSBC BANK PLC as agent of the other Finance Parties (the “Agent”); and

(7)	HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED as security agent for the Secured Parties acting pursuant to the provisions of, and within the benefit of the protections set out in, the Intercreditor Agreement (the “Security Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	an Original Lender or its Affiliates;

(b)	any bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investor Service Limited or a comparable rating from an internationally recognised credit rating agency;

(c)	any bank or financial institution that provides cash management and/or treasury services to a member of the Obligors or Target Group as of the date of this Agreement; or

(d)	a bank or financial institution approved by the Agent (acting with the consent of the Majority Lenders, which consent may not be unreasonably withheld or delayed).

“Accepting Target Shareholders” means holders of Target Shares that duly accept the Initial Offer during any applicable acceptance period for the Initial Offer.

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accountants’ Reports” means the report entitled “Project Century financial, tax, IT and HR due diligence report” prepared by Deloitte and dated 1 February 2016 relating to the Target and its Subsidiaries, and addressed to, and/or capable of being relied upon by, the Arrangers and the other Secured Parties.

“Accounting Principles” means generally accepted accounting principles in the jurisdiction of incorporation of the relevant Obligor or IFRS.

“Accounting Reference Date” means 31 December.

“Acquisition” means the acquisition by Bidco of Target Shares pursuant to the Initial Offer, any Open Market Purchase and any Squeeze Out Procedure.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or required to be paid by an Obligor or (to the extent set out in the Sources and Uses) any member of the Target Group in connection with the Acquisition, the Transaction Documents, the Target Facilities Agreement and (to the extent set out in the Sources and Uses) any refinancing of or consent or offer process with respect to Financial Indebtedness of the Target Group that is outstanding as at the Initial Closing Date.

“Acquisition Documents” means the Initial Offer Documents, any Open Market Purchase Documents and any Squeeze Out Documents.

“Additional Acceptance Period” means a period of 10 Exchange Trading Days following the date on which the Initial Offer has been declared successful in accordance with art. 46 para. 1 Swiss Takeover Ordinance.

“Additional Equity Contribution” has the meaning given to that term in paragraph (b) at Clause 4.4 (Other Conditions to Utilisation).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Rating Agencies” means:

(a)	at any time prior to the Total Term Facility A Commitments having been reduced to zero through the application of Equity Contributions, Moody’s and S&P, or any other ratings agencies subsequently agreed between the Borrower and the Majority Lenders to replace Moody’s and/or S&P; and

(b)	at all other times, Moody’s, S&P and Fitch or any other ratings agencies subsequently agreed between the Borrower and the Majority Lenders to replace any of Moody’s, S&P and/or Fitch.

“Alternative Reference Bank Rate” means, in relation to LIBOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Alternative Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Alternative Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Alternative Reference Banks” means, in relation to LIBOR, the principal offices in London of such banks (each with a long-term corporate credit rating of equal to or better than A3 from Moody’s and A- from S&P) as may be appointed by the Agent in consultation with Holdco (for the avoidance of doubt, such a bank will be under no obligation to act as an Alternative Reference Bank).

“Announcement” means the date of publication of the Prospectus in accordance with art. 18 Swiss Takeover Ordinance.

“Annual Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Obligors and/or the Target Group from time to time concerning or relating to bribery or corruption.

“Applicable Equity Contribution” has the meaning given to that term in Clause 8.5 (Equity Contributions to be applied in prepayment or cancellation of Term Facility A).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Auditors” means a recognised firm of independent auditors of international standing.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means

(a)	in relation to Term Facility A, the period from and including the date of this Agreement to and including the earliest of:

(i)	a Squeeze Out Closing Date;

(ii)	the Offer Expiry Date; and

(iii)	either:

(A)	if, prior to the date falling 18 months after the date of this Agreement, the Initial Closing Date has not occurred, the date falling 18 months after the date of this Agreement; or

(B)	if, prior to the date falling 18 months after the date of this Agreement, the Initial Closing Date has occurred, the date falling 24 months after the date of this Agreement;

(b)	in relation to Term Facility B, the period from and including the date of this Agreement to and including the earliest of:

(i)	a Squeeze Out Closing Date;

(ii)	the Offer Expiry Date; and

(iii)	either:

(A)	if, prior to the date falling 18 months after the date of this Agreement, the Initial Closing Date has not occurred, the date falling 18 months after the date of this Agreement; or

(B)	if, prior to the date falling 18 months after the date of this Agreement, the Initial Closing Date has occurred, the date falling 30 months after the date of this Agreement; and

(c)	in relation to the Revolving Facility, the period from and including the Initial Closing Date to and including the date falling one month before the Termination Date in respect of the Revolving Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the Base Currency Amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Loan under the Revolving Facility only, that Lender’s participation in any Revolving Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment under that Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Levy” means: (a) the UK bank levy as set out in the Finance Act 2011; and (b) any substantively similar bank levy in any other jurisdiction which has been formally announced as proposed (though not yet enacted into law) as at the date of this Agreement and in relation to which a Lender would reasonably be able to quantify the relevant Increased Cost as at the date of this Agreement.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Obligors and the Target Group, each prepared by Holdco.

“Base Currency” means USD.

“Base Currency Amount” means in relation to a Utilisation, the amount specified in the Utilisation Request delivered by the Borrower for that Utilisation.

“Base Reference Bank Rate” means, in relation to LIBOR, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Base Reference Banks” means, in relation to LIBOR, the principal offices in London of such banks (each with a long-term corporate credit rating of equal to or better than A3 from Moody’s and A- from S&P) as may be appointed by the Agent in consultation with Holdco (for the avoidance of doubt, such a bank will be under no obligation to act as a Base Reference Bank).

“Best Price Period” means a period starting with the publication of the Pre-Announcement or, if no Pre-Announcement is published, with the publication of the Prospectus and ending six months after expiration of the Additional Acceptance Period.

“Best Price Rule” means the rule pursuant to which, if Bidco, or any party acting in concert with Bidco, acquires Target Shares (including, for the avoidance of doubt, any financial instruments with Target Shares as the underlying security) during the Best Price Period at a price that exceeds the Initial Offer Price, Bidco must offer such higher price to all recipients of the Initial Offer (as such rule is described in more detail in art. 10 and art. 12 para. 1 lit. b Swiss Takeover Ordinance).

“Borrower” means Bidco.

“Borrowings” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	in relation to the period beginning on the Initial Closing Date and ending on 31 December 2016, the Base Case Model in agreed form to be delivered by Bidco to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent); and

(b)	in relation to any other period, any budget delivered by Bidco to the Agent in respect of that period pursuant to Clause 21.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam, New York, Luxembourg, Zurich and (in relation to any Specified Time or the date for a payment under this Agreement) Hong Kong.

“Cash” means, at any time, cash in hand or at a bank and (in the latter case) credited to an account in the name of an Obligor or Target Group Company with an Acceptable Bank and to which an Obligor or Target Group Company is alone (or together with other Obligors or Target Group Companies) beneficially entitled and for so long as:

(a)	that cash is repayable on demand within 60 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Obligor or Target Group Company or of any other person whatsoever (other than any Financial Indebtedness of the Target Group taken into account in the calculation of Consolidated Total Net Debt) or on the satisfaction of any other condition (other than the giving of any notice);

(c)	there is no Security over, or set-off rights in respect of, that cash except:

(i)	Transaction Security;

(ii)	pursuant to cash pooling arrangements;

(iii)	Security arising over any bank accounts or custody accounts or other clearing bank facilities held with any bank or financial institution under the standard terms and conditions of such bank or financial institution; or

(iv)	Permitted Target Security for Financial Indebtedness taken into account in the calculation of Consolidated Total Net Debt (as defined in Clause 22.1 (Financial Definitions)); and

(d)	the cash is freely (except as referred to in paragraph (a) above) available within 60 days to be applied in repayment or prepayment of the Facilities.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by a person falling within paragraph (a), (b) or (d) of the definition of “Acceptable Bank”;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State (or by an instrumentality or agency of any of them having an equivalent credit rating), in each case, with a long term credit rating of either A or higher by Standard & Poor’s Rating Services or by Fitch Ratings Ltd or A2 or higher by Moody’s Investor Service Limited, maturing within one year after the relevant date of calculation and not convertible or exchangeable at the option of the issuer to any other security;

(c)	open market debt securities maturing within one year after the relevant date of calculation which are not convertible into any other security and are rated either A-2 or higher by Standard & Poor’s Rating Services or F2 or higher by Fitch Ratings Ltd or P-2 or higher by Moody’s Investor Service Limited (or, if no rating is available in respect of the debt securities, the issue of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	commercial paper not convertible or exchangeable at the option of the issuer to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	bills of exchange issued in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by a person falling within paragraph (b) of the definition of “Acceptable Bank” (or any dematerialised equivalent);

(f)	any investment in money market funds which: (i) have a credit rating of either A-2 or higher by Standard & Poor’s Rating Services or F2 or higher by Fitch Ratings Ltd or P-2 or higher by Moody’s Investor Service Limited; (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above; and (iii) can be turned into cash on not more than 30 days’ notice;

(g)	any other debt security acquired for the Group’s liquidity and treasury management purposes in accordance with the Group’s internal policies up to an aggregate amount of USD 500,000,000 (or equivalent in other currencies); or

(h)	any other debt security approved by the Majority Lenders,

in each case, to which any Obligor or Target Group Company is alone (or together with any other Obligor and/or Target Group Company) beneficially entitled at that time and which is not issued or guaranteed by any Obligor or subject to any Security.

“Certain Funds Period” means, in relation to a Term Facility:

(a)	the period commencing immediately following the date of this Agreement and ending on (and including) the date which is the earlier of (i) the Initial Closing Date; and (ii) the Offer Expiry Date; and

(b)	solely for the purposes and to the extent of a Utilisation to finance the relevant Squeeze Out Payment, the period commencing on the date on which Bidco becomes entitled to implement a Squeeze Out Procedure and ending on (and including) the applicable Squeeze Out Closing Date.

“Certain Funds Utilisation” means a Utilisation made or to be made under a Term Facility during the Certain Funds Period for the purposes of financing a payment by Bidco (i) to shareholders of the Target pursuant to the Initial Offer or (ii) under the Squeeze Out Procedure.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any governmental authority.

“Change of Control” means:

(a)	the Government of the People’s Republic of China ceasing to own or ceasing to control directly or indirectly more than 50 per cent. of the ordinary voting shares of the Sponsor;

(b)	the Sponsor ceasing to have operating control directly or indirectly over Holdco;

(c)	any person or persons acting in concert owning a greater percentage of the issued share capital or voting shares of Holdco than are owned (directly or indirectly) by the Sponsor;

(d)	any person or persons other than Bidco appointing or removing a majority of the board of directors of the Target;

(e)	any person or persons acting in concert owning at any time on or after the Initial Closing Date a greater percentage of the issued share capital or voting shares of the Target than Bidco; or

(f)	Holdco ceasing to control or ceasing to own, legally and beneficially, directly or indirectly, 100 per cent. of the issued share capital and/or voting rights in Bidco,

where:

(i)	“control” for the purposes of this definition means the power (whether by way of ownership of shares, contractual arrangement or otherwise) to (A) cast or control the casting of more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the relevant company or (B) appoint or remove or control the appointment or removal of the majority of the directors or other equivalent officers of the relevant company;

(ii)

“operating control” for the purposes of this definition means the power (whether by way of ownership of shares, ability to appoint or remove directors or control the appointment or removal of directors, contractual arrangement or otherwise) to give directions with respect to the operating and financial policies of the relevant company with which the directors or other equivalent officers of the relevant company are obliged to comply (and for these purposes it shall be understood that the implementation of the arrangements relating to the independent directors specified in the Transaction Agreement shall not constitute an absence of “operating control”); and

(iii)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the relevant company by any of them, either directly or indirectly, to obtain or consolidate control of the relevant company.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Circular” means TOB Circular no. 3 entitled “Review of public takeover offers” issued by the Swiss Takeover Board on 26 June 2014 (status as of 1 January 2016).

“Clean-up Date” means the last day of the relevant Clean-up Period.

“Clean-up Period” means, in respect of the Initial Offer, the period commencing on the Initial Closing Date and ending on (and including) the date falling 90 days thereafter or such shorter clean-up period as may apply pursuant to Clause 24.19 (Clean-Up Period).

“Code” means the US Internal Revenue Code of 1986 as amended.

“Commitment” means a Term Facility Commitment or a Revolving Facility Commitment (if any).

“Commitment Date” means the date of the Commitment Letter.

“Commitment Letter” means the commitment letter dated 2 February 2016 and entered into between HSBC Bank plc and the Sponsor.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidential Information” means all information relating to: (a) any Obligor or Target Group Company, the Sponsor and any of its Affiliates or any Equity Party; or (b) the Initial Offer or any of the other transactions referred to in the Structure Memorandum, the Transaction Documents or a Facility, in each case of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(i)	any Obligor, any member of the Target Group or any of their advisers; or

(ii)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or member of the Target Group or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(A)	information that:

(1)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39.1 (Confidential Information);

(2)	is identified in writing at the time of delivery as non-confidential by any Obligor or any member of the Target Group or any of their advisers; or

(3)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (i) or (ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(B)	any Funding Rate or Reference Bank Quotation.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between Holdco and the Agent.

“Consolidated EBITDA” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Consolidated Total Net Debt” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Constitutional Documents” means in respect of a person (other than a natural person), such person’s memorandum, deed of incorporation and/or articles of association, by-laws, extracts from public and/or commercial registers, company statute or other organisational or constitutive instruments or governance rules including those relating to an Obligor delivered pursuant to Clause 4.1 (Initial Conditions Precedent).

“Custodian” means a bank or other financial institution of international standing and specialised in providing custodian services, as identified in a notice from Holdco to the Agent.

“Custodian Account” means the securities account identified in a notice (including details of the account name and account number) from Holdco to the Agent and held in Bidco’s name with the Custodian in connection with the Custody Agreement and the contents of which are subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Security Agent.

“Custodian Agreements” means:

(a)	the Custody Agreement;

(b)	the account mandate in respect of (and related account documents governing) the Custodian Account;

(c)	the engagement, mandate or appointment letter pursuant to which Bidco engages, mandates or appoints the Custodian; and

(d)	any other agreement between Bidco and the Custodian in connection with the Custody Agreement,

in each case, delivered to (and accepted by) the Agent pursuant to Clause 4.1 (Initial conditions precedent), together with such changes to such form as are permitted by this Agreement.

“Custody Agreement” means the custody agreement dated on or about the date of this Agreement between the Custodian and Bidco.

“Dangerous Substance” means any radioactive emissions and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Debt Service Reserve Account” means the cash account so designated held in Bidco’s name with the Agent and being subject to Security in favour of the Security Agent which Security is in the agreed form or otherwise in form and substance satisfactory to the Security Agent (acting reasonably).

“Debt Service Reserve Amount” means, in respect of each DSRA Funding Date, an amount calculated by the Agent and notified to Bidco in writing no later than two Business Days prior to the DSRA Funding Date, as being the aggregate amount of interest, commitment fees, duration fees and extension fees that are projected to become payable under this Agreement from the DSRA Funding Date up to and including the date falling six Months thereafter. For the purposes of determining the applicable interest rate when calculating this amount, the Agent shall assume that each of:

(i)	LIBOR;

(ii)	the Interest Period of each Loan outstanding on the DSRA Funding Date; and

(iii)	the published (and not withdrawn) long term credit ratings (if any) assigned to Bidco as at the date on which it notifies Bidco of the Debt Service Reserve Amount,

will remain the same throughout the six Month period commencing on the DSRA Funding Date.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means an Event of Default in respect of which a notice has been served pursuant to Clause 24.18 (Acceleration).

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is an Equity Party):

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or Holdco (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Discharge Date” means the date on which all outstanding amounts under the Facilities have been irrevocably fully and finally discharged, the Lenders are under no further obligations (actual or contingent) and all commitments thereunder have been terminated or lapsed, in each case to the satisfaction of the Agent.

“Disposal” has the meaning given to that term in Clause 8.2 (Definitions).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distribution” has the meaning given to that term in Clause 8.2 (Definitions).

“DSRA Funding Date” means the first day of each successive six Month period commencing on the Initial Closing Date, provided that the Ratings Condition is not satisfied on such date.

“Dutch Obligor” means an Obligor incorporated in the Netherlands.

“Engagement Letter” means the engagement letter dated 2 February 2016 and entered into between HSBC Bank plc and the Sponsor.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which is binding on an Obligor or Target Group Company and relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor or Target Group Company conducted on or from the properties owned or used by any Obligor or Target Group Company.

“Equity Contribution” means a subscription in cash for ordinary voting shares, and/or (as the case may be) share premium in Holdco and/or a capital contribution (apport en capitaux propres non rémunéré par des titres) allocated to the account 115 of the Luxembourg Standard Chart of Accounts made by the immediate Holding Company of Holdco, the proceeds of which are successively contributed by Holdco to Bidco by way of a subscription in cash for ordinary voting shares in Bidco in accordance with the Structure Memorandum.

“Equity Documents” means the Constitutional Documents of Holdco and any document or instrument setting out the terms on which an Equity Contribution is to be made available to Holdco by its immediate Holding Company and successively contributed to Bidco by way of a subscription in cash for ordinary voting shares in Bidco as set out in the Structure Memorandum.

“Equity Party” means: (a) the Sponsor, each of its Affiliates, any trust of which the Sponsor or any of its Affiliates is a trustee, any partnership of which the Sponsor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Sponsor or any of its Affiliates; (b) any Identified Equity Investor; and (c) any direct or indirect holder of 5 per cent. or more of the shares in Holdco (provided that, in respect of any direct or indirect holder of 10 per cent. or more of the shares in Holdco, Bidco has provided evidence to the satisfaction of the Lenders relating to any customary “know your customer” checks reasonably required by the Lenders (including without limitation in connection with the USA Patriot Act)) and each of its Affiliates.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with an Obligor, is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Exchange Trading Day” means any day on which the SIX Swiss Exchange is open for trading for its regular trading sessions.

“Excluded Vendor Financing” means any liability under any Vendor Financing to the extent treated as being off the balance sheet of the Group by the relevant Auditors.

“Facility” means a Term Facility or the Revolving Facility.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fallback Interest Period” means one Month.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Fee Letters” means:

(a)	any letters or letter dated on or before the date of this Agreement between the Sponsor or Bidco and any Finance Party setting out any of the fees referred to in Clause 13 (Fees);

(b)	any letter or letters dated on or about the date of this Agreement between the Agent and Bidco or the Security Agent and Bidco setting out any of the fees referred to in Clauses 13.7 (Agency Fee) and 13.8 (Security Agent Fee); and

(c)	any letter or letters between Bidco and any Increase Lender setting out any fees payable referred to in paragraph (d) of Clause 2.4 (Increase).

“Finance Document” means this Agreement, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Report Proceeds Letter, any Selection Notice, any Increase Confirmation, any Transfer Certificate, the Intercreditor Agreement, any Transaction Security Document, the Commitment Letter, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and Holdco provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of “Material Adverse Effect”;

(b)	paragraph (a) of the definition of “Permitted Transaction”;

(c)	the definition of “Transaction Document”;

(d)	the definition of “Transaction Security Document”;

(e)	paragraph (a)(vi) of Clause 1.2 (Construction);

(f)	Clause 19 (Guarantee and Indemnity); and

(g)	Clause 24 (Events of Default) (other than Clause 24.15 (Repudiation and rescission of agreements) and Clause 24.18 (Acceleration)).

“Finance Lease” has the meaning given to it in Clause 22.1 (Financial Definitions).

“Finance Party” means the Agent, the Arrangers, the Global Co-ordindator, the Security Agent, a Lender provided that where the term “Finance Party” is used in, and construed for the purposes of,

this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of “Secured Parties”;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of “Material Adverse Effect”;

(d)	Clause 19 (Guarantee and Indemnity); and

(e)	Clause 29 (Conduct of business by the Finance Parties).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not an Obligor or Target Group Company which liability would fall within one of the other paragraphs of this definition;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before six months after the Discharge Date or are otherwise classified as borrowings under the Accounting Principles;

(h)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the customary date of invoice;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement but for the avoidance of doubt excluding any operating leases) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles but excluding any amount raised under a transaction entered into in the ordinary course of business where the duration of the borrowing thereunder is less than 90 days; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above,

provided that any Excluded Vendor Financing shall not constitute Financial Indebtedness.

“Financial Quarter” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Financial Year” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Fitch” means Fitch Ratings Ltd.

“FMIA” means the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Bundesgesetz über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel, Finanzmarktinfrastrukturgesetz, FinfraG) of 19 June 2015.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 12.4 (Cost of Funds).

“Funds Flow Statement” means a funds flow statement in agreed form prepared by or on behalf of Bidco showing, amongst other things, the anticipated flow of funds on the Initial Closing Date.

“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether provincial, state or local, and any department, ministry, agency, instrumentality, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means Bidco and its Subsidiaries from time to time.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Hedge Counterparty” means a Lender or any other financial institution which has become a Party and a party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by Bidco and a Hedge Counterparty for the purpose of hedging the interest rate liabilities and/or exchange rate risks of the Borrower in relation to the Term Facilities.

“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five Business Days before the Quotation Day.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Identified Equity Investor” means any equity investor identified on a list provided to and approved by the Arranger prior to the date of the Commitment Letter that makes an equity investment the proceeds of which are directly or indirectly included in any Equity Contribution.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(C)	payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Initial Equity Contribution” means an Equity Contribution in an amount equal to the sum of (a) such amount as is necessary to ensure compliance with Clause 4.3 (Available Drawdown Limitation) in respect of the first Utilisation of a Term Facility and (b) the amount (if any) required to be credited on or before the Initial Closing Date to the Debt Service Reserve Account in accordance with paragraph (a) of Clause 23.23 (Debt Service Reserve Account).

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.4 (Increase).

“Information Memorandum” means the document in the form approved by the Sponsor or Bidco concerning the Obligors and Target Group which at the Sponsor’s or Bidco’s request and on its behalf, was prepared in relation to the Facilities (and the Target Facilities) and distributed by the Global Co-ordinator to selected financial institutions before the date of this Agreement.

“Information Package” means the Reports, the Base Case Model and the Original Financial Statements.

“Initial Closing Date” means the date on which the Initial Offer Settlement Payments fall due.

“Initial Offer” means the public tender offer by the Bidco for all publicly held Target Shares as pre-announced by means of the Pre-Announcement (as amended from time to time) and as set forth in the Initial Offer Documents.

“Initial Offer Documents” means:

(a)	the Pre-Announcement;

(b)	the Transaction Agreement;

(c)	the account mandate in respect of (and related account documents governing) the Offer Settlement Account; and

(d)	the Prospectus,

in each case, delivered to (and accepted by) the Agent pursuant to Clause 4.1 (Initial conditions precedent), together with such changes to such form as are permitted by this Agreement.

“Initial Offer Price” means USD 465 per share for the ordinary voting shares of the Target.

“Initial Offer Settlement Payments” means payments required to be made by Bidco (or by the Tender Agent on behalf of Bidco) to Accepting Target Shareholders in order to settle acceptances of the Initial Offer received by Bidco.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights all other than by way of an Undisclosed Administration, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee in bankruptcy, custodian or other similar official for it or for all or substantially all its assets all other than by way of an Undisclosed Administration;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Obligor or Target Group Company.

“Intercreditor Agreement” means the intercreditor agreement dated or around the date of this Agreement in relation to this Agreement between, among others, Holdco, Bidco, the Agent, the Lenders and the Security Agent.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest).

“Interpolated Historic Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than five Business Days before the Quotation Day.

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Intra-Group Loans” means any loans between (a) Holdco and Bidco or (b) Bidco and any Target Group Company.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity where Target does not own (indirectly) more than 50 per cent. of the shares or other ownership interests in the relevant entity.

“Joint Venture Investment” has the meaning set out in Permitted Target Joint Venture.

“Legal Due Diligence Report” means the report entitled “Summary of Preliminary Legal Due Diligence” and dated 28 January 2016, prepared by Simpson Thacher & Bartlett LLP and Homburger AG in the agreed form and addressed to, and/or capable of being relied upon by, the Arrangers and the other Secured Parties.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial Conditions Precedent).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts or similar acts or principles in any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of the Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.4 (Increase) or Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 12.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR will be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a Term Facility Loan or a Revolving Facility Loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business, including dealings in interbank deposits, in London.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Major Default” means (with respect to Holdco and Bidco only and, in respect of paragraph (a) below, in respect of Holdco, Bidco or the Sponsor) any circumstances constituting a Default or an Event of Default under any of:

(a)	Clause 24.1 (Non-payment);

(b)	Clause 24.2 (Certain Obligations) insofar as it relates to a breach of Clause 23.23 (Debt Service Reserve Account);

(c)	Clause 24.3 (Other Obligations) insofar as it relates to a breach of Clauses 23.3 (Change of Business), 23.4 (Holding Companies), 23.6 (Pari Passu Ranking), 23.9 (Subordinated Debt), 23.10 (Access), 23.11 (Amendments) or Clauses 23.17 (The Acquisition), 23.25 (Merger), 23.28 (Negative Pledge);

(d)	Clause 24.4 (Misrepresentation) in relation to Major Representations;

(e)	Clause 24.6 (Insolvency);

(f)	Clause 24.7 (Insolvency Proceedings);

(g)	Clause 24.8 (Creditors’ Process);

(h)	Clause 24.9 (Unlawfulness and Invalidity);

(i)	Clause 24.14 (Expropriation); or

(j)	Clause 24.15 (Repudiation and Rescission of Agreements),

“Major Representation” means a representation or warranty (with respect to Holdco and Bidco only) under any of Clause 20.2 (Status), Clause 20.3 (Binding Obligations), paragraphs 20.4(a) and (c) of Clause 20.4 (Non-conflict with Other Obligations), Clause 20.5 (Power and Authority) and Clause 20.6 (Validity and Admissibility in Evidence).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commitments immediately prior to that reduction).

“Margin” means in relation to any Loan under a Facility the applicable rate per annum in respect of that Facility determined by reference to: (a) the period in Months from and including the date of the Pre-Announcement; and (b) at any time the published (and not withdrawn) long term credit rating assigned to Bidco at that time by the then applicable Agreed Rating Agencies, in accordance with the table below:

	Term Facilities
Months from the Pre-Announcement/Rating	Less than or equal to 12 Months	More than 12 Months but less than or equal to 18 Months	More than 18 Months but less than or equal to 24 Months	More than 24 Months	Revolving Facility
BBB/Baa2 or higher	100	125	200	275	75
BBB-/Baa3	125	150	225	300	100
BB+/Ba1	275	300	400	525	250
BB/Ba2	325	350	450	575	300
BB-/Ba3 or lower	425	450	550	675	400

However:

(A)	any increase or decrease in the applicable Margin shall take effect on the first Business Day after publication by the then applicable Agreed Rating Agencies of a change in such published long term credit rating assigned to Bidco by the then applicable Agreed Rating Agencies or, in the case of paragraphs (B) and (C) below, the Business Day following the date on which the then applicable Agreed Rating Agencies cease to assign a rating to Bidco;

(B)	if at any time no long term credit rating is assigned to Bidco by any of the then applicable Agreed Rating Agencies the applicable Margin shall be the percentage rate per annum determined in accordance with the table above on the assumption that a rating of BB/Ba2 had been assigned to Bidco;

(C)	if at any time a long term credit rating is assigned to the Borrower by only one of the then applicable Agreed Rating Agencies, the applicable Margin shall be determined by reference to that rating;

(D)	at any time while there is a long term credit rating assigned to the Borrower by only two of the then applicable Agreed Rating Agencies, the applicable Margin shall be determined by reference to these ratings and if these ratings are not equivalent the applicable Margin shall be determined on the basis of the simple average of the Margins indicated for each of the respective ratings; and

(E)	at any time while there are three Agreed Rating Agencies and each of them assigns to the Borrower a long term credit rating, if those ratings are not equivalent, the applicable Margin shall be determined on the basis of the simple average of the Margins indicated for each of the respective ratings.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Market Report” means the report entitled “Project Century Commercial Due Diligence” and dated 31 January 2016, prepared by A.T. Kearney.

“Material Adverse Effect” means any event or circumstance which:

(a)	is materially adverse to the business, operations, property or financial condition of the Target Group taken as a whole;

(b)	is materially adverse to the ability of an Obligor to perform its payment obligations under the Finance Documents or the financial covenants under Clause 22 (Financial Covenants); or

(c)	affects the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents which, if capable of remedy, is not remedied within fifteen Business Days of the Agent giving notice or an Obligor becoming aware (and, for the avoidance of doubt, the fifteen Business Day period in this paragraph (c) shall not be in addition to any applicable grace or cure period (however described) under a Finance Document).

“Material Target Company” means, at any time:

(a)	a Target Group Company which has unconsolidated earnings before interest, tax, depreciation and amortisation calculated on the same basis as Consolidated EBITDA (as defined in Clause 22.1 (Financial Definitions)), representing 5 per cent. or more of the Consolidated EBITDA (as defined in Clause 22.1 (Financial Definitions) of the Target Group or has gross assets (calculated on an unconsolidated basis, excluding all intra-group items) representing 5 per cent. or more of the gross assets of the Target Group, calculated on a consolidated basis;

(b)	each Holding Company (provided it is a Target Group Company) of any company that is a Material Target Company pursuant to paragraph (a) above.

If a Subsidiary is acquired by the Target Group after the end of the financial period to which the latest Annual Financial Statements relate, those financial statements shall be adjusted (as if that Subsidiary had been shown in them by reference to its then latest audited financial statements) until audited consolidated financial statements of the Target Group for the financial period in which the acquisition is made have been prepared, and such adjustments will be certified by the chief financial officer, the chief executive officer or a director of the Target Group as being made in good faith to reflect the revised Consolidated EBITDA of the Target Group taking into account the acquisition of that Subsidiary.

Compliance with the conditions set out in paragraph (a) shall be determined by reference to the most recent Compliance Certificate supplied by Holdco and/or the latest audited financial statements of that Subsidiary (unconsolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Target Group.

A report by the Auditors of Holdco that a Subsidiary is or is not a Material Target Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Merger Squeeze Out Procedure” means the merger of a wholly owned, specially incorporated Subsidiary of Bidco with the Target, as implemented by Bidco after having acquired 90 per cent. or more, but less than 98 per cent. of the Target Shares in accordance with the Swiss Merger Act 2004.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Moody’s” means Moody’s Investors Service Limited.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Obligor or any ERISA Affiliate has an obligation to contribute.

“Net Debt Cover” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Net Proceeds” means:

(a)	the cash proceeds received by any Obligor or Target Group Company (and if the recipient is not a wholly owned Subsidiary of an Obligor the proceeds proportionate to the interest held by an Obligor in the recipient) of any claim under the Reports after deducting:

(i)	reasonable fees, costs and expenses incurred by any Obligor with respect to that claim to persons who are not Obligors; and

(ii)	any Tax incurred and required to be paid or reasonably reserved for by the seller or claimant in connection with that claim (as reasonably determined by the claimant) or the transfer of the proceeds thereof intra-group (taking into account any available deductions or allowances), provided that should any amount reserved for not be required to be paid, it shall be treated as Net Proceeds with effect from the time when it becomes clear that such reserved payment is not required to be made, and

(b)	the cash proceeds paid by the Sponsor (or an Affiliate of the Sponsor) to Holdco in accordance with the Report Proceeds Letter in connection with any Proceeding (as defined in the Report Proceeds Letter).

“New Equity” means the proceeds of a subscription for ordinary voting shares and/or (as the case may be) share premium in Holdco and/or a capital contribution (apport en capitaux propres non rémunéré par des titres) allocated to the account 115 of the Luxembourg Standard Chart of Accounts made by the immediate Holding Company of Holdco to the extent the same are received by Holdco and contributed as ordinary voting equity to Bidco, in each case that are issued after the Initial Closing Date, to the extent not used to finance any Share Settlement Payment, which are not redeemable at the option of the holder prior to six months after the Discharge Date and which are not referred to in the Structure Memorandum or the Sources and Uses.

“New Investment” means New Equity and/or Subordinated Debt.

“Non-Consenting Lender” has the meaning given to that term in Clause 37.4 (Replacement of a Lender).

“Notice to Holdco” has the meaning given to that term in paragraph (b) of Clause 7.1 (Illegality).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by an Equity Party).

“Obligor” means the Borrower or a Guarantor.

“Obligors’ Agent” means Holdco, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“OECD” means the Organisation for Economic Cooperation and Development.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

“Offer Expiry Date” means the date on which the Initial Offer may no longer be completed due to a final non-satisfaction of any condition to which the Initial Offer is subject in accordance with its terms or as a result of the Initial Offer being withdrawn, lapsing or otherwise terminating.

“Offer Settlement Account” means the account held with the Tender Agent into which the proceeds of a Utilisation and proceeds received by Bidco pursuant to the Equity Documents are to be paid to finance the Initial Offer Settlement Payments, being the account identified in a notice (including details of the account name and account number) from Holdco to the Agent.

“Open Market Purchase” means the purchase by Bidco of any Target Shares other than pursuant to the Initial Offer or a Squeeze Out Procedure.

“Open Market Purchase Documents” means the documents entered into by Bidco in connection with any Open Market Purchase of the Target Shares.

“Open Market Purchase Settlement Payments” means payments required to be made by Bidco in order to settle any Open Market Purchase of the Target Shares.

“Original Financial Statements” means in relation to Target its consolidated audited financial statements for its Financial Year ended 31 December 2014.

“Original Guarantor” means Holdco and Bidco.

“Original Obligors” means Holdco and Bidco.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Perfection Requirements” means the making or the procuring of the necessary registrations, filing, endorsements, notarisation, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder necessary for the validity and enforceability thereof.

“Permitted Holding Company Activity” means, in relation to Holdco or Bidco, each of the actions and activities described in paragraphs (a) to (s) of Clause 23.4 (Holding Companies), to the extent that any such paragraph applies to Holdco or Bidco (as applicable).

“Permitted Payment” means:

(a)	subject to the terms of the Intercreditor Agreement, a payment required to be made under the Finance Documents;

(b)	a payment which is a Permitted Transaction;

(c)	(without double counting) payment of Acquisition Costs payable by Bidco as contemplated by the Sources and Uses;

(d)	any payments to enable Bidco or a Holding Company of Bidco to:

(i)	pay Taxes, duties or similar amounts;

(ii)	pay costs (including fees and expenses) incurred in maintaining its existence as a holding company or arising by operation of law or in the ordinary course of the administration of its business as a holding company (including remuneration in respect thereof payable to its directors, officers and employees); or

(iii)	meet substance requirements for Tax purposes;

(e)	any payment in respect of (or to facilitate payment in respect of) any management incentive or employee incentive scheme in respect of the management or employees (as applicable) of any Target Group Company, Holdco or Bidco (in each case being an individual who is not an officer or employee of any Equity Party);

(f)	any other payment provided that:

(i)	the Ratings Condition is met at the time of such payment; and

(ii)	no Event of Default is continuing or would arise as a result of the making of that payment; and

(g)	any payment permitted by the Agent (acting on the instructions of the Majority Lenders).

“Permitted Target Acquisition” means:

(a)	an acquisition by a Target Group Company of an asset sold, leased, transferred or otherwise disposed of by another Target Group Company in circumstances constituting a Permitted Target Disposal, Permitted Target Reorganisation or a Permitted Transaction;

(b)	an acquisition of shares or securities pursuant to a Permitted Target Share Issue (other than shares in the Target);

(c)	an acquisition of securities which are Cash Equivalent Investments;

(d)	an acquisition by a Target Group Company of the share of a joint venture partner under the terms of any Permitted Target Joint Venture (including where it becomes a Target Group Company) and/or an acquisition which constitutes an investment in a Permitted Target Joint Venture;

(e)	the acquisition of, or subscription for, the issued share capital or membership interests of a limited liability company or partnership (including by way of formation) which has not traded prior to the date of the acquisition; and

(f)	an acquisition by a Target Group Company (other than the Target) of (A) all or more than 50 per cent. of the shares of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) any business or undertaking carried on as a going concern ((A) or (B) being the “Target Undertaking”), but only if:

(i)	on the contract date for the acquisition no Event of Default is continuing and (by reference to the facts and circumstances as at the contract date for the acquisition) no Event of Default would occur as a result of the acquisition;

(ii)	that Target Undertaking is (or in the case of an asset sale, the material assets being acquired are) similar, complementary or related to the Target Group’s existing business;

(iii)	in the case of an acquisition of a limited liability person, more than 50 per cent. of the voting share capital of such limited liability person (and in any event a controlling stake) is acquired;

(iv)	that Target Undertaking is incorporated and/or operates predominantly in a jurisdiction which is a member country of the OECD or in which the Target Group already operates on the contract date for the acquisition provided that the country/countries in which the Target Undertaking operates or is incorporated or organised are not subject to any United States, United Nations, Switzerland or European Union sanctions or other laws prohibiting investment or operations in those countries provided further that in relation to each Lender that notifies the Agent to this effect (each a “Restricted Lender”), this paragraph (iv) shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or liability under Council Regulation (EC) No 2271/96 of 22 November 1996, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any similar anti-boycott law or regulation. In connection with any amendment, waiver, determination or direction relating to any part of this paragraph (iv) of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination of the Majority Lenders has been made;

(v)	Target has certified that the Target Undertaking, to the best of Target’s knowledge (after due and careful enquiry), has no material contingent or off balance sheet liabilities save to the extent reflected in the purchase price, as indemnified by the relevant vendor or to the extent such liability is insured by a reputable insurer;

(vi)	that Target Undertaking has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) for the last 12 months prior to the acquisition which is positive or would have been positive on a pro forma basis if such Target Undertaking had been a Target Group Company during such period including synergies reasonably achievable within 12 months of the relevant acquisition as a result of the relevant acquisition (where such synergies shall include the full year effect resulting from measures which are capable of being implemented in such 12 month period) as certified by the chief executive officer, the chief financial officer or a director of the Target, issued by reference to the Target’s knowledge with regard to the information reasonably available at such time, provided that if the synergies are greater than 5 per cent. of pro forma Consolidated EBITDA of the combined Target Group, then the identified synergies must be supported by a financial due diligence report from a Third Party DD Provider and provided further that such synergies shall not in respect of all such acquisitions made in any Financial Year exceed 10 per cent. of pro forma Consolidated EBITDA of the combined Target Group;

(vii)	Bidco and the Target (as applicable) would have complied with its obligations under Clause 22 (Financial Covenants) in respect of the Testing Period most recently ended prior to the date on which the acquisition is committed to, on a pro forma basis as if the acquisition had occurred at the commencement of the relevant Testing Period; and

(viii)	all acquisitions taken together may not be greater in value than USD 500,000,000 (or its equivalent in other currencies) over the life of the Facilities.

“Permitted Target Disposal” means any sale, lease, licence, transfer or other disposal:

(a)	of trading assets, stock or cash (other than shares, business, undertakings and intellectual property) made by any Target Group Company in the ordinary course of trading of the disposing entity;

(b)	of any asset by a Target Group Company to another Target Group Company;

(c)	of assets by a Target Group Company (other than shares, businesses or undertakings) in exchange for other assets reasonably comparable or superior as to type, value and quality;

(d)	of assets by a Target Group Company (other than shares in any Target Group Company or any business) which are no longer required for the relevant person’s business or operations for cash;

(e)	of cash, Cash Equivalent Investments or other securities held on the Initial Closing Date (other than shares in a Target Group Company or unlisted companies) in a manner not prohibited by the Finance Documents for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence or sub-licence of intellectual property rights entered into in the ordinary course of business and in relation to an exclusive licence to the extent such rights are no longer needed for the business of the Target Group;

(g)	to a Joint Venture, provided that such disposal shall be included within paragraph (b)(iii) of the definition of Permitted Target Joint Venture, and of an interest in any Joint Venture;

(h)	of assets compulsorily acquired by any governmental authority to the extent that such disposal would not reasonably be expected to have a Material Adverse Effect;

(i)	required by law or regulation or any order of any governmental entity, provided that this does not result in a Material Adverse Effect;

(j)	required in order to comply with any ruling or request of, or any condition imposed by, any relevant competition authority;

(k)	which is a lease, sub-lease or licence of property in the ordinary course of business;

(l)	of interests in land and real property (together with any fixtures thereon) by a Target Group Company to any person on terms whereby it is leased back to a Target Group Company (a “Sale and Leaseback Disposal”) provided that the net proceeds of all such Sale and Leaseback Disposals do not at any time exceed USD 500,000,000 (or its equivalent in other currencies);

(m)	constituting dealings with trade debtors with respect to the forgiveness of book debts in the ordinary course of business;

(n)	described in the Structure Memorandum provided that the merger of Holdco with any other person shall not be permitted;

(o)	arising as a result of a Permitted Transaction;

(p)	arising as a result of the constitution of any Permitted Target Security;

(q)	to implement transactions contemplated under paragraph (d) of the definition of “Permitted Target Financial Indebtedness”;

(r)	of rights relating to Permitted Treasury Transactions;

(s)	of receivables either on (i) a non-recourse basis or (ii) on a recourse basis (including by way of securitisation of receivables or similar programme) provided that the aggregate of any such uncollected receivables do not exceed USD 500,000,000 (or its equivalent in other currencies) at any time (of which the aggregate amount of uncollected receivables on a recourse basis do not exceed USD 200,000,000 at any time);

(t)	of fixed assets where the proceeds of disposal are intended to be used within 12 Months of that disposal to purchase replacement or other fixed assets or contractual rights acquired for use in the business of the Target Group carried on in accordance with the Finance Documents;

(u)	of intellectual property rights in the ordinary course of business for the purpose of managing the brand portfolio of the Target Group or if such rights are no longer required;

(v)	(the disposal of the assets concerned being otherwise permitted under this definition to persons which are not Target Group Companies) to a special purpose vehicle and the subsequent disposal of that special purpose vehicle where the assets transferred to the special purpose vehicle are the only material assets thereof;

(w)	of any individual asset (or assets sold in a related sale) for cash net consideration receivable in respect of such asset or assets in an amount of less than USD 50,000,000;

(x)	constituting a conversion of an intra-Target Group loan into share capital of, or a capital contribution to, the borrower of such a loan;

(y)	of real estate assets of the Target Group in an amount not to exceed USD 250,000,000 provided that the proceeds of a disposal pursuant to this paragraph (y) shall promptly be applied in mandatory prepayment of the Facilities to the extent permitted under the Target Facilities Agreement;

(z)	of any assets where such sale, lease, licence, transfer or other disposal is carried out in order to satisfy undertakings given in connection with anti-trust or regulatory approvals in connection with the Acquisition;

(aa)	a disposal with the consent of the Agent (acting on the instructions of the Majority Lenders); or

(bb)	of assets where the net consideration receivable for such assets (when aggregated with net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed USD 500,000,000 (or its equivalent in other currencies) in any Financial Year.

“Permitted Target Financial Indebtedness” means Financial Indebtedness:

(a)	arising under a Permitted Treasury Transaction, a Permitted Target Loan, a Permitted Target Guarantee, a Permitted Transaction or a Permitted Target Joint Venture;

(b)	of any person acquired by a Target Group Company after the Initial Closing Date which is incurred under arrangements in existence at the date of that acquisition, but not incurred or the principal amount increased (otherwise than by the capitalisation of interest) or its maturity date extended in contemplation of, or since, that acquisition, and, unless permitted under another paragraph of this definition, outstanding only for a period of not more than three months following the date of that acquisition;

(c)	of the Target Group which is not required to be prepaid, redeemed or cancelled in accordance with the Target Facilities Agreement, or, on or prior to the Initial Closing Date, of one member of the Target Group to another member of the Target Group (but not, for the avoidance of doubt, of a member of the Target Group to Holdco or Bidco);

(d)

under finance or capital leases or vendor finance of vehicles, plant, equipment, computers or other assets (not including shares or businesses) other than Permitted Target Acquisitions, provided that the aggregate capital value of all such items so leased under outstanding leases by Target Group Companies does not exceed USD 250,000,000 (or its equivalent in other currencies) at any time;

(e)	under local facilities not exceeding USD 600,000,000 (or its equivalent in other currencies) in aggregate at any time;

(f)	arising from an arrangement for the sale or discounting of receivables of any Target Group Company on a recourse basis, including by way of factoring or securitisation of receivables or similar programme to the extent permitted under paragraph (s) of the definition of Permitted Target Disposal;

(g)	arising under any cash pooling, netting or set-off arrangement entered into by any Target Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Target Group Companies to the extent that any debit balances are covered by credit balances including intra day credit lines;

(h)	incurred by any Target Group Company as a result or part of the implementation or completion of any steps set out in the Structure Memorandum;

(i)	permitted by the Agent (acting on the instructions of the Majority Lenders); and

(j)	not permitted by the preceding paragraphs (other than paragraph (e) above) and the aggregate outstanding principal amount of which does not exceed USD 2,000,000,000 (or its equivalent in other currencies) for the Target Group at any time.

“Permitted Target Guarantee” means:

(a)	any guarantee arising under the Finance Documents or the Finance Documents (as such term is defined in the Target Facilities Agreement);

(b)	a guarantee by a Target Group Company of the obligations of another Target Group Company;

(c)	guarantees granted by (i) any member of the Target Group and existing as at the Initial Closing Date or (ii) by persons or undertakings acquired pursuant to a Permitted Target Acquisition which are existing at the time of the acquisition and, in each case, not outstanding for a period of more than three months after the date of the acquisition;

(d)	guarantees of Permitted Treasury Transactions and Permitted Transactions or in connection with a Permitted Target Acquisition or a Permitted Target Disposal;

(e)	guarantees given by a Target Group Company to a landlord in its capacity as such in the ordinary course of business;

(f)	the endorsement of negotiable instruments in the ordinary course of trade;

(g)	any guarantee of a Joint Venture, provided that such guarantee is permitted by paragraph (b)(ii) of the definition of Permitted Target Joint Venture;

(h)	any guarantee in respect of (A) Permitted Target Financial Indebtedness or (B) constituted by Permitted Target Financial Indebtedness;

(i)	any guarantee made in substitution for an extension of credit permitted under the definition of Permitted Target Loan (other than loans within the category set out in paragraph (d) of the definition of Permitted Target Loan) to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of “Permitted Target Loan” to the person whose obligations are being guaranteed;

(j)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (c) of the definition of Permitted Target Security and paragraph (g) of the definition of Permitted Target Financial Indebtedness;

(k)	any guarantee given by a Target Group Company in respect of the obligations of a former Subsidiary of such Target Group Company where such Target Group Company has received an equivalent indemnity in respect of the maximum aggregate amount of its liabilities under such guarantee for the full term of such guarantee;

(l)	any guarantee given or arising under legislation relating to Tax or corporate law under which any Target Group Company assumes general liability for the obligations of another Target Group Company incorporated or tax resident in the same country;

(m)	any guarantee of any loan in connection with an employee share scheme where the loan, if made by a Target Group Company, would be a Permitted Target Loan;

(n)	customary indemnities given in mandate, engagement and commitment letters; and

(o)	any guarantees or indemnities not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed USD 500,000,000 (or its equivalent in other currencies) in aggregate at any time.

“Permitted Target Joint Venture” means:

(a)	any investment by a Target Group Company in any Joint Venture pursuant to any agreement existing on the Initial Closing Date;

(b)	where no Event of Default is continuing under Clause 24.1 (Non-payment), Clause 24.2 (Certain Obligations) insofar as it relates to Clause 22 (Financial Covenants) or Clause 24.17 (Material Adverse Change) or would arise as a result of making the relevant investment, any investment by a Target Group Company in any Joint Venture where the aggregate (the “Joint Venture Investment”) of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any Target Group Company;

(ii)	the contingent liabilities of any Target Group Company under any guarantee given in respect of the Financial Indebtedness or other liabilities of any such Joint Venture; and

(iii)	the market value of any assets transferred by any Target Group Company to any such Joint Venture,

but less the aggregate of:

(A)	aggregate amounts received in cash or by way of set-off by Target Group Companies in respect of repayments, redemptions, interest or distributions from and net proceeds of disposals of shares in a Joint Venture; and

(B)	aggregate of (x) amounts referred to in paragraph (b) above incurred after the date of this Agreement (or, if less, the reasonable estimate of the chief financial officer of Holdco of the current market value of those investments) minus (y) aggregate amounts referred to in paragraph (A) received from or in respect of a Joint Venture, in each case in respect of a Joint Venture which has become a Target Group Company, does not exceed USD 500,000,000 (or its equivalent in other currencies) in aggregate at any time; and

(c)	any other investment in a Joint Venture to which the Agent (acting on the instructions of the Majority Lenders) has given its consent.

“Permitted Target Loan” means:

(a)	any Financial Indebtedness or loan made or credit extended by any Target Group Company to its customers in the ordinary course of trading;

(b)	any Financial Indebtedness or loan made to a Permitted Target Joint Venture, provided that such loan shall be included within paragraph (b)(i) of the definition of Permitted Target Joint Venture;

(c)	any Financial Indebtedness or loan made by any Target Group Company to another Target Group Company or by Bidco to the Target or by Bidco to any Target Group Company that is an Obligor;

(d)	any Financial Indebtedness or loan made by a Target Group Company to an employee or director of any Target Group Company whether pursuant to a share option scheme or otherwise if the amount of that loan when aggregated with the amount of all loans to employees and directors by Target Group Companies does not exceed USD 10,000,000 (or its equivalent in other currencies) at any time;

(e)	any Financial Indebtedness or deferred consideration on arm’s length terms on Permitted Target Disposals provided that such deferred consideration does not exceed 25 per cent. of the total sale consideration;

(f)	any loans (i) existing on the Initial Closing Date, (ii) contractually committed on or before the Initial Closing Date to be made or (iii) existing at the time of (but not incurred in contemplation of) the acquisition of any company acquired pursuant to a Permitted Target Acquisition and made by that company or its Subsidiaries provided that the amount of that loan is not increased after completion of the Permitted Target Acquisition;

(g)	any Financial Indebtedness or loans or extensions of credit to the extent the amount thereof would be permitted under paragraph (i) of the definition of Permitted Target Guarantee if such loans or extensions of credit were made by third parties under the guarantee of an Obligor;

(h)	deposits of Cash or Cash Equivalent Investments with financial institutions;

(i)	any Financial Indebtedness or loan which constitutes, or is made pursuant to or in connection with, a Permitted Transaction; and

(j)	any Financial Indebtedness or loan not permitted pursuant to the preceding paragraphs so long as the aggregate principal amount of the Financial Indebtedness under any such loans does not exceed USD 250,000,000 (or its equivalent in other currencies) at any time.

“Permitted Target Reorganisation” means:

(a)	any merger on a solvent basis of a Target Group Company into the Target that meets the conditions set out in paragraph (b)(ii)(B) of Clause 23.25 (Merger);

(b)	any reorganisation which is a Permitted Transaction under paragraph (c) of that definition (to the extent permitted therein); and

(c)	any other reorganisation involving one or more Target Group Companies approved by the Agent (acting on the instructions of the Majority Lenders).

“Permitted Target Security” means:

(a)	any lien arising by operation of law or agreement of similar effect and in the ordinary course of trading and not as a result of any default or omission by any member of the Target Group;

(b)	any cash pooling, netting or set-off arrangement entered into by any Target Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Target Group Companies permitted under paragraph (g) of “Permitted Target Financial Indebtedness”, provided that the security is limited to the account balances with the relevant bank which are the subject of such arrangements and was in existence on the Initial Closing Date;

(c)	any Security or Quasi-Security over or affecting any asset (A) acquired by a Target Group Company after the Initial Closing Date or (B) of any person which becomes a Target Group Company after the Initial Closing Date where the Security or Quasi-Security is created prior to the date on which that person becomes a Target Group Company, in each case if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a Target Group Company;

(ii)	the principal amount secured (otherwise than by a capitalisation of interest) has not been increased in contemplation of or since the acquisition of that asset by a Target Group Company; and

(iii)	unless permitted under another paragraph of this definition, the Security or Quasi-Security is removed or discharged within three Months of the date of acquisition of such asset;

(d)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Target Group Company on customary terms in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Target Group;

(e)	any Security or Quasi-Security existing as at the date of this Agreement over assets of any member of the Target Group so long as the Security or Quasi-Security is irrevocably removed or discharged on or prior to the Clean-up Date;

(f)	any Security or Quasi-Security arising as a consequence of any finance lease permitted pursuant to paragraph (d) of the definition of “Permitted Target Financial Indebtedness”;

(g)	any Security or Quasi-Security under netting or set-off arrangements under Permitted Treasury Transactions;

(h)	any Security or Quasi-Security over assets of the Target Group arising as a result of legal proceedings discharged within 90 days or otherwise contested in good faith (which legal proceedings do not otherwise constitute or give rise to a Material Adverse Effect);

(i)	any Security or Quasi-Security over any rental deposits or concession payments in respect of any property leased or licensed by a Target Group Company in the ordinary course of business;

(j)	any Security or Quasi-Security over documents of title and goods and rights relating to those goods in each case as part of the Target Group as part of a documentary credit transaction;

(k)	any cash collateral provided in respect of letters of credit or bank guarantees to the extent permitted under this Agreement or the Target Facilities Agreement;

(l)	any Security or Quasi-Security over shares in Permitted Target Joint Ventures to secure obligations to the other joint venture partner(s) to the extent required to be provided by the terms of the relevant joint venture agreement;

(m)	any Security or Quasi-Security which does not secure any outstanding actual or contingent obligation or liability provided that all reasonable endeavours are used to procure the release and discharge of such Security and such Security is discharged within three months of such actual or contingent obligation ceasing to exist;

(n)	any Security arising by operation of law in respect of Taxes being contested in good faith;

(o)	any right of set-off arising under contracts entered into by Target Group Companies in the ordinary course of their day-to-day business;

(p)	any security arising over any bank accounts or custody accounts or other clearing banking facilities held by any Target Group Company with any bank or financial institution under the standard terms and conditions of such bank or financial institution;

(q)	customary Security in respect of securitisation programmes which are permitted under paragraph (s) of the definition of Permitted Target Disposal;

(r)	Security or Quasi-Security granted to secure the obligations of the Target Group in respect of pension obligations, provided that the outstanding amount secured does not exceed in aggregate USD 400,000,000 (or its equivalent in other currencies) at any time;

(s)	payments into court or any Security or Quasi-Security arising under any court order or injunction or security for costs arising in connection with any litigation or court proceedings being contested by any Target Group Company in good faith (which do not otherwise constitute or give rise to a Material Adverse Effect);

(t)	any Security or Quasi-Security which arises under any sale and leaseback transaction permitted by paragraph (l) of the definition of Permitted Target Disposal to the extent granted by the relevant Target Group Company over assets comprised within or constituted by such arrangements;

(u)	any Security or Quasi-Security permitted by the Agent (acting on the instructions of the Majority Lenders);

(v)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any Target Group Company other than any permitted under the preceding paragraphs) does not exceed USD 1,000,000,000 (or its equivalent in other currencies) at any time.

“Permitted Target Share Issue” means an issue of:

(a)	shares by the Target which by their terms are not redeemable at the option of the holder and such issue does not lead to a Change of Control of the Target;

(b)	shares by a Target Group Company which is a Subsidiary of Target to its immediate Holding Company or (other than the Target) to another Target Group Company or to a minority shareholder proportionate to its existing holding where (in the case of the Target) the newly-issued shares of the Target (to the extent held by or for the account of Bidco or Holdco) also become subject to Transaction Security on the same terms;

(c)	shares where the issuance is part of an investment in a Permitted Target Joint Venture;

(d)	shares to a Target Group Company pursuant to a Permitted Target Reorganisation or a Permitted Target Acquisition or Permitted Transaction; or

(e)	shares to directors and other officers of any Target Group Company who are required to have a minimum shareholding under applicable law or regulation, to the extent they do not at the time of issue have such a shareholding and only to the extent required.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi Security given, or other transaction arising under the Finance Documents, the Target Facilities Agreement or the Transaction Documents;

(b)	any Permitted Target Reorganisation;

(c)	the solvent liquidation or reorganisation (including by way of merger or demerger) of any Target Group Company (other than the Target) so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Target Group Companies in proportion to their shareholding;

(d)	any conversion of Intra-Group Loans into distributable reserves or registered share capital provided that if such Intra-Group Loan was subject to Security in favour of the Lenders immediately before the conversion, the Lenders will enjoy, equivalent security over such share capital after the conversion; or

(e)	any transaction permitted by the Agent (acting on the instructions of the Majority Lenders).

“Permitted Treasury Transaction” means a derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price which:

(a)	is for the purpose of hedging interest rate liabilities and/or any exchange rate in relation to the Facilities or other Permitted Target Financial Indebtedness;

(b)	is a spot or forward delivery foreign exchange contract entered into in the ordinary course of business and not for speculative purposes; or

(c)	is entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a Target Group Company and not for speculative purposes.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan, that is maintained or contributed to by an Obligor or, solely with respect to an Single Employer Plan, an ERISA Affiliate, which is subject to coverage under ERISA.

“Pre-Announcement” means the pre-announcement of the Initial Offer to be made by or on behalf of the Borrower in accordance with Article 5 et sqq. of the Swiss Takeover Ordinance.

“Proceeds Account” means an interest-bearing account:

(a)	held in London by the Borrower with the Agent and identified as such;

(b)	subject to Security in favour of the Security Agent which Security is in the agreed form or otherwise in form and substance satisfactory to the Security Agent (acting reasonably); and

(c)	from which no withdrawals may be made by any member of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“Pro forma Adjustment” has the meaning given to that term in paragraph (b) of Clause 22.3 (Financial Testing).

“Projected Acquisition Costs” means the total Acquisition Costs as set out in the Sources and Uses.

“Prospectus” means offer prospectus setting out the terms and conditions of the Initial Offer in the form approved by and registered with the Swiss Takeover Board in accordance with the Swiss Takeover Rules.

“Quarter Date” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Quarterly Financial Statements” has the meaning given to that term in Clause 21 (Information Undertakings).

“Quasi-Security” has the meaning given to that term in Clause 23.28 (Negative Pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two London Business Days before the first day of that period (unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Ratings Condition” means that:

(a)	the long term credit rating assigned to Bidco by at least two of the then applicable Agreed Rating Agencies is equal to or higher than BBB- or Baa3; and

(b)	the Total Term Facility A Commitments are zero.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property and any other person performing the same function of each of the foregoing.

“Recovery Claim” has the meaning given to that term in Clause 8.2 (Disposal and Report Proceeds).

“Reference Bank Quotation” means any quotation supplied to the Agent by a Base Reference Bank or an Alternative Reference Bank.

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means in relation to a person:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to Transaction Security by it is situated; and

(c)	any jurisdiction where it conducts its material business.

“Relevant Market” means the London interbank market.

“Repayment Date” means the applicable Term Facility Repayment Date or the last day of an Interest Period for a Revolving Facility Loan.

“Repeating Representations” means each of the representations set out in Clause 20.2 (Status) to paragraph (a) of Clause 20.5 (Power and Authority), paragraph (a) of Clause 20.11 (No Event of Default), Clause 20.32 (US Margin regulations), Clause 20.33 (Sanctions) and Clause 20.38 (U.S. Guarantors).

“Report Proceeds Letter” means the report proceeds letter in the agreed form between the Agent, the Security Agent and the Sponsor regarding the application of the report proceeds.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Reports” means the Accountants’ Report, the Legal Due Diligence Report, the Market Report and the Structure Memorandum.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Restricted Lender” has the meaning given to such term in paragraph (f)(iv) of the definition of “Permitted Target Acquisition”.

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(iii) of Clause 2.1 (The Facilities).

“Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 26 (Debt Purchase Transactions),

provided that, on any date on which the Ratings Condition is not met and there have not been, on or prior to such date, any Utilisations under the Revolving Facility, the Revolving Facility Commitment of each Lender shall (except for the purpose of calculating the “Majority Lenders”) be deemed to be zero.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid:

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan; and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Revolving Facility Loan.

“S&P” means Standard & Poor’s Ratings Services.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time:

(a)	any person listed on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or any person subject to an asset freeze or a general prohibition on all transactions under any Sanctions-related list of designated persons maintained by the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury or any person who is the subject of any Sanctions;

(b)	any person located, operating, resident or organised in a Sanctioned Country; or

(c)	any person owned or controlled by any such person referred to in paragraph (a) or (b) above.

“Sanctions” means all economic sanctions law, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by:

(a)	the U.S. government;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom;

(e)	or the State Secretariat for Economic Affairs (SECO) of Switzerland; or

(f)	the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the U.S. Department of State, the U.S. Department of Treasury and Her Majesty’s Treasury.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Secured Parties” means the Security Agent, the Agent, the Arrangers and each Lender from time to time party to this Agreement, any Receiver or Delegate, each Hedge Counterparty and each agent, arrangers and lender from time to time party to the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part 2 (Selection Notice Applicable to a Term Facility Loan) of Schedule 3 (Requests and Notices) given in accordance with Clause 11 (Interest Periods) in relation to a Term Facility.

“Separate Loan” has the meaning given to that term in Clause 6.2 (Repayment of Revolving Facility Loans).

“Share Settlement Payments” means the Initial Offer Settlement Payments, Open Market Purchase Settlement Payments and Squeeze Out Payments.

“Single Employer Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained by any Obligor or any ERISA Affiliate for employees of the Obligors, or any ERISA Affiliate.

“Sources and Uses” means a sources and uses in agreed form.

“Specified Time” means a day or time determined in accordance with Schedule 9 (Timetables).

“Sponsor” means China National Chemical Corporation.

“Sponsor Recovery Claim” has the meaning given to that term in Clause 8.2 (Definitions).

“Squeeze Out Closing Date” means, in relation to a Squeeze Out Procedure, the date on which the Squeeze Out Payments in respect of the Squeeze Out Procedure fall due.

“Squeeze Out Documents” means, in relation to a Squeeze Out Procedure, the documents issued, filed or entered into by Bidco in connection with that Squeeze Out Procedure.

“Squeeze Out Payments” means, in relation to a Squeeze Out Procedure, the payments required to be made in order to consummate that Squeeze Out Procedure.

“Squeeze Out Procedure” means either: (i) the Merger Squeeze Out Procedure; or (ii) the Two Per Cent Squeeze Out Procedure.

“SSI Person” means, at any time, a person listed on the Sectoral Sanctions Identifications List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Structural Adjustment” has the meaning given to that term in paragraph (c) of Clause 37.3 (Exceptions).

“Structure Memorandum” means the steps paper dated 26 January 2016 prepared by Deloitte and addressed to, and/or capable of being relied upon by, the Arrangers and the other Secured Parties.

“Subordinated Debt” means any loans made to Bidco by Holdco which are:

(a)	subordinated to the Facilities pursuant to the terms of the Intercreditor Agreement; and

(b)	subject to Transaction Security.

“Subsidiary” means in relation to any company, corporation or partnership:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation or partnership;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation or partnership; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or partnership,

and for this purpose, a company or corporation or partnership shall be treated as being controlled by another if that other company or corporation or partnership is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Super Majority Lenders” means, a Lender or Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction).

“Swiss Merger Act 2004” means the Swiss Federal Act on Merger, Demerger, Conversion and Transfer of Assets and Liabilities (Fusionsgesetz) of 3 October 2003.

“Swiss Obligor” means a Guarantor incorporated or established under the laws of Switzerland.

“Swiss Takeover Board” means the Takeover Board established under the FMIA.

“Swiss Takeover Ordinance” means the Ordinance of the Swiss Takeover Board on Public Takeover Offers (Verordnung der Übernahmekommission über öffentliche Kaufangebote) of 21 August 2008.

“Swiss Takeover Rules” means the FMIA, the Swiss Ordinance on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Verordnung über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) of 25 November 2015, the Swiss Ordinance of the Swiss Financial Market Supervisory Authority on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (Verordnung der Eidgenössischen Finanzmarktaufsicht über die Finanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel) of 3 December 2015 and the Swiss Takeover Ordinance.

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21) as amended from time to time together with the related ordinances, regulations and guidelines

“Syndication Date” means the last day of the primary syndication of the Facilities, as notified to Holdco by the Global Co-ordinator.

“Target” means Syngenta AG, a company incorporated under the laws of Switzerland with registered number CHE-101.160.902.

“Target Facilities Agreement” means the facilities agreement dated on or around the date of this Agreement between, among others, Bidco as Initial Company, and HSBC Bank plc as Bookrunner and as Agent and which is consistent with the term sheet with respect thereto as attached to the Commitment Letter.

“Target Group” means the Target and its Subsidiaries from time to time.

“Target Group Company” means a company that is a member of the Target Group.

“Target Private Placement Notes Indenture” means the indenture, in its form as at the date of this Agreement, relating to the $75,000,000 5.11% Guaranteed Series A Senior Notes Due 2020; the $75,000,000 5.35% Guaranteed Series B Senior Notes Due 2025; and the $100,000,000 5.59%

Guaranteed Series C Senior Notes Due 2035 that were the subject of the note purchase agreement dated as of December 8, 2005 between, amongst others, Syngenta Luxembourg Finance (#2) S.C.A. and Syngenta AG.

“Target Shares” means shares in the Target and all rights relating to such shares.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tender Agent” means Credit Suisse (Hong Kong) Limited or an affiliate thereof (or a branch thereof or of any such affiliate) acting as tender agent in respect of the Initial Offer, including for the purposes of the settlement of the Initial Offer on the Initial Closing Date and the making of the Initial Offer Settlement Payments.

“Tender Agent Documents” means:

(a)	the engagement, mandate or appointment letter pursuant to which the Borrower engages, mandates or appoints the Tender Agent;

(b)	the account mandate in respect of (and related account documents governing) the Offer Settlement Account; and

(c)	any other agreements between Bidco and the Tender Agent in connection with the Initial Offer or the role of the Tender Agent in relation to the Initial Offer or the settlement of the Initial Offer on the Initial Closing Date, in each case, delivered to (and accepted by) the Agent pursuant to Clause 4.1 (Initial Conditions Precedent), together with such changes to such form as are permitted by this Agreement.

“Term Facility” means Term Facility A or Term Facility B.

“Term Facility A” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Term Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “The Term Facility A Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Term Facility A Commitment transferred to it under or in accordance with this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Term Facility A Commitment transferred to it under or in accordance with this Agreement or assumed by it in accordance with Clause 2.4 (Increase), to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

“Term Facility A Loan” means a loan made or to be made under Term Facility A or the principal amount outstanding for the time being of that loan.

“Term Facility B” means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Term Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “The Term Facility B Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Term Facility B Commitment transferred to it under or in accordance with this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Term Facility B Commitment transferred to it under or in accordance with this Agreement or assumed by it in accordance with Clause 2.4 (Increase), to the extent not cancelled, reduced or transferred by it under or in accordance with this Agreement.

“Term Facility B Loan” means a loan made or to be made under Term Facility B or the principal amount outstanding for the time being of that loan.

“Term Facility Commitment” means a Term Facility A Commitment or a Term Facility B Commitment.

“Term Facility Loan” means Term Facility A Loan or a Term Facility B Loan.

“Term Facility Repayment Date” means the Termination Date in relation to the applicable Facility.

“Termination Date” means:

(a)	in relation to Term Facility A, the earlier of:

(i)	subject to Clause 6.3 (Extension Option – Term Facility A), the date falling six months after the Initial Closing Date; and

(ii)	the date falling 24 Months after the date of this Agreement;

(b)	in relation to Term Facility B, the earlier of:

(i)	subject to Clause 6.4 (Extension Option – Term Facility B), the date falling twelve months after the Initial Closing Date; and

(ii)	the date falling 30 Months after the date of this Agreement; and

(c)	in relation to the Revolving Facility, subject to Clause 6.4 (Extension Option – Term Facility B), the date falling twelve months after the date of the first Utilisation under this Agreement.

“Testing Period” has the meaning given to that term in Clause 22.1 (Financial Definitions).

“Third Party DD Provider” means one of Deloitte, Ernst & Young, KPMG, PwC or another international firm of professional accounting advisers of similar standing as may be approved by the Agent.

“Total Commitments” means the aggregate of the Total Revolving Facility Commitments and the Total Term Facility Commitments.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments.

“Total Term Facility A Commitments” means the aggregate of the Term Facility A Commitments, being USD 5,000,000,000 at the date of this Agreement.

“Total Term Facility B Commitments” means the aggregate of the Term Facility B Commitments, being USD 10,000,000,000 at the date of this Agreement.

“Total Term Facility Commitments” means the aggregate of the Total Term Facility A Commitments and the Total Term Facility B Commitments, being USD 15,000,000,000 at the date of this Agreement.

“Transaction Agreement” means the agreement entered into by the board of directors of the Target and Holdco in respect of the terms of the Initial Offer executed on the date of or immediately prior to the date of the Pre-Announcement.

“Transaction Documents” means the Finance Documents, the Equity Documents, the Acquisition Documents and the Tender Agent Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Part 1 (Conditions Precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and Holdco.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Two Per Cent. Squeeze Out Procedure” means the exercise by Bidco of squeeze out rights exercisable upon Bidco having acquired 98 per cent. of more (but less than 100 per cent.) of the Target Shares according to art. 137 FMIA.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“U.S. Guarantor” means a Guarantor incorporated or organised under the laws of the United States or any State of the United States (including the District of Columbia).

“Utilisation” means a Loan.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the relevant form set out in Part 1 of Schedule 3 (Requests and Notices).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vendor Financing” means any programme or arrangement established or maintained by the Group for the purpose or raising finance for its customer(s) by way of sale, granting security or other dealing with revenues of the Group for the benefit of a person that provides financing for the customer(s) of the Group.

“White List” means the list of “approved lenders” agreed by the Sponsor and the Arranger prior to the date of this Agreement (as updated from time to time with the consent of Bidco and the Agent). The Agent is authorised to disclose the White List to a Lender at the request of that Lender.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, any “Arranger”, the “Custodian”, any “Finance Party”, any “Hedge Counterparty”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent”, the “Tender Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of Holdco and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“disposal” or “dispose” means any transfer or other disposal of an asset or of an interest in an asset, or the creation of any right (being any right, privilege, power or immunity, or any interest of any kind, whether it is personal or proprietary) over an asset in favour of another person, but does not include the lending of money or creation of Security permitted under this Agreement;

(v)	the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased at the Agent’s Spot Rate of Exchange with the specified currency amount in the foreign exchange market at or about 11:00 a.m. on the date the calculation falls to be made for spot delivery;

(vi)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally including by any increase in amounts owing or available to be utilised under such document or any change to the parties thereto);

(vii)	“guarantee” means (other than in Clause 19 (Guarantee and Indemnity)) any guarantee, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	“including” means including without limitation;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	an “Obligor” having an obligation or being subject to any requirement under the terms of this Agreement where and for so long as that Obligor is not a party to this Agreement, shall be construed as an obligation of Holdco to procure that such Obligor complies with such obligation or requirement (but this shall not limit or otherwise affect any separate obligation such Obligor may be under pursuant to the terms of any other Finance Document to so comply with an equivalent obligation or requirement);

(xi)	“pay”, “prepay” or “repay” in Clause 23 (General Undertakings) includes by way of set-off, combination of accounts or otherwise;

(xii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xiii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiv)	“rights” include all rights, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xv)	a “sub-participation” includes a sub-participation (whether risk or funded), total return swap, credit default swap or any other similar transaction pursuant to which an economic interest is acquired or is to be acquired in or in relation to the Facilities, and “sub-participant” shall be construed accordingly;

(xvi)	“trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under applicable law;

(xvii)

(A) to the “winding-up”, “dissolution”, or “administration” of a person or (B) to a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business, including (in respect of proceedings) the seeking or occurrence of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xviii)	a provision of law is a reference to that provision as amended or re-enacted;

(xix)	subject to Clause 20 (Representations), the awareness of any Obligor shall be limited to the actual awareness of that Obligor at the relevant time having made due and careful enquiry;

(xx)	a time of day is a reference to London time;

(xxi)	words importing the plural shall include the singular and vice versa;

(xxii)	a reference to any matter or circumstance being permitted is to be construed as a reference to any matter or circumstance which is not expressly prohibited;

(xxiii)	where a person (the “first person”) is required to “ensure” or “procure” certain acts or circumstances in relation to any other person (the “second person”) and the first person owns less than 50 per cent. of the equity in the second person and the balance of the equity is not owned by one or more Affiliates of the first person, the first person shall only be obliged to use its reasonable efforts, subject to all limitations and restrictions on the influence it may exercise as Holding Company or shareholder over the second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law which requires the consent of the other shareholders, and its obligation to ensure or procure shall not be construed as a guarantee for such acts or circumstances; and

(xxiv)	a “finance lease” or a “capital lease” (or a “finance or capital lease”) shall include any such lease which would, in accordance with the Accounting Principles as applied at the date of this Agreement, be treated as a finance or capital lease but shall exclude any operating lease entered into at any time which is subsequently treated as a finance or capital lease as a result of any change to the treatment of such leases under the Accounting Principles which is implemented after the date of this Agreement.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or Event of Default is “continuing” if it has not been remedied or waived.

(f)	A reference to dividend includes a reference to the return of share capital or share premium.

(g)

When construing any provision in this Agreement that refers to any step, procedure or action that is “disclosed in”; “set out in”; taken “in accordance with” or “described in” the Structure Memorandum, the reference to the Structure Memorandum shall, for those purposes, be deemed to exclude the content of those sections of the Structure Memorandum that discuss the “Possible Debt Push-down Options from Tax Perspectives”.

(h)	Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Luxembourg entity, a reference to:

(i)	a winding-up, administration, reorganisation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation of similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii)	a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv)	a person being unable to pay its debts includes that person being in a state of cessation de paiements;

(v)	by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(vi)	a director or a manager includes an administrateur and a gérant.

1.3	Dutch Terms

In this Agreement, where it relates to a Dutch Obligor, a reference to:

(a)	a director means a managing director (bestuurder) (and board of directors means its managing board (bestuur));

(b)	an action to authorise, where applicable, includes without limitation any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden);

(c)	a surety includes a borg;

(d)	a winding-up, bankruptcy, insolvency, administration or dissolution includes a Dutch person being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e)	a suspension of payments includes a surseance van betaling;

(f)	an administrative receiver includes a curator;

(g)	a liquidator includes a vereffenaar;

(h)	an attachment includes a beslag;

(i)	“admits inability to pay debts” includes the giving of any notice under article 36(2) of the Dutch Invorderingswet 1990; and

(j)	a security interest includes, in respect of a Dutch Obligor or in connection with any security in the Netherlands, a right of retention (recht van retentie), a right to reclaim goods (recht van reclame) and in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid).

1.4	Intercreditor Agreement

(a)	This Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement.

(b)	Notwithstanding anything to the contrary in this Agreement, the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.

1.5	Currency Symbols and Definitions

“US$”, “USD” and “US Dollars” denote the lawful currency of the United States of America.

1.6	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Delegate may, subject to this Clause 1.6 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a USD term loan facility in an aggregate amount equal to the Total Term Facility A Commitments;

(ii)	a USD term loan facility in an aggregate amount equal to the Total Term Facility B Commitments; and

(iii)	a USD revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments (which, for the avoidance of doubt, shall be available for cash drawings only).

(b)	The Facilities will be available to the Borrower only.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors’ Agent

(a)	Bidco by its execution of this Agreement irrevocably appoints Holdco to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	Holdco on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including Utilisation Requests and any Selection Notice), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by Bidco notwithstanding that they may affect Bidco, without further reference to or the consent of Bidco; and

(ii)	each Finance Party to give any notice, demand or other communication to Bidco pursuant to the Finance Documents to Holdco,

and, in each case, Bidco shall be bound as though Bidco itself had given the notices and instructions (including, without limitation, any Utilisation Requests or Selection Notices) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of Bidco or in connection with any Finance Document (whether or not known to Bidco) shall be binding for all purposes on Bidco as if Bidco had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and Bidco, those of the Obligors’ Agent shall prevail.

2.4	Increase

(a)	Holdco may by giving prior notice to the Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.6 (Right of Cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by

Holdco (none of which shall be an Equity Party, a Target Group Company or an Obligor and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall remain unchanged and continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by Holdco in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to Holdco and Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Holdco may pay to the Increase Lender a fee in the amount and at the times agreed between Holdco and the Increase Lender in a Fee Letter.

(e)

Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, Holdco or the Borrower shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of USD 3,500 and Holdco or the Borrower shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.4.

(f)	Clause 25.4 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.4 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.5	Lender Affiliates and Facility Office

(a)	In respect of a Utilisation or Utilisations for a particular Borrower (“Designated Utilisations”) a Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the Agent and Holdco):

(i)	a substitute Facility Office from which it will make Designated Utilisations (a “Substitute Facility Office”); or

(ii)	nominate an Affiliate to act as the Lender of Designated Utilisations (a “Substitute Affiliate Lender”).

(b)	A notice to nominate a Substitute Affiliate Lender must be substantially in the form set out in Schedule 13 (Form of Substitute Affiliate Lender Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement and the Intercreditor Agreement in respect of the Designated Utilisations in respect of which it acts as Lender.

(c)	The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent, the Security Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments (excluding, for the avoidance of doubt, in respect of commitment fees) will be made in respect of Designated Utilisations to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.

(d)	Save as mentioned in paragraph (c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Utilisations in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

(e)	A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and Holdco provided that such notice may only take effect when there are no Designated Utilisations outstanding in favour of the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender, the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(f)	If:

(i)	a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this Clause 2.5; and

(ii)	as a result of circumstances existing at the date the designation occurs, an Obligor would be obliged to make a payment to the Substitute Affiliate Lender or Lender acting through a Substitute Facility Office under Clause 14 (Tax Gross-up and Indemnities) or Clause 15 (Increased Costs),

then, the Substitute Affiliate Lender or Lender acting through a Substitute Facility Office is only entitled to receive payment under those Clauses to the same extent as the Designating Lender or Lender acting through a Substitute Facility Office would have been if the designation had not occurred.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under Term Facility A towards financing (in whole or in part) Share Settlement Payments and Acquisition Costs in accordance with the Sources and Uses.

(b)	The Borrower shall apply all amounts borrowed by it under Term Facility B towards financing (in whole or in part) Share Settlement Payments and Acquisition Costs in accordance with the Sources and Uses.

(c)	The Borrower shall apply all amounts borrowed by it under the Revolving Facility to pay:

(i)	interest accrued under this Agreement;

(ii)	the fees set out in Clause 13.1 (Ticking Fee) and Clause 13.2 (Commitment Fee); and

(iii)	reasonable operating and administration costs of the Borrower.

(d)	Notwithstanding any steps or actions set out in the Structure Memorandum, no proceeds of the Facilities shall be used (and no Obligor shall, and Holdco shall ensure that no member of the Group or the Target Group will, use such proceeds) in a manner which constitutes a “use of proceeds in Switzerland” as interpreted by the Swiss federal tax administration for the purposes of Swiss Withholding Tax, unless and to the extent that a written confirmation or countersigned tax ruling application from the Swiss federal tax administration has been obtained and provided in a form satisfactory in advance to the Agent (acting reasonably), confirming that the intended “use of proceeds in Switzerland” does not result therein that payments in respect of any of the Facilities become subject to Swiss Withholding Tax.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received (or the Majority Lenders have waived the requirement to receive) all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in each case, except as specified in Part 1 Schedule 2 (Conditions Precedent), in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify Holdco and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further Conditions Precedent

Subject to Clause 4.1 (Initial Conditions Precedent), Clause 4.3 (Available Drawdown Limitation), and Clause 4.4 (Other Conditions to Utilisation), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation):

(a)	in relation to a Utilisation (other than one to which Clause 4.6 (Utilisations during the Certain Funds Period) applies) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	all the representations and warranties in Clause 20 (Representations) or, in relation to any other Utilisation, the Repeating Representations, to be made by each Obligor are true and accurate in all material (except where the representation or warranty is already qualified by materiality under Clause 20 (Representations)) respects; and

(b)	in relation to a Utilisation Request if, no later than 9:30am two Business Day prior to the Utilisation Date, the Agent has received evidence (including calculations supporting such evidence) satisfactory to it that Clause 4.3 (Available Drawdown Limitation) relating to the proposed Utilisation in the Utilisation Request has been complied with or in relation to a Utilisation Request in respect of Utilisations on the Initial Closing Date, evidence one Business Day prior to the Initial Closing Date that Clause 4.3 (Available Drawdown Limitation) shall be complied with on the Initial Closing Date to the extent it is not already complied with, provided that the conditions specified in paragraphs (a) and (b) above shall not apply to Rollover Loans unless a notice has been served under Clause 24.18 (Acceleration).

4.3	Available Drawdown Limitation

(a)	The Borrower shall ensure that the amount of any Utilisation under the Term Facilities shall not, when aggregated with the amount of each other Utilisation under the Term Facilities that is or will become outstanding on the applicable Utilisation Date, exceed the Applicable Debt Percentage of the sum of:

(i)	the number of Target Shares owned by Bidco (after giving effect to the use of the proceeds of that Utilisation) multiplied by the Initial Offer Price; and

(ii)	Projected Acquisition Costs.

(b)	For the purposes of paragraph (a) above, “Applicable Debt Percentage” means, in relation to a Utilisation Date, the percentage derived by multiplying 33 1⁄3 per cent. by the quotient of:

(i)	the amount of the Total Term Facility Commitments as at that Utilisation Date; divided by

(ii)	USD 15,000,000,000.

4.4	Other Conditions to Utilisation

(a)	A Loan may only be utilised for a purpose other than the payment of Initial Offer Settlement Payments if the purchase price per share for Target Shares purchased is equal to or less than the price paid for the corresponding Target Shares that are subject of the Initial Offer or, if higher, Additional Equity Contributions have been injected into and received by Holdco (and successively used to subscribe for equity in Bidco) in the amount necessary to fund such excess for such purchase and all other amounts required to be paid for Target Shares in order to comply with the Best Price Rule.

(b)	For the purposes of paragraph (a) above, an “Additional Equity Contribution” is an Equity Contribution not contemplated by the Sources and Uses.

(c)	The Borrower may not utilise the Revolving Facility unless, on or prior to the proposed Utilisation Date:

(i)	Term Facility B has been utilised; and

(ii)	the Ratings Condition is met.

4.5	Maximum Number of Utilisations

(a)	The Borrower (or Holdco) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than ten Term Facility Loans would be outstanding; or

(ii)	more than fifteen Revolving Facility Loans would be outstanding.

(b)	Any Separate Loan shall not be taken into account in this Clause 4.5.

4.6	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial Conditions Precedent), paragraph (b) of Clause 4.2 (Further Conditions Precedent), Clause 4.3 (Available Drawdown Limitation) and Clause 4.4 (Other Conditions to Utilisation) and notwithstanding the provisions of paragraph (a) of Clause 4.2 (Further Conditions Precedent), during the Certain Funds Period, the Lenders will be obliged to comply with Clause 5.4 (Lenders’ Participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date (and in the case of paragraph (iv) prior to the completion of the Initial Offer on the Initial Closing Date):

(i)	the full amount of the Initial Equity Contribution has been or will be received by Bidco on or prior to the first Utilisation Date;

(ii)	unless the Ratings Condition is then satisfied, on or prior to the first Utilisation Date, the Debt Service Reserve Amount has been credited to the Debt Service Reserve Account;

(iii)	the Agent has received a certificate signed by two directors of Bidco confirming that the Initial Offer has become unconditional in all respects and no term or condition of the Initial Offer has been amended or waived other than as may be permitted in this Agreement;

(iv)	no Major Default is continuing or would result from the proposed Utilisation;

(v)	all the Major Representations are true in all material respects or, in the case of a relevant Major Representation that is already qualified by materiality, are true;

(vi)	no Change of Control has occurred; and

(vii)	it is not illegal or contrary to applicable law for any Lender to fund under the applicable Facility (and if that is the case that Lender must notify Holdco immediately when it becomes aware of the relevant legal issue and such Lender’s Commitment shall be cancelled or transferred pursuant to the provisions of Clause 7.1 (Illegality)).

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender would not be obliged to comply with Clause 5.4 (Lenders’ Participation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities under which a Certain Funds Utilisation can be made or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

5.	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time. The Agent shall notify each Lender of the details of the requested Loan and its participation in that Loan by the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it confirms that the Initial Closing Date has occurred or will occur upon the making of the applicable Loan;

(ii)	it identifies the Facility to be utilised;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount);

(v)	the proposed Interest Period complies with Clause 11 (Interest Periods);

(vi)	it confirms the number of Target Shares purchased prior to the date of that Utilisation Request and the purchase price per share at which those Target Shares were purchased; and

(vii)	it confirms that Clause 4.3 (Available Drawdown Limitation) and paragraph (b) of Clause 4.4 (Other Conditions to Utilisation) have been complied with.

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be the Base Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	a minimum of USD 10,000,000 for Term Facility A or, if less, the Available Facility;

(ii)	a minimum of USD 10,000,000 for Term Facility B or, if less, the Available Facility; or

(iii)	for the Revolving Facility, a minimum of USD 1,000,000 or, if less, the Available Facility.

5.4	Lenders’ Participation

(a)	If the conditions set out in this Agreement have been met and subject to Clause 6.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Limitations on Utilisations

Without prejudice to paragraph (b) of Clause 4.4 (Other Conditions to Utilisation), none of the Facilities shall be utilised prior to the Initial Closing Date.

5.6	Cancellation of Commitment

(a)	The Term Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Term Facility A.

(b)	The Term Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Term Facility B.

(c)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

5.7	Automatic Cancellation of Commitments

The Commitments will (unless all the Lenders otherwise agree) be automatically cancelled in full in the event that:

(a)	Bidco confirms in writing to the Agent prior to the Initial Closing Date that Bidco has permanently withdrawn or terminated its bid to acquire the Target (and Bidco shall provide such confirmation as soon as reasonably practicable following such permanent withdrawal or termination);

(b)	the Initial Closing Date does not occur by the date falling 18 Months after the date of the Announcement.

6.	REPAYMENT

6.1	Repayment of Term Facility Loans

(a)	The Borrower shall repay the aggregate Term Facility A Loans borrowed by it in full on the Termination Date in relation to the Term Facility A.

(b)	The Borrower shall repay the aggregate Term Facility B Loans borrowed by it in full on the Termination Date in relation to the Term Facility B.

(c)	The Borrower may not reborrow any part of a Term Facility which is repaid.

6.2	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (c) below, the Borrower shall repay a Revolving Facility Loan on the last day of the Interest Period applicable to that Revolving Facility Loan.

(b)	Without prejudice to the Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to the Borrower:

(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower; and

(ii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan;

the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(I)	the Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(II)	each Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Facility Loan and that Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(I)	the Borrower will not be required to make any payment in cash; and

(II)	each Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in US Dollar.

(d)	If a Separate Loan is outstanding to the Borrower, the Borrower may prepay that Loan by giving not less than five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by the Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those Clauses shall prevail in respect of any Separate Loan.

6.3	Extension Option – Term Facility A

(a)	The date referred to in paragraph (a)(i) of the definition of “Termination Date” of Term Facility A shall be extended by six Months if:

(i)	no Default is continuing on the proposed Extension Date (as defined below); and

(ii)	Holdco so requests by notice received by the Agent not less than ten Business Days before the date (being the “Proposed Extension Date”) which, but for any such extension, would have been the Termination Date applicable to Term Facility A.

(b)	The Agent shall promptly notify each Lender of any such extension.

(c)	There may be only one extension of the Termination Date in respect of Term Facility A.

(d)	If an extension pursuant to this Clause 6.3 is effected, Holdco shall pay to the Agent (for the account of each Lender) a fee of:

(i)	if, on the Proposed Extension Date the Ratings Condition is not satisfied, 0.50 per cent.; or

(ii)	if, on the Proposed Extension Date the Ratings Condition is satisfied, 0.25 per cent.,

in each case on that Lender’s Term Facility A Commitment on the date this extension option is exercised. Such fee shall be payable on the date which, but for any such extension, would have been the Termination Date applicable to Term Facility A.

6.4	Extension Option – Term Facility B

(a)	The date referred to in paragraph (b)(i) of the definition of “Termination Date” of Term Facility B shall be extended by six Months if:

(i)	no Default is continuing on the Proposed Extension Date (as defined below); and

(ii)	Holdco so requests by notice received by the Agent not less than ten Business Days before the date (being the “Proposed Extension Date”) which, but for any such extension, would have been the Termination Date applicable to Term Facility B.

(b)	The Agent shall promptly notify each Lender of any such extension.

(c)	There may be only one extension of the Termination Date in respect of Term Facility B.

(d)	For the avoidance of doubt, if the extension option is exercised in respect of Term Facility B, it shall also apply in respect of the Revolving Facility.

(e)	If an extension pursuant to this Clause 6.4 is effected, Holdco shall pay to the Agent (for the account of each Lender) a fee of:

(i)	if, on the Proposed Extension Date the Ratings Condition is not satisfied, 0.50 per cent.; or

(ii)	if, on the Proposed Extension Date the Ratings Condition is satisfied, 0.25 per cent.,

in each case on that Lender’s Term Facility B Commitment on the date this extension option is exercised. Such fee shall be payable on the date which, but for any such extension, would have been the Termination Date applicable to Term Facility B.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

Subject to Clause 2.4 (Increase) and Clause 37.4 (Replacement of a Lender), if it is or becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying Holdco (“Notice to Holdco”), the Commitment of that Lender will be immediately cancelled or, (save for in circumstances where it would be illegal for the relevant Loan to remain in place) at Holdco’s request, the Lender’s Commitment shall be transferred to another person pursuant to Clause 37.4 (Replacement of a Lender), provided that such replacement shall take place no later than ten Business Days from the date of the Notice to Holdco; and

(c)

the Borrower shall repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified Holdco or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) or, as the case may be, request that Lender’s Commitment shall be transferred to another person pursuant to Clause 37.4 (Replacement of a Lender).

7.2	Voluntary Cancellation

(a)	Subject to paragraph (b) below Holdco may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000) of an Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	Holdco shall not be entitled to cancel the whole or any part of the Available Commitments under Term Facility B under paragraph (a) above if the effect of that cancellation would be to reduce the amount of the cancellation of Available Commitments under Term Facility A that would otherwise be required to be made pursuant to Clause 8.5 (Equity Contributions to be applied in prepayment or cancellation of Term Facility A) from the proceeds of Applicable Equity Contributions (as defined therein).

7.3	Voluntary Prepayment of Term Facility Loans

(a)	Subject to paragraph (b) below if a Term Facility Loan has been made to the Borrower, the Borrower may, if it or Holdco gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Facility Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Term Facility Loans by a minimum amount of USD 1,000,000).

(b)	A Term Facility Loan may only be prepaid after the last day of the Availability Period for the applicable Facility (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	Any voluntary prepayment pursuant to this Clause 7.3 shall be applied against such Loans as the Borrower may direct.

7.4	Voluntary Prepayment of Revolving Facility Loans

If a Revolving Facility Loan has been made to the Borrower, the Borrower may, if it or Holdco gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum amount of USD 1,000,000).

7.5	Right of Cancellation and Repayment in relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (b) of Clause 14.2 (Tax Gross-up); or

(ii)	any Lender claims indemnification from Holdco or an Obligor under Clause 14.3 (Tax Indemnity) or Clause 15.1 (Increased Costs),

Holdco may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations or, as the case may be, of the transfer of that Lender’s participation at par, for cash, together with accrued and unpaid interest and fees and costs and other amounts due under the Finance Documents pursuant to Clause 37.6 (Replacement of a Defaulting Lender) and in accordance with Clause 25 (Changes to the Lenders).

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero and/or, as the case may be, on the date set out in such notice and in accordance with Clause 25 (Changes to the Lenders) that Lender’s Commitment shall be transferred to another person pursuant to Clause 37.6 (Replacement of a Defaulting Lender).

(c)	On the last day of each Interest Period which ends after Holdco has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by Holdco in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents or, as the case may be, on the date set out in such notice and in accordance with Clause 25 (Changes to the Lenders) that Lender’s Commitment shall (unless it shall be unlawful for the Lender’s Commitment to be transferred) be transferred to another person pursuant to Clause 37.6 (Replacement of a Defaulting Lender), provided that the transfer of such Lender’s participation is at par, for cash, together with accrued and unpaid interest, fees and costs and other amounts due under the Finance Documents and to an Existing Lender or New Lender willing to assume such participation as directed by Holdco.

7.6	Right of Cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, Holdco may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent not less than three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.	MANDATORY PREPAYMENT

8.1	Exit

Upon the occurrence of:

(a)	a Change of Control;

(b)	a Flotation;

(c)	the sale of all or substantially all of the assets of the Obligors and the Target Group whether in a single transaction or a series of related transactions (a “Sale”); or

(d)	a sale, lease, licence or other disposal by Bidco of any of the Target Shares (save, for the avoidance of doubt, as a result of a Merger Squeeze Out),

the Facilities will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Definitions

For the purposes of this Clause 8.2, Clause 8.3 (Distributions, Debt Financing Proceeds, Disposal Proceeds, Equity Financing Proceeds, Report Proceeds) and Clause 8.6 (Proceeds Account):

“Debt Financing Proceeds” means the cash proceeds of:

(i)	any Financial Indebtedness incurred by any Obligor (other than any Target Group Company) after the date of this Agreement; and

(ii)	any direct or indirect public offering or private placement of any debt securities issued by an Obligor (other than any Target Group Company) after the date of this Agreement.

“Disposal” means a sale, lease, licence, transfer or other disposal:

(i)	by Bidco of any Target Shares (other than, for the avoidance of doubt, as part of the implementation of a Merger Squeeze Out Procedure); and

(ii)	of any assets of a member of the Group where such sale, lease, licence, transfer or other disposal is carried out in order to satisfy undertakings given in connection with anti-trust or regulatory approvals in connection with the Acquisition.

“Disposal Proceeds” means the consideration receivable by Bidco or any member of the Group for any Disposal.

“Distribution” means:

(i)	any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) in cash on or in respect of the share capital of the Target;

(ii)	repayment or distribution of any dividend or share premium reserve of the Target in cash;

(iii)	any redemption, repurchase, defeasance, retirement or repayment of any of the share capital of the Target in cash; and

(iv)	the payment of any fee or the making of any loan by the Target in cash to or to the order (or account) of the Borrower.

“Equity Financing Proceeds” means the cash proceeds of any direct or indirect private placement of any equity securities issued by an Obligor or the Target after the date of this Agreement (or, in the case of the Target or any Obligor which is a Target Group Company, after the Initial Closing Date) to the extent that such proceeds are not Excluded Equity Financing Proceeds.

“Excluded Report Proceeds” means Report Proceeds:

(i)	which are less than USD 5,000,000 in respect of an individual Recovery Claim or Sponsor Recovery Claim;

(ii)	which are applied to satisfy a liability of an Obligor arising as a result of the relevant claim within 180 days of the receipt of the Report Proceeds; or

(iii)	which are, when aggregated with the Report Proceeds of all other Recovery Claims and Sponsor Recovery Claims at any time are less than USD 5,000,000.

“Excluded Equity Financing Proceeds” means any proceeds from the issue of shares or other instruments or securities:

(i)	to the extent constituting an Equity Contribution or New Equity that is used or to be used towards financing Share Settlement Payments or Acquisition Costs; and

(ii)	to employees or officers of members of the Group, or in lieu of dividends or for some purpose other than raising finance, including, for the avoidance of doubt, any scrip issue to shareholders of members of the Group.

“Flotation” means a successful application being made for the admission of any part of the share capital of any Obligor or any member of the Target Group to trading on any recognised investment exchange or market in any country.

“Net Debt Financing Proceeds” means any Debt Financing Proceeds after deducting:

(i)	any fees, costs and expenses properly incurred by any Obligor or member of the Target Group with respect to that debt financing to persons who are not Obligors or members of the Target Group or making the transfer of such amounts to the Borrower as are required in order to comply with this Clause 8; and

(ii)	Taxes paid or reasonably estimated by the Borrower to be payable as a result of the raising of the Debt Financing Proceeds (or making the transfers required to the Borrower).

“Net Disposal Proceeds” means any Disposal Proceeds after deducting:

(i)	any fees, costs and expenses properly incurred by Bidco with respect to that Disposal to persons who are not Obligors or members of the Target Group or making the transfer of such amounts to the Borrower as are required in order to comply with this Clause 8; and

(ii)	Taxes paid or reasonably estimated by the Borrower to be payable as a result of the Disposal (or making the transfers required to the Borrower).

“Net Distribution Proceeds” means any Distributions (other than Distributions in respect of amounts constituting Net Disposal Proceeds or Net Equity Financing Proceeds) actually received in cash by the Borrower, after deducting:

(i)	Taxes paid or reasonably estimated by the Borrower to be payable as a result of receiving that Distribution;

(ii)	the amount of any Permitted Payments (other than a payment made pursuant to paragraph (f) of the definition of “Permitted Payment”) then payable or scheduled to be paid by the Borrower during the six month period following receipt of that Distribution (provided that no such scheduled payments that are deducted shall be deducted against any subsequent Distribution received during that six month period); and

(iii)	the amount of that Distribution that is applied or is scheduled to be applied by the Borrower in making any payment of fees or interest then due and payable scheduled to become due and payable during the nine Month period following receipt of that Distribution (provided that no such scheduled payments that are deducted shall be deducted against any subsequent Distribution received during that nine month period) under any Finance Document.

“Net Equity Financing Proceeds” means any Equity Financing Proceeds, after deducting:

(i)	any fees, costs and expenses properly incurred by any Obligor or member of the Target Group with respect to that equity financing to persons who are not Obligors or members of the Target Group or making the transfer of such amounts to the Borrower as are required in order to comply with this Clause 8; and

(ii)	Taxes paid or reasonably estimated by the Borrower to be payable as a result of the raising of the Equity Financing Proceeds (or making the transfers required to the Borrower).

“Report Proceeds” means the Net Proceeds in respect of a claim (a “Recovery Claim”) or a Proceeding (as defined in the Report Proceeds Letter) (a “Sponsor Recovery Claim”) against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Report Proceeds.

8.3	Distributions, Debt Financing Proceeds, Disposal Proceeds, Equity Financing Proceeds, Report Proceeds

(a)	Holdco shall ensure that the Borrower prepays Utilisations and cancels available Commitments in the following amounts and at the times and in the order of application contemplated by Clause 8.4 (Application of Mandatory Prepayments):

(i)	the amount equal to any Report Proceeds received at any time when the Ratings Condition is not satisfied;

(ii)	the amount equal to any Net Distribution Proceeds received at any time when the Ratings Condition is not satisfied;

(iii)	the amount equal to any Net Debt Financing Proceeds;

(iv)	the amount equal to any Net Disposal Proceeds; and

(v)	the amount equal to any Net Equity Financing Proceeds received at any time when the Ratings Condition is not satisfied.

(b)	Amounts not applied in prepayment of the Facilities pursuant to this Clause 8.3 and not required, if not applied in prepayment, to be applied for another purpose specified in this Clause 8.3 will be retained and may be utilised for any purpose not expressly prohibited under the Finance Documents.

8.4	Application of Mandatory Prepayments

(a)	Subject to paragraphs (b) and (c) below, a prepayment under Clause 8.3 (Distributions, Debt Financing Proceeds, Disposal Proceeds, Equity Financing Proceeds, Report Proceeds) shall be applied promptly upon receipt of such amounts as follows:

(i)	first, in prepayment of the Term A Facility Loans and Term B Facility Loans as the Borrower may direct;

(ii)	second, in cancellation of Available Commitments under the Term Facility A (and the Available Commitment of the Lenders under Term Facility A will be cancelled rateably);

(iii)	third, in cancellation of Available Commitments under Term Facility B (and the Available Commitment of the Lenders under Term Facility B will be cancelled rateably); and

(iv)	then, in cancellation of the Revolving Facility (and the Available Commitment of the Lenders under the Revolving Facility will be cancelled rateably).

(b)	Subject to paragraph (c) below, a prepayment under Clause 8.3 (Distributions, Debt Financing Proceeds, Disposal Proceeds, Equity Financing Proceeds, Report Proceeds) in respect of an Net Equity Financing Proceeds shall be applied promptly upon receipt of such amounts as follows:

(i)	first, pro rata in prepayment of the Term Facility A Loans;

(ii)	second, in cancellation of the Available Commitments of the Lenders under Term Facility A (and the Available Commitment of the Lenders under Term Facility A will be cancelled rateably);

(iii)	third, pro rata against the Term Facility B Loans; and

(iv)	then in cancellation of Available Commitments under Term Facility B (and the Available Commitment of the Lenders under Term Facility B will be cancelled rateably).

(c)	If the obligation to make a prepayment pursuant to paragraph (a) or (b) above would result in the Borrower incurring Break Costs pursuant to Clause 12.6 (Break Costs), the Borrower may elect, by notice in writing to the Agent, to pay the relevant proceeds into the Proceeds Account and, if the Borrower makes any such election, it shall pay (or procure that the relevant member of the Group pays) the relevant proceeds into the Proceeds Account promptly upon receipt.

8.5	Equity Contributions to be applied in prepayment or cancellation of Term Facility A

(a)	Holdco shall ensure that an amount equal to the amount of any Applicable Equity Contribution is applied, promptly upon receipt of such amount, as follows:

(i)	first, in prepayment of outstanding Term Facility A Loans; and

(ii)	then, in cancellation of the Available Commitments under Term Facility A (and the Available Commitment of the Lenders under Term Facility A will be cancelled rateably).

(b)	An “Applicable Equity Contribution” means any Equity Contribution to the extent not required to fund Share Settlement Payments (assuming that 100 per cent. of the Target Shares are acquired by Bidco) in the absence of a mandatory cancellation of Term Facility A pursuant to paragraph (a)(ii) above.

8.6	Proceeds Account

(a)	If the Borrower or Holdco has made any election to pay proceeds (the “Relevant Proceeds”) into the Proceeds Account pursuant to paragraph (c) of Clause 8.4 (Application of Mandatory Prepayments), this Clause 8.6 shall apply in respect of the Relevant Proceeds.

(b)	Upon a payment being made into the Proceeds Account, Holdco or Bidco shall notify the Agent in writing as to whether the Relevant Proceeds constitute Report Proceeds, Net Distribution Proceeds, Net Debt Financing Proceeds, Net Disposal Proceeds or Net Equity Financing Proceeds.

(c)	The Borrower irrevocably instructs and authorises the Agent to apply the Relevant Proceeds to make prepayments in accordance with this Clause 8 at the end of each Interest Period of each Loan that ends after the date of receipt of the Relevant Proceeds into the Proceeds Account until all such Relevant Proceeds have been applied in accordance with this Clause 8.

(d)	The Agent and the Borrower acknowledge that (i) any interest that accrues on amounts credited to the Proceeds Account shall be credited to the Proceeds Account and treated, for the purposes of the Finance Documents, in the same manner as any other amounts credited to the Proceeds Account and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) the Proceeds Account is subject to the Transaction Security.

8.7	General

(a)	All prepayments to be made under paragraphs (a)(iii), (a)(iv) and (a)(v) of Clause 8.3 (Distributions, Debt Financing Proceeds, Disposal Proceeds, Equity Financing Proceeds, Report Proceeds) are subject to permissibility under local law (including, without limitation, financial assistance, corporate benefit restrictions on up streaming of cash intra-group, any limits set forth by applicable local law as to the amount to be distributed in accordance with the availability of distributable reserves or profits and the fiduciary and statutory duties of the directors of the relevant Obligors). There will be no requirement to make any prepayment and/or provide cash cover where the Tax or other cost to the Obligors of making that payment or making funds available to another Obligor to enable such payment to be made, exceed an amount equal to 5 per cent. of the amount to be prepaid or if reputable counsel to the Obligors has advised that such prepayment (or the making of such proceeds available to another Obligor) will present a material risk of liability for the entity concerned or its directors or officers. Holdco shall ensure that all Obligors will use their best endeavours to overcome such restrictions and/or minimise any costs of such prepayment and use other cash in the Obligors or Target Group which is not affected by the relevant prohibition, cost, expense or risk to prepay an equivalent amount to the extent it would not be materially prejudicial to the financial liquidity of the Target Group or gives rise to the issues set out in this paragraph (a). If at any time restrictions on a prepayment are removed, any relevant proceeds will be applied in prepayment of the Facilities upon expiry of the then current Interest Period.

(b)	Any amendments to Clause 8.1 (Exit) shall be capable of being made only with the consent of all of the Lenders.

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, any such notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other Amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	No Reborrowing of Term Facility

No Borrower may reborrow any part of a Term Facility which is repaid or prepaid.

9.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is repaid or prepaid may be reborrowed in accordance with the terms of this Agreement.

9.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.6	No Reinstatement of Commitments

Subject to Clause 2.4 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.7	Agent’s Receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either Holdco or the affected Lender, as appropriate.

9.8	Effect of Repayment and Prepayment on Commitments

If all or part of a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further Conditions Precedent), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Utilisation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellations under this Clause 9.8 shall reduce the Commitments of the Lenders under that Facility.

10.	INTEREST

10.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

10.2	Payment of Interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

10.3	Default Interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable, it being understood that the payment of such compounded interest will be guaranteed by each Guarantor to the extent permitted under any applicable law.

10.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the Borrower (or Holdco) of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the relevant Borrower (or Holdco) of each Funding Rate relating to a Loan.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods and Terms

(a)	The Borrower (or Holdco on behalf of the Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Facility Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Facility Loan is irrevocable and must be delivered to the Agent by the Borrower (or Holdco on behalf of the Borrower) not later than the Specified Time.

(c)	If the Borrower (or Holdco) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 11.2 (Changes to Interest Periods), be three Months.

(d)	Subject to this Clause 11, the Borrower (or Holdco) may select an Interest Period of one, three or six Months, or, any other period agreed between Holdco and the Agent (acting on the instructions of all of the Lenders).

(e)	The Borrower (or Holdco on its behalf) may select an Interest Period for a Loan of one month or such other period agreed between the Agent (acting on the instructions of all of the Lenders) and Holdco prior to the Syndication Date.

(f)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(g)	Each Interest Period for a Term Facility shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)	A Revolving Facility Loan has one Interest Period only.

11.2	Changes to Interest Periods

If the Agent makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify Holdco and the Lenders.

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.4	Consolidation and division of Term Facility Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Facility A Loans; and

(ii)	end on the same date,

those Facility A Loans will, unless the Borrower (or Holdco on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Facility B Loans; and

(ii)	end on the same date,

those Facility B Loans will, unless the Borrower (or Holdco on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility B Loan on the last day of the Interest Period.

(c)	Subject to Clause 4.5 (Maximum number of Utilisations), and Clause 5.3 (Currency and Amount) if the Borrower (or Holdco on its behalf) requests in a Selection Notice:

(i)	that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan immediately before its division; or

(ii)	that a Facility B Loan be divided into two or more Facility B Loans, that Facility B Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility B Loan immediately before its division.

12.	CHANGES TO THE CALCULATION OF INTEREST

12.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for LIBOR for:

(i)	USD as the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the LIBOR for that shortened Interest Period shall be determined pursuant to the definition of “LIBOR”.

(c)	Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and in either case no Screen Rate is available for LIBOR for:

(i)	USD as the currency of that Loan; or

(ii)	the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate,

the LIBOR shall be the Historic Screen Rate for that Loan.

(d)	Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the LIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)	Base Reference Bank Rate: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and LIBOR shall be the Base Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(f)	Alternative Reference Bank Rate: If paragraph (e) above applies but no Base Reference Bank Rate is available for the relevant currency or Interest Period LIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(g)	Cost of funds: If paragraph (f) above applies but no Alternative Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and Clause 12.4 (Cost of funds) shall apply to that Loan for that Interest Period.

12.2	Calculation of Base Reference Bank Rate and Alternative Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Base Reference Bank Rate but a Base Reference Bank does not supply a quotation by the Specified Time, the Base Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Base Reference Banks.

(b)	If at or about noon on the Quotation Day, none or only one of the Base Reference Banks supplies a quotation, there shall be no Base Reference Bank Rate for the relevant Interest Period.

(c)	Subject to paragraph (d) below, if LIBOR is to be determined on the basis of an Alternative Reference Bank Rate but an Alternative Reference Bank does not supply a quotation by the Specified Time, the Alternative Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Alternative Reference Banks.

(d)	If before close of business in London on the date falling one Business Day after the Quotation Day none or only one of the Alternative Reference Banks supplies a quotation, there shall be no Alternative Reference Bank Rate for the relevant Interest Period.

12.3	Market disruption

(a)	If LIBOR is determined otherwise than on the basis of an Alternative Reference Bank Rate and before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then LIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of the Loan and for a period equal in length to the Interest Period of that Loan and if no Alternative Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and Clause 12.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

(b)	If LIBOR is determined on the basis of an Alternative Reference Bank Rate and before close of business in London on the date falling two Business Days after the Quotation Day for the relevant Interest Period of the Loan the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 12.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

12.4	Cost of funds

(a)	If this Clause 12.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling two Business Days after the Quotation Day (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select provided that no Lender shall be required to disclose any information that is in the opinion of such Lender confidential, sensitive or proprietary information.

(b)	If this Clause 12.4 applies and the Agent or Holdco so requires, the Agent and Holdco shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and Holdco, be binding on all Parties.

(d)	If this Clause 12.4 applies pursuant to Clause 12.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

12.5	Notification to Holdco

If Clause 12.4 (Cost of funds) applies or if LIBOR is to be determined on the basis of an Alternative Reference Bank Rate the Agent shall, as soon as is practicable, notify Holdco.

12.6	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES

13.1	Ticking Fee

(a)	Holdco shall pay (or shall procure that Bidco shall pay) to the Agent (for the account of each of the Lenders) a ticking fee in the Base Currency computed at the rate of 20 per cent. of the applicable Margin per annum on that Lender’s Available Commitment under each Term Facility for the period commencing on the date of this Agreement to the earlier of (A) the Initial Closing Date and (B) the Offer Expiry Date.

(b)	The accrued ticking fee set out in paragraph (a) above shall be payable on:

(i)	the date falling six months after the Commitment Date and thereafter on the last date of each successive period of three Months;

(ii)	on the Initial Closing Date (or, if earlier, the Offer Expiry Date); and

(iii)	on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Commitment Fee

(a)	Holdco shall pay (or shall procure that Bidco shall pay) to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)	in respect of each Term Facility, 30 per cent.; and

(ii)	in respect of the Revolving Facility, 35 per cent.,

in each case of the applicable Margin per annum on each Lender’s Available Commitment under each of the applicable Facilities from and including the Initial Closing Date to the end of the Availability Period for the applicable Facility (calculated on the basis of actual days and a year of 360-days), it being agreed that for the avoidance of doubt, where an Availability Period remains outstanding only for limited purposes such as for a drawing to finance a Squeeze Out Procedure and/or Open Market Purchases, the Commitment Fee shall still continue to accrue in relation thereto.

(b)	The accrued commitment fee set out in paragraph (a) above is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable for the amount of a Lender on any Available Commitment of a Lender for any day on which such Lender is a Defaulting Lender.

13.3	Utilisation fee

(a)	Holdco shall pay (or shall procure that Bidco shall pay) to the Agent (for the account of each Lender) a fee in the Base Currency for the utilisation of the Revolving Facility for each day on which the aggregate amount of the Revolving Facility Loans outstanding under the Revolving Facility exceeds:

(i)	zero per cent., but not more than 33 per cent., of the Total Revolving Facility Commitments at the rate of either:

(A)	for any period during which the Ratings Condition is not then met, 0.15 per cent. per annum; or

(B)	for any period during which the Ratings Condition is then met, 0.10 per cent. per annum,

in each case on the Revolving Facility Loans outstanding at such time;

(ii)	more than 33 per cent., but not more than 66 per cent., of the Total Revolving Facility Commitments at the rate of either:

(A)	for any period during which the Ratings Condition is not then met, 0.25 per cent. per annum; or

(B)	for any period during which the Ratings Condition is then met, 0.20 per cent. per annum,

in each case on the Revolving Facility Loans outstanding at such time; and

(iii)	more than 66 per cent. of the Total Revolving Facility Commitments at the rate of either:

(A)	for any period during which the Ratings Condition is not then met, 0.50 per cent. per annum; or

(B)	for any period during which the Ratings Condition is then met, 0.40 per cent. per annum,

in each case on the Revolving Facility Loans outstanding at such time.

(b)	The accrued utilisation fee set out in paragraph (a) above is payable on the last day of each successive period of three Months which ends during the Availability Period, on the Termination Date applicable to the Revolving Facility; and if the relevant Lender’s Commitment is cancelled in full, at the time such cancellation becomes effective.

13.4	Arrangement Fees

Holdco shall pay (or shall procure that Bidco shall pay) the fees in the amount and at the times agreed in the Fee Letters.

13.5	Extension Fee

If the extension to the Termination Date of the Facilities is exercised pursuant to Clause 6.3 (Extension Option – Term Facility A) or Clause 6.4 (Extension Option – Term Facility B), Holdco shall pay (or shall procure that Bidco shall pay) to the Lenders an extension fee in the amount and at the time agreed in Clause 6.3 (Extension Option – Term Facility A) or Clause 6.4 (Extension Option – Term Facility B) (as applicable).

13.6	Duration Fee

If, on the date that is 18 Months after the Commitment Date, the Total Term Facility B Commitments are greater than or equal to USD 7,500,000,000, Holdco shall (or shall procure that Bidco will), on such date, pay to the Agent (for the account of each Lender that has an outstanding Term Facility B Commitment) a duration fee in the Base Currency computed at the rate of 0.35 per cent. of the Total Term Facility B Commitments as at such date.

13.7	Agency Fee

Holdco shall pay (or shall procure that Bidco shall pay) to the Agent (for its own account) an agency fee to the Agent in the amount and at the times agreed in a Fee Letter.

13.8	Security Agent Fee

Holdco shall pay (or shall procure that Bidco shall pay) to the Security Agent (for its own account) the security agent fee to the Security Agent in the amount and at the times agreed in a Fee Letter.

14.	TAX GROSS-UP AND INDEMNITIES

14.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax Gross-up) or a payment under Clause 14.3 (Tax Indemnity).

14.2	Tax Gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	Holdco shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify Holdco and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax Indemnity

(a)	Each Obligor shall (within three Business Days of demand by the Agent) pay or procure that the relevant Obligor pays to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if, in either case, that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax Gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify Holdco.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(b)	If any Finance Party makes a payment to an Obligor under paragraph (a) above and such Finance Party subsequently determines that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such Tax Credit in full or in part, the Obligor shall, promptly following the request of such Finance Party, reimburse such Finance Party an amount equal to the Tax Credit or the portion of the Tax Credit that was not available or has been withdrawn or that the Finance Party was unable to use.

(c)	Nothing in this Clause 14.4 shall interfere with each Finance Party’s right to arrange its tax affairs in whatever manner it thinks fit and, without limiting the foregoing, no Finance Party shall be under any obligation to claim any Tax Credit in priority to any other claims, relieves, credits or deductions available to it.

14.5	Stamp Taxes

Each Obligor shall pay and, within five Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration, documentary, property transfer and other similar Taxes in respect of:

(a)	any Finance Document;

(b)	any other document in connection with the syndication of the Facilities; or

(c)	any document referred to in this Agreement,

provided that after the Syndication Date no Obligor shall be responsible for any such stamp duty, registration, documentary, property or similar taxes that arise because of an assignment or transfer pursuant to Clause 25 (Changes to the Lenders).

14.6	Value Added Tax

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

14.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify Holdco and the Agent and the Agent shall notify the other Finance Parties.

15.	INCREASED COSTS

15.1	Increased Costs

(a)	Subject to Clause 15.3 (Exceptions) Holdco shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or any Change in Law;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation of, or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV.

(b)	In this Agreement:

“Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased Cost Claims

(a)	A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify Holdco.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost) confirming the amount of its Increased Costs, a copy of which shall promptly be provided to Holdco upon request provided that no Finance Party shall be required to disclose any information in such certificate that is in the opinion of such Finance Party confidential, sensitive or proprietary information.

15.3	Exceptions

(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction that is required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 14.3 (Tax Indemnity) (or would have been compensated for under Clause 14.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax Indemnity);

(iv)	attributable to a Bank Levy (or any payment attributable to, or liability arising as a consequence of a Bank Levy);

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(vi)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement or, if later, the date it became party to this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) (provided that if such Increased Costs attributable to Basel II are incurred as a result of the implementation or application of, or compliance with, the Basel III Standards, this paragraph (vi) shall not apply to the extent that such implementation, application or compliance differs from that which has been implemented or required already as at the date of this Agreement by Basel II as determined without reference to the Basel III Standards).

For the avoidance of doubt, a Lender which is not bound to comply with Basel II either at the date of this Agreement or as at the date of a claim under this Clause 15.3 shall be entitled to make a claim for all Increased Costs incurred by it as a result of the implementation or application of, or compliance with, the Basel III Standards (to the extent that such Lender is bound to comply with the Basel III Standards) without reference to paragraph (vi) above.

(b)	In this Clause 15.3:

(i)	“Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions); and

(ii)	“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(iii)	“Basel III Standards” means the Basel Committee on Banking Supervision’s (the “Committee”) finalised form of the proposals currently contained in “Strengthening the Resilience of the Banking Sector” and “International Framework Liquidity Risk Measurement, Standards and Monitoring” published by the Committee in December 2009 (as supplemented by a press release issued by the Committee on 12 September 2010 and “The Basel Committee’s response to the financial crisis: report to the G20” published by the Committee in October 2010) and any other related or finalised form of standards published by the Committee which addresses such proposals (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(iv)	“CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/29/EC.

16.	OTHER INDEMNITIES

16.1	Currency Indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other Indemnities

(a)	Holdco shall (or shall procure that Bidco will), within five Business Days of demand, indemnify the Arrangers and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	the use of proceeds of the Facilities;

(iii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(iv)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party (other than the Security Agent) alone and, in the case of the Security Agent, other than by reason of gross negligence or wilful misconduct); or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)	Holdco shall (or shall procure that Bidco will) promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) incurred by or awarded against such person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including without limitation any action, claim, investigation or proceeding to preserve or enforce rights) in relation to the Acquisition and the transactions contemplated thereby, the transactions contemplated by the Structure Memorandum, the acquisition of Target Shares, the use of any Utilisation of the Facilities, the funding or the refinancing of the existing Financial Indebtedness of the Target Group in connection with the Acquisition or the Finance Documents and/or any Finance Documents, unless such loss or liability is judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 16.2 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

(a)	Holdco shall promptly indemnify the Agent against:

(i)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(ii)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

(b)	The indemnity given by Holdco under paragraph (a) above is a continuing obligation, independent of Holdco’s other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement or the relevant Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

16.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them in relation to or as a result of:

(i)	any failure by Holdco to comply with its obligations under Clause 18 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 16.4 will not be prejudiced by any release or disposal under clause 13 (Distressed Disposals and Appropriation) of the Intercreditor Agreement taking into account the operation of that Clause.

(c)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

17.	MITIGATION BY THE LENDERS

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with Holdco, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 14 (Tax Gross-up and Indemnities) or Clause 15 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of Liability

(a)	Holdco shall (or shall procure that Bidco shall) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.	COSTS AND EXPENSES

18.1	Transaction Expenses

Holdco and/or the Borrower shall promptly on demand and in any event within five Business Days pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security (including any amendment, waiver or consent); and

(b)	any other Finance Documents executed after the date of this Agreement.

18.2	Amendment Costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.9 (Change of Currency), Holdco and/or the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement and Preservation Costs

Holdco shall (or shall procure that Bidco shall), within three Business Days of demand, pay to the Arrangers and each other Secured Party the amount of all costs and expenses (including taxes and legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and Indemnity

Subject to any limitation provided under this Clause 19, each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of Defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or Security including without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security; or

(g)	any insolvency or similar proceedings.

19.5	Guarantor Intent

Without prejudice to the generality of Clause 19.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6	Immediate Recourse

(a)	Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from it under this Clause 19.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8	Deferral of Guarantor’s Rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause 19;

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)	If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment Mechanics).

19.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party.

19.10	Guarantor Limitations - General

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance under any applicable provisions of the laws of the jurisdiction in which any Obligor is incorporated as at the date of this Agreement (or, in the case of an Additional Guarantor, on the date on which that Additional Guarantor becomes a Party) and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

19.11	Guarantor Limitations – Swiss Law

(a) If and to the extent that a Swiss Obligor becomes liable under the Finance Documents for obligations of its Affiliates other than its Subsidiaries and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Obligor or would otherwise be restricted under then applicable Swiss law (the “Restricted Obligations”), the aggregate liability of the Swiss Obligor for Restricted Obligations shall be limited at such time to the amount of the Swiss Obligor’s freely disposable equity in accordance with Swiss law, presently being the total shareholder equity less the total of (i) the aggregate share capital and (ii) statutory reserves (including reserves for own shares and revaluations as well as agio), to the extent such reserves cannot be transferred into unrestricted, distributable reserves and taking into account (by way of deducting) any upstream or cross-stream loans not granted on arm’s length terms (the “Available Amount”). The Available Amount shall be determined on the basis of an audited annual or interim balance sheet of the Swiss Obligor provided that (1) this limitation shall only apply to the extent it is a requirement under applicable Swiss law at the time the Swiss Obligor is required to perform under the Restricted Obligations and (2) such limitation shall not free the Swiss Obligor from its obligations in excess of the Available Amount, but merely postpone the performance date therefor until such times as performance is again permitted.

(b)	In relation to payments made under the Restricted Obligations, the Swiss Obligor shall:

(i)	ensure that such payment can be made without deduction of Swiss Withholding Tax by discharging the liability to withhold such Swiss Withholding Tax by notification pursuant to applicable law rather than payment of the Swiss Withholding Tax (and the Swiss Obligor shall promptly deliver to the Agent a copy of each such notification made);

(ii)	if such notification procedure does not apply and if and to the extent required by applicable law and subject to any applicable double tax treaties in force at the relevant time:

(A)	deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as is in force at that time) from any such payment;

(B)	pay any such deduction to the Swiss federal tax administration;

(C)	notify and provide evidence to the Agent that the Swiss Withholding Tax has been paid to the Swiss federal tax administration; and

(D)	as soon as possible after a deduction for Swiss Withholding Tax is made, ensure that any person which is entitled to a full or partial refund of the Swiss Withholding Tax is in a position to be so refunded, request a refund of such Swiss Withholding Tax under all applicable laws (including any applicable double tax treaties), and in case it has received any refund of the Swiss Withholding Tax, pay such refund to the Agent promptly upon receipt thereof.

(c)	Where a deduction for Swiss Withholding Tax is required to be made pursuant to paragraph (b) above, the Swiss Obligor shall gross-up any payment under this Clause 19.11 (and it shall withhold Swiss Withholding Tax on the grossed-up amount in accordance with paragraph (b) above), subject always to the limitations set out in paragraph (a) above. This paragraph (c) is without prejudice to the indemnification obligations of any Obligor other than any Swiss Obligor in respect of any amounts deducted for the account of Swiss Withholding Tax.

(d)	If and to the extent requested by the Agent, the Swiss Obligor shall promptly implement all such measures and/or promptly procure the fulfilment of all prerequisites allowing it to promptly make the requested payment(s) from time to time, including the following:

(i)	preparation of an audited annual or interim balance sheet of the Swiss Obligor to the extent required by Swiss corporate law, on the basis of which the Available Amount will be determined;

(ii)	confirmation of the auditors of the Swiss Obligor that the relevant requested amount does not exceed the Available Amount;

(iii)	approval by a shareholders’ meeting of the Swiss Obligor of the distribution of the relevant requested amount (within the limits of the Available Amount);

(iv)	if the enforcement of obligations of the Swiss Obligor were limited due to the effects referred to in this Clause 19.11 and to the extent permitted by applicable Swiss law, write up or realise any of its assets that are shown in its balance sheet with a book value that is lower than the market value of the assets (in case of realisation, however, only if such assets are not necessary for the Swiss Obligor’s business (nicht betriebsnotwendige Aktiven) and/or convert statutory reserves into freely available reserves to the extent such statutory reserves do not need to be maintained by mandatory law; and

(v)	all such other measures necessary or useful, and permitted under applicable Swiss laws, to allow the Swiss Obligor to make prompt payments or perform promptly Restricted Obligations with a minimum of limitations.

20.	REPRESENTATIONS

20.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party in respect of itself and Target Group Companies as set out herein on the date of this Agreement and (where applicable) at the other times set out in Clause 20.39 (Times when Representations made).

(b)	The representations made by an Obligor with respect to the Target Group Companies being “to the best of the knowledge and belief” of the relevant Obligor are made to the best of the knowledge and belief of its and the Sponsor’s management (and not for the avoidance of doubt the knowledge and belief of any other Equity Party or the Target Group or their respective management), it being expressly acknowledged and agreed that the Sponsor shall have no liability for any breach of representation or warranty hereunder.

20.2	Status

(a)	It and (to the best of its knowledge and belief and to the best of the knowledge and belief of the Sponsor’s management) each of the Material Target Companies, is a limited liability company, corporation, limited partnership or joint stock corporation, duly incorporated and validly existing and in good standing (where applicable) under the law of its jurisdiction of incorporation.

(b)	It and (to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management) each of the Material Target Companies, has the power to own the shares it owns in an Obligor or, as the case may be, Target Group Companies and its other material assets and carry on its business as it is being conducted.

20.3	Binding Obligations

Subject to the Legal Reservations and, in the case of paragraph (b) below, the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above) each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective, provided that the representation in paragraph (a) above shall only constitute a Major Representation as it relates to obligations that (i) constitute significant legal transactions or (ii) the breach of which qualify as a significant breach of contract (both as referenced in clause 4 of the Circular).

20.4	Non-conflict with Other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any Obligor; or

(c)	any agreement or instrument binding upon it or (to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management) any Target Group Company or any of its assets or constitute a default or termination event (however described) under such agreement or instrument to the extent such default or termination event would have or is reasonably likely to have a Material Adverse Effect.

20.5	Power and Authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of Security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

(c)	All Authorisations necessary for the conduct by it of its business, trade and ordinary activities of (to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management) Target Group Companies have been obtained or effected and are in full force and effect (or will at the required date be) save where failure to obtain or effect those Authorisations would not be reasonably likely to have a Material Adverse Effect.

20.6	Validity and Admissibility in Evidence

Subject to the Legal Reservations and, in respect of paragraph (b) below, the Perfection Requirements, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to own Target Shares and to open the Custodian Account, the Proceeds Account and (on or prior to the Initial Closing Date) the Settlement Account; and

(c)	to make the Transaction Documents to which it is a party admissible in evidence in the Relevant Jurisdiction,

have been (or will at the required date be) obtained or effected and are (or will be) in full force and effect.

20.7	Governing Law and Enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and, subject to the Perfection Requirements, enforced in the Relevant Jurisdiction.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and, subject to the Perfection Requirements, enforced in the Relevant Jurisdiction.

20.8	Insolvency

(a)	No:

(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 24.7 (Insolvency Proceedings); or

(ii)	creditors’ process described in Clause 24.8 (Creditors’ Process) for which the relevant grace period has expired,

has been taken in relation to any Obligor.

(b)	None of the circumstances described in Clause 24.6 (Insolvency) applies to an Obligor.

20.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation and subject to the Legal Reservations, as of the date of this Agreement, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, stamp duty, mortgage, cadastral, registration, notarial or similar taxes or fees be paid on or in relation to the execution of the Finance Documents, except in the case of court proceedings in a Luxembourg court of the presentation of the Finance Documents (either directly or by way of reference) to an autorité constituée, such court or autorité constituée may require registration of all or part of the Finance Documents with the Administration de l’Enregistrement et des Domaines in Luxembourg, which may result in registration duties, at a fixed rate of EUR 12 or an ad valorem rate which depends on the nature of the registered document, becoming due and payable.

20.10	Deduction of Tax

As of the date of this Agreement it is not required to make any Tax Deduction from any payment it may make under any Finance Document.

20.11	No Event of Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on an Obligor or to which the assets of an Obligor are subject which and to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management, no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on a Target Group Company or to which the assets of a Target Group Company are subject which, in each such case, has or would be reasonably likely to have a Material Adverse Effect or could cause a Finance Party to incur a liability to a third party in a material amount.

20.12	No Misleading Information

(a)	To the best of its knowledge and belief, any factual information contained in the Information Package (taken as a whole) or the Information Memorandum was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date that the information was provided to the author of the information.

(b)	The Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared in good faith on the basis of such recent historical information as was available to Holdco, and on the basis of assumptions that, in the opinion of Holdco, were fair and reasonable as at the date they were made.

(c)	Any financial projection or forecast contained in the Information Memorandum or the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration, it being understood however that such projections and forecasts are not facts. Whether or not such projections and forecasts are in fact achieved will depend on future events (and are subject to significant uncertainties), some of which are not in the control of the Obligors. Accordingly actual results may vary from such projections and forecasts and such variations may be material. Such projections and forecasts should not be regarded as representations that the projected or forecast results will be achieved.

(d)	The expressions of opinion or intention provided by or on behalf of it for the purposes of the Information Memorandum or the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(e)	No event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Information Package and no information has been given or withheld that results in the information contained in the Information Memorandum or the Information Package (taken as a whole) being untrue or misleading in any material respect.

(f)

All material information provided to a Finance Party by or on behalf of Holdco or Bidco in connection with the Initial Offer and/or (to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management) the Target Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) is accurate and not misleading in any material respect and all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(g)	All other written information provided by an Obligor or the Sponsor (including their advisers) to a Finance Party or the provider of any Report was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.13	Financial Statements

(a)	The Original Financial Statements were to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management prepared in accordance with the Accounting Principles consistently applied other than as disclosed to the Agent in writing to the contrary or as set out in the Reports.

(b)	The Original Financial Statements (if audited) (to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management) give a true and fair view of the financial condition during the period to which they relate.

(c)	Its most recent financial statements delivered pursuant to Clause 21.1 (Financial Statements):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	if audited, give a true and fair view of its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(d)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

(e)	To the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management, there has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Target Group) since the date of the Original Financial Statements.

20.14	No Proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency have been started or (to the best of its knowledge and belief) formally threatened in writing against it or (to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management) any Target Group Company which is reasonably likely to be adversely determined and if so adversely determined would reasonably be expected to have a Material Adverse Effect.

20.15	No Breach of Laws

It has not and (to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management) none of the Target Group Companies have breached any law or regulation which breach has or would reasonably be expected to have a Material Adverse Effect.

20.16	Environmental Laws

(a)	It and, to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management, each Target Group Company, has obtained all material Environmental Permits required for the carrying on of its business as currently conducted and has at all times, in all material respects in a manner, and to extent, consistent with generally accepted good industry practice, with (i) the terms and conditions of such Environmental Permits and (ii) all other applicable material Environmental Laws, in each case where failure to so obtain would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management, there is no Environmental Claim pending or threatened, and there are no past or present acts, omissions, events or circumstances that would be likely to form the basis of any Environmental Claim (including, without limitation, any arising out of the generation, storage, transport, disposal or release of any Dangerous Substance), against it or, any member of the Group which has or would reasonably be expected to have a Material Adverse Effect.

20.17	Taxation

(a)	It is not materially overdue in the filing of any Tax returns and is not overdue in the payment of any amount in respect of Tax unless and only to the extent that failure to pay those Taxes does not have or would not reasonably be expected to have a Material Adverse Effect.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes such that a liability of, or claim against, it is reasonably likely to arise which would be reasonably expected to have a Material Adverse Effect.

20.18	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any Obligor other than as permitted by this Agreement.

(b)	No Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement.

20.19	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

20.20	Good Title to Assets

To the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management, the Target Group Companies have good and valid title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets required to enable the Target Group to carry on its business as presently conducted to the extent failure to do so has or would be reasonably expected to have a Material Adverse Effect.

20.21	Legal and Beneficial Ownership

It is the sole legal and beneficial owner of the shares over which it purports to grant Transaction Security to the extent failure to do so has or would be reasonably expected to have a Material Adverse Effect.

20.22	Shares

(a)	Subject to legal mandatory provisions, all shares which are subject to the Transaction Security are fully paid up and are not subject to any option to purchase or similar rights.

(b)	To the best of its knowledge and belief:

(i)	the Target Shares are fully paid and held in de-materialised form and listed on the SIX Exchange;

(ii)	the Target has only a single class of shares; and

(iii)	the constitutional documents of the Target do not restrict or inhibit:

(A)	the Target Shares being subject to Security nor any transfer of Target Shares (including without limitation) pursuant to any sale of Target Shares on enforcement of Transaction Security over Target Shares; and

(B)	the declaration and payment of any Distribution nor provide for the payment of any Distribution to holders of Target Shares other than on a pro rata basis by reference to the number of Target Shares held by such holders.

20.23	Intellectual Property

To the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management, each of the Target Group Companies: (a) is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being currently conducted; (b) does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and (c) has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it, to the extent that, in each case, any such statement being false has or would be reasonably likely to have a Material Adverse Effect.

20.24	Accounting Reference Date

The Accounting Reference Date of each Obligor and (to the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management) member of the Target Group is 31 December.

20.25	Transaction Documents

(a)	The Transaction Documents contain all the material terms of the Acquisition and the transactions set out therein.

(b)	To the best of its knowledge no representation or warranty given by any party to the Transaction Documents is untrue or misleading in any material respect.

20.26	Centre of main interests

Each of Holdco and Bidco has its “centre of main interests” (“COMI”) (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1 346/2000 on Insolvency Proceedings (the “Regulation”)) in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

20.27	Holding Companies

Except as may arise under the Transaction Documents and for Acquisition Costs, before the Initial Closing Date, none of the Obligors have traded or incurred any liabilities or commitments (actual or contingent, present or future) save as permitted under Clause 23.4 (Holding Companies).

20.28	Pensions

To the best of its knowledge and belief and the best of the knowledge and belief of the Sponsor’s management, the pension schemes of each member of the Target Group are funded to the extent required by law or otherwise comply with the requirements or any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

20.29	No Adverse Consequences

No Finance Party is or will be deemed to be resident, domiciled or carrying on business in the Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

20.30	Structure Memorandum

The Structure Memorandum contains all material steps in relation to the implementation of the initial debt and equity structure in relation to the Acquisition.

20.31	Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents to which it is a party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

20.32	US Margin regulations

No part of the proceeds of any Utilisation will be used for “buying” or “carrying” (within the meaning of Regulation T, U or X) any Margin Stock in violation of the provisions of the regulations of the Federal Reserve Board or for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

20.33	Sanctions

(a)	It maintains controls reasonably designed to ensure compliance by it, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and it, its Subsidiaries and their respective officers and employees and to its knowledge its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b)	No member of the Group or, to the knowledge of a member of the Group, any of their respective directors, officers or employees or any agent of any member of the Group is a Sanctioned Person.

(c)	No Utilisation, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(d)	None of the Obligors is a SSI Person or directly or indirectly owned 50 per cent. or more by one or more SSI Persons.

(e)

In relation to a Restricted Lender, paragraphs (a) to (d) above shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of or liability under Council

Regulation (EC) No 2271/96 of 22 November 1996, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any similar anti-boycott law or regulation. In connection with any amendment, waiver, determination or direction relating to any part of paragraphs (a) to (d) above of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination of the Majority Lenders has been made.

20.34	Private and commercial acts

Its execution of the Finance Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

20.35	Taxation

(a)	It has:

(i)	complied in all material respects with all Tax laws and regulations to which it may be subject;

(ii)	filed or caused to be filed, within the time and in the manner prescribed by law, all Tax returns and reports which are required to be filed by it and such returns and reports accurately reflect all its liabilities for Taxes for the periods covered thereby;

(iii)	duly and timely paid all Taxes required to be paid by it unless:

(A)	such Taxes are contested in good faith and with appropriate means pursuant to applicable law;

(B)	adequate reserves in connection thereof are set up and maintained in accordance with the Accounting Principles; and

(C)	payment thereof can lawfully be postponed without any security being imposed on the assets of the Obligor ranking in priority to the rights of the Finance Parties under the Finance Documents; and

(iv)	duly, punctually and timely levied and paid as prescribed by law the applicable withholding Taxes.

(b)	No claims or investigations are being made or conducted against it with respect to Taxes which are reasonably likely to be determined adversely to it and which, if adversely determined, are reasonably likely to give rise to a Material Adverse Effect.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

20.36	The Initial Offer

(a)	The Initial Offer is made in full compliance with all applicable laws and regulations (including (without limitation) the Swiss Takeover Rules) and any fact related or connected to the Initial Offer which is required, by applicable law or regulations (including the Swiss Takeover Rules), to be disclosed has been duly disclosed in accordance with those laws or regulations in a timely manner.

(b)	All factual information provided to the Finance Parties in relation to the Initial Offer and the Initial Offer Documents is true, complete and correct in all material respects as at the date it was provided.

(c)	Bidco is entitled to exercise any rights and perform any obligations on or assumed by it in connection with the Initial Offer.

(d)	Each Initial Offer Document:

(i)	contains all the material terms and conditions of the Initial Offer, (other than the Pre-Announcement and the account mandate in respect of the Offer Settlement Account) corresponds to the Pre-Announcement and any factual information contained in each Initial Offer Document (including (without limitation) any description of the financing for the Initial Offer and the roles of any Finance Party, Custodian or Tender Agent in connection therewith) is true, complete and correct in all material respects as at the date of such Initial Offer Document;

(ii)	to the best of its knowledge and belief, is in full force and effect and has, to the extent required, been approved by and registered with the Swiss Takeover Board; and

(iii)	has been prepared in accordance with all applicable laws and regulations, including (without limitation) the Swiss Takeover Rules.

20.37	ERISA

(a)	Each:

(i)	Plan complies in all respects with all applicable requirements of law and regulations; and

(ii)	Obligor and ERISA Affiliate has complied with its obligations under the minimum funding standards of ERISA and the Code with respect to each Single Employer Plan; and

(b)	no:

(i)	Reportable Event has occurred with respect to any Single Employer Plan;

(ii)	Obligor or any ERISA Affiliate has incurred any liability under Title IV of ERISA other than for premiums due to the PBGC; and

(iii)	Obligor or any ERISA Affiliate has effected a complete or partial withdrawal from any Multiemployer Plan or Single Employer Plan that is subject to Section 413(c) of the Code,

except to the extent any noncompliance or the occurrence of any event or circumstance described in any of paragraphs (a) or (b) above would not, individually or in the aggregate, have a Material Adverse Effect.

20.38	U.S. Guarantors

No U.S. Guarantor is an investment company under the United States Investment Company Act of 1940, as amended, or is exempt from the provisions of that Act pursuant to an exemption under that Act, all of the conditions of which have been and are being fulfilled.

20.39	Times when Representations made

(a)	The following representations and warranties shall be made as follows:

(i)	the representations and warranties in Clause 20.2 (Status) to Clause 20.5 (Power and Authority) and Clause 20.33 (Sanctions) are made on the date of this Agreement and on the Initial Closing Date;

(ii)	the representations and warranties set out in Clause 20.12 (No Misleading Information) shall be deemed to be repeated (subject to specific written disclosure against such representations by Holdco prior to the relevant date), on the date of this Agreement, on the Initial Closing Date, on the date of the Information Memorandum (subject to disclosure against such representation prior to the date of distribution thereof) and on the Syndication Date by reference to the facts and circumstances existing on such date;

(iii)	the representation and warranty in paragraph (c) of Clause 20.13 (Financial Statements) is made on the date of delivery of the relevant financial statements;

(iv)	in relation to any Transaction Security Document executed by any Obligor after the date of this Agreement the representation and warranty in Clause 20.21 (Legal and Beneficial Ownership) is made:

(A)	on the date of execution of such Transaction Security Document; and

(B)	only by the relevant Obligor executing such Transaction Security Document.

(b)	The Repeating Representations are deemed to be made:

(i)	by each Obligor on the date of this Agreement, the Initial Closing Date and on the date of each Utilisation Request; and

(ii)	in the case of an Additional Guarantor, on the day on which it becomes (or it is proposed that it becomes) and Additional Guarantor.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 21:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 21.1 (Financial Statements).

“Half Yearly Financial Statements” means the financial statements provided on every other Financial Quarter pursuant to paragraph (b) of Clause 21.1 (Financial Statements).

“Quarterly Financial Statements” means the quarterly financial statements delivered pursuant to paragraph (c) of Clause 21.1 (Financial Statements).

21.1	Financial Statements

Provided that the Initial Closing Date has occurred, Bidco shall supply each of the following as soon as the same are available, but in any event:

(a)	within 180 days after the end of each of its Financial Years, the annual audited consolidated financial statements of Bidco and the Target Group for that Financial Year together with those of each Obligor, and if requested by the Agent and to the extent publicly available, those of any Material Target Company;

(b)	within 120 days of the end of its half-financial year ending 30 June of each Financial Year, consolidated half yearly financial statements of Bidco and the Target Group for that half Financial Year; and

(c)	within 60 days of the end of each of its Financial Quarters, consolidated financial statements of Bidco and the Target Group for that Financial Quarter.

21.2	Provision and Contents of Compliance Certificate

(a)	Starting with the first Financial Quarter ending after the Initial Closing Date, Bidco shall supply a Compliance Certificate to the Agent with each set of Bidco’s consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, among other things set out (in reasonable detail) computations as to compliance with those financial covenants set out in Clause 22 (Financial Covenants) that are being tested for the relevant Testing Period, the balance standing to the credit of the Proceeds Account and (if the Ratings Condition is not then satisfied) the Debt Service Reserve Account as at the date of that Compliance Certificate and as at the last day of the period to which the financial statements accompanying such Compliance Certificate relate.

(c)	Each Compliance Certificate shall be signed by two directors of Bidco.

(d)	Each Compliance Certificate that is delivered with the Annual Financial Statements shall be reported on by Bidco’s Auditors, provided that:

(i)	Bidco’s Auditors have not from time to time adopted a general policy and/or a policy in relation to borrowers incorporated in the relevant country that they will not provide such reports;

(ii)	any such report or confirmation will be in a form that Bidco’s Auditors are prepared to give in accordance with their policies from time to time; and

(iii)	if Bidco’s Auditors as a matter of practice and/or a condition of providing the requested report or confirmation, require the Finance Parties (or the Agent on their behalf) to sign a letter of engagement with them, such parties have entered into such engagement letter in a form agreed by Bidco and the Agent (each acting reasonably).

21.3	Requirements as to Financial Statements

(a)	The Obligors’ Agent shall procure that each set of Annual Financial Statements, Half Yearly Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Obligors’ Agent shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors; and

(ii)	each set of Quarterly Financial Statements is accompanied by a statement by the directors of Bidco commenting on the performance of the Obligors and the Target Group for the month to which the financial statements relate and the Financial Year to date and any material developments or proposals affecting the Obligors or the Target Group or its business.

(b)	Each set of Annual Financial Statements, Half Yearly Financial Statements and Quarterly Financial Statements delivered pursuant to Clause 21.1 (Financial Statements):

(i)	shall be certified by a director of Bidco as giving a true and fair view of (in the case of Annual Financial Statements), or fairly representing (in other cases), its financial condition and operations (consolidated if applicable) as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by the corresponding Auditor’s report addressed to the management of Bidco by the Auditors;

(ii)	shall be accompanied by a statement by the directors of Bidco comparing actual performance for the period to which the financial statements relate to:

(A)	in the case of Half Yearly Financial Statements and Quarterly Financial Statements, the projected performance for that period set out in the most recently delivered Budget (or, if no Budget has yet been delivered, the Base Case Model); and

(B)	in the case of Half Yearly Financial Statements and the Quarterly Financial Statements, the actual performance for the corresponding period in the preceding Financial Year of the Obligors (or the Target Group, as the case may be); and

(iii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model unless, in relation to any set of financial statements, Bidco notifies the Agent that there has been a change in Bidco’s Financial Year end or in the Accounting Principles or the accounting practices and its Auditors deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the unaltered Financial Year end date, Accounting Principles or accounting practices upon which the Base Case Model was prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model.

(c)

(i)	If Bidco notifies the Agent of a change in accordance with paragraph (b)(iii) above, then Bidco’s Auditors shall deliver to the Agent: (A) a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the Base Case Model was prepared; and (B) sufficient information to enable it to be determined whether Clause 22 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model;

(ii)

If Bidco notifies the Agent of a change in accordance with paragraph (b)(iii) above, then Bidco and the Agent shall negotiate in good faith (for no more than 30 days from the date of that request) with a view to agreeing such amendments to Clause 22 (Financial Covenants) and/or the definitions of any terms used therein and any references to those defined terms in this Agreement as are necessary to give the Lenders and Bidco comparable protection to that contemplated at the date of this Agreement;

(iii)	if amendments satisfactory to the Majority Lenders are agreed by Bidco within 30 days of notification of the change, those amendments will take effect in accordance with the terms of that agreement and be binding on all Parties; and

(iv)	if amendments are not so agreed, Bidco shall deliver to the Agent with each set of financial statements required to be delivered under this Agreement another set prepared using the original Accounting Principles or on a basis consistent with the Accounting Principles, accounting practices and financial reference periods applied in the preparation of the Base Case Model.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements were prepared.

(d)	Until the first Testing Period for the financial undertakings, (i) the scope of all financial statements delivered pursuant to Clause 21.1 (Financial Statements) may reflect current reporting practices of the Target Group and (ii) Bidco may provide, instead of consolidated financial statements, financial statements for the Target Group.

(e)	Following an Event of Default that is continuing, if the Agent wishes to discuss the financial position of any Obligor or Target Group Company with the Auditors, the Agent may notify Bidco, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, Bidco must ensure that the Auditors are authorised (at the expense of Bidco):

(i)	to discuss the financial position of each Obligor and Target Group Company with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.

21.4	Budget

(a)	If the Ratings Condition is not satisfied, Bidco shall supply to the Agent (in electronic form unless the Agent requests paper copies), as soon as the same become available but in any event within 30 days before the start of its Financial Year (unless the Ratings Condition is satisfied at such time), an annual Budget for the Obligors and the Target Group for that Financial Year commencing with the Financial Year starting 1 January 2017.

(b)	Bidco shall ensure that each Budget required to be delivered in accordance with paragraph (a) above:

(i)	includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Obligors and Target Group and details of projected capital expenditure;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 21.1 (Financial Statements); and

(iii)	has been approved by the board of directors of Bidco.

If Bidco updates or changes the Budget in any material respect, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

21.5	Presentations

Once in every Financial Year (and upon reasonable request at any time following an Event of Default) two suitably qualified executives of the Sponsor and/or the Target (one being the chief financial officer of either the Sponsor or the Target) must, on reasonable notice, give a presentation to the Finance Parties about the on-going business and financial performance of the Obligors and Target Group.

21.6	Information: Miscellaneous

Bidco shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly, copies of all documents dispatched by Bidco or Holdco to its shareholders (or any class of them) or by an Obligor to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any material litigation, arbitration, Environmental Claim or administrative proceedings which are current, threatened or pending against an Obligor or Target Group Company (and which could reasonably be expected to have a Material Adverse Effect);

(c)	promptly upon becoming aware of the same, the details of any claim against any person in respect of the Acquisition Documents, the details of any Disposal, any Distribution, any Debt Financing Proceeds and any Equity Financing Proceeds which, in each case, will require prepayment under Clause 8.3 (Distributions, Debt Financing Proceeds, Disposal Proceeds, Equity Financing Proceeds, Report Proceeds);

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property, the Custodian Account, the Offer Settlement Account and the Proceeds Account and compliance of the Obligors with the terms of any Transaction Security Documents;

(e)	at the same time as they are dispatched, copies of all documents made publicly available by Bidco in connection with the Acquisition (to the extent not previously disclosed to the Arrangers), including (without limitation) any notifications, publications (or similar) required by the Swiss Takeover Rules;

(f)	promptly, copies of statements issued by or to the Swiss Takeover Board, the Swiss Financial Market Supervisory Authority or any other regulatory authority or court in relation to the Initial Offer, in each case, of which Bidco has obtained a copy and it is lawful for Bidco to disclose;

(g)	promptly upon becoming aware of the same, any lapse or withdrawal of the Initial Offer or any failure of any condition to the Initial Offer to be satisfied (or any circumstance that may give rise to any of the foregoing);

(h)	promptly upon becoming aware of the same, details of any amendment to the Custodian Agreement or other Transaction Documents (excluding the Finance Documents) or, in the case of any Acquisition Document, any waiver of any term or condition contained in such Acquisition Document (in each case) permitted under the terms of this Agreement;

(i)	as soon as practicable upon the reasonable request of the Agent, an update on the Initial Offer (including level of acceptances, price per Target Share offered or to be paid and the status of any condition to which the Initial Offer is subject) and such other information relating to the Initial Offer as the Agent may reasonably request, provided that the provision of any such information shall not be required where to disclose such information would be in breach of applicable law or regulation or would breach confidentiality restrictions binding on Bidco (excluding any such confidentiality restrictions assumed by Bidco for the primary purpose of limiting disclosure under this Agreement);

(j)	promptly following the acquisition thereof, details of any Target Shares acquired by Bidco through Open Market Purchases and any Squeeze Out Procedure;

(k)	promptly on request, such further information regarding the financial condition, assets and operations of the Obligors and/or any Target Group Company as any Finance Party through the Agent may reasonably request, as long as, if no Default is continuing, such information, amplification or explanation is readily obtainable by the management of the Obligors without the Obligors incurring material cost);

(l)	promptly, upon becoming aware of the same, the details of any publication by the then applicable Agreed Rating Agencies of a change in the published long term credit rating assigned to Bidco by the then applicable Agreed Rating Agencies from time to time; and

(m)	promptly on request, from time to time, a U.S. Federal Reserve Board Form U-1 in respect of Bidco.

21.7	Notification of Default

(a)	Each Obligor shall promptly notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent (where the Agent reasonably considers that a Default has occurred and is continuing), the Obligors’ Agent shall supply to the Agent a certificate signed by two authorised signatories on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.8	“Know your Customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or the Security Agent) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or similar checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or the Security Agent) in order for the Agent or the Security Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)	Holdco shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent, the Security Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Holdco shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Security Agent or any Lender), the Security Agent or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent, the Security Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.9	Identification of non-confidential information

(a)	Bidco acknowledges that:

(i)	the Agent will make available to the Finance Parties all materials and/or information provided to it by or on behalf of any Obligor or member of the Target Group which relates to an Obligor or member of the Target Group, the Finance Documents or the Facilities under the Finance Documents (collectively the “Borrower Materials”) by posting the Borrower Materials on DebtDomain or another similar electronic system (the “Platform”); and

(ii)	certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information (other than information that is customarily provided in a typical European bond offering) which may be included in the Borrower Materials.

(b)	Bidco hereby agrees that:

(i)	all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

(ii)	by marking Borrower Materials “PUBLIC”, Holdco shall be deemed to have authorised the Agent and the Finance Parties to treat such Borrower Materials as not containing any material non-public information;

(iii)	all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and

(iv)	the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

22.	FINANCIAL COVENANTS

22.1	Financial Definitions

In this Agreement:

“Bidco Cash Interest Cover” means for any Testing Period, the ratio of (i) Bidco Distributions Received (plus, without double counting, the amount standing to the credit of the Debt Service Reserve Account on the last date of that Testing Period) to (ii) Bidco Finance Charges.

“Bidco Distributions Received” means, for any Testing Period, the Distributions actually received in cash by Bidco from Target during that Testing Period.

“Bidco Finance Charges” has the meaning given to the term “Finance Charges” on the basis that references therein to “any member of the Group” are references to “Bidco”.

“Borrowings” means, at any time, the outstanding principal or capital amount of any Financial Indebtedness provided that:

(a)	Financial Indebtedness owed by a member of the Group to another member of the Group shall not be taken into account; and

(b)	pensions liabilities shall not be included.

“Consolidated EBITDA” means, for any Testing Period and without duplication, the consolidated profits of the Group from ordinary activities:

(a)	before deducting Interest Payable, any other Interest for which any member of the Group is liable to a third party and any deemed finance charge in respect of any pension liabilities and other provisions;

(b)	before deducting any amount of Tax on profits, gains or income paid or payable by any Target Group Company;

(c)	after adding back (to the extent otherwise deducted) any amount attributable to any amortisation whatsoever (including amortisation of any goodwill arising on any Permitted Target Acquisition), and any impairment or depreciation whatsoever;

(d)	after deducting (to the extent included) Interest Receivable;

(e)	after adding back any negative items (to the extent otherwise deducted) or deducting any positive items (to the extent otherwise included), of a one-off, non-recurring, extraordinary or exceptional nature;

(f)	after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder in such member of the Group;

(g)	after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group in the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

(h)	after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any loss arising on any revaluation of any asset during such period;

(i)	after adding back (to the extent otherwise deducted) Acquisition Costs (or any other costs in connection with Permitted Target Acquisitions) for that period;

(j)	after adding (to the extent not already included (including as a consequence of a derivative transaction as reported on by the Group)) the realised gains or deducting (to the extent not otherwise deducted) the realised losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts or hedging instruments entered into with respect to the operational cash flows of the Group (but taking no account of any unrealised gains or loss on any hedging instrument whatsoever and excluding any IAS 39 timing differences relating to changes in the unrealised fair value of derivatives);

(k)	after adding back (to the extent otherwise deducted) any duly documented fees, costs or charges of a non-recurring nature actually paid related to any equity offering, acquisitions, compensation payments to departing management, investments (including any Joint Venture Investment) or Financial Indebtedness (whether or not successful);

(l)	after adding back (to the extent otherwise deducted) any costs or provisions relating to any share option or incentive schemes of the Group;

(m)	after deducting the amount of profit of any entity (which is not a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit is included in the accounts of the Group and after adding the amount (net of any applicable withholding tax) received in cash by members of the Group through distributions by any such entity;

(n)	after adding (to the extent not already included) the proceeds of any business interruption insurance to the extent taken into account in determining the profits of the Group; and

(o)	after deducting (to the extent included) the amount of any profit which is attributable to any Debt Purchase Transaction by any member of the Group or adding back (to the extent deducted) the amount of any loss which is attributable to any Debt Purchase Transaction by any member of the Group.

“Consolidated Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings but:

(a)	including, in the case of Finance Leases, only the capitalised value thereof; and

(b)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group.

“Finance Charges” means, for any Testing Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Testing Period:

(a)	excluding any upfront fees or costs;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commissions, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	excluding any Acquisition Costs;

(e)	excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes; and

(f)	taking no account of any unrealised gains or losses on any financial instruments other than any derivative instruments which are accounted for on a hedge accounting basis.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles applicable as at the date of this Agreement, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the accounting period of the Group and the Target Group (as the case may be), in each case, ending on the Accounting Reference Date.

“Interest” means interest and amounts in the nature of interest (whether or not paid or capitalised) in respect of any Borrowings including, without limitation:

(a)	the interest element of Finance Leases;

(b)	discount and acceptance fees payable (or deducted) in respect of any Borrowings;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings which is issued by a third party on behalf of a member of the Group and accrues after the Commitment Date;

(d)	the amount of any discount amortised during the Testing Period in respect of Borrowings;

(e)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Borrowings; and

(f)	commitment, utilisation and non-utilisation fees payable or incurred or accrued after the Commitment Date in respect of Borrowings.

“Interest Cover” means the ratio of Consolidated EBITDA to Finance Charges in respect of any Testing Period.

“Interest Payable” means, in respect of any Testing Period, the aggregate of Interest accrued (whether or not paid or capitalised) in respect of any Borrowings of any member of the Group during that Testing Period but:

(a)	excluding (to the extent included) any amortisation of fees, costs, original issue discount and expenses incurred in connection with the raising of any Borrowings; and

(b)	excluding any capitalised interest, the amount of any discount amortised and other non-cash interest charges during the Testing Period,

and calculated on the basis that:

(i)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in respect of Interest in relation to that Testing Period;

(ii)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements in respect of Interest in relation to that Testing Period.

“Interest Receivable” means, in respect of any Testing Period, the amount of Interest accrued due to members of the Group (other than from members of the Group) during the Testing Period.

“Net Debt Cover” means, in respect of any Testing Period, the ratio of Consolidated Total Net Debt on the last day of that Testing Period to Consolidated EBITDA for that Testing Period.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Target Consolidated Total Net Debt” means, at any time, the aggregate amount of all obligations of Target Group Companies for or in respect of Borrowings but:

(a)	including, in the case of Finance Leases, only the capitalised value thereof; and

(b)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any Target Group Company.

“Target Net Debt Cover” means, in respect of any Testing Period, the ratio of Target Consolidated Total Net Debt on the last day of that Testing Period to Consolidated EBITDA for that Testing Period.

“Testing Period” means each 12 month period ending on 31 March, 30 June, 30 September and 31 December.

22.2	Financial Condition

(a)	Subject to paragraph (b) below Bidco shall ensure that:

(i)	Net Debt Cover: Net Debt Cover in respect of any Testing Period:

(A)	ending on a date when the Ratings Condition is met shall not exceed 4.5:1; and

(B)	ending on a date when the Ratings Condition is not met and which ends on the date specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Testing Period:

Column 1 Testing Period	Column 2 Ratio
30 September 2016	7.00:1

31 December 2016	7.00:1

31 March 2017	7.00:1

30 June 2017	6.75:1

30 September 2017	6.50:1

31 December 2017	6.25:1

31 March 2018	6.00:1

30 June 2018	6.00:1

30 September 2018	5.75:1

31 December 2018	5.50:1

31 March 2019	5.50:1

30 June 2019	5.50:1

30 September 2019	5.25:1

31 December 2019	5.00:1

31 March 2020	5.00:1

30 June 2020	5.00:1

30 September 2020	4.75:1

31 December 2020 and each Testing Period ending after that date	4.50:1

(ii)	Target Net Debt Cover: Target Net Debt Cover in respect of each Testing Period ending at least one full Financial Quarter after the Initial Closing Date, shall not exceed the ratio of 2.00:1.

(iii)	Interest Cover: Interest Cover in respect of each Testing Period ending at least one full Financial Quarter after the Initial Closing Date, shall not be less than the ratio of 2.50:1

(iv)	Bidco Cash Interest Cover: Bidco Cash Interest Cover in respect of each Testing Period ending at least one full Financial Quarter after the Initial Closing Date, shall not be less than the ratio of 1.375:1.

(b)	Bidco shall not be obliged to comply with paragraph (a)(ii) or (a)(iii) above if, on the first testing date or on any testing date thereafter, the Ratings Condition has been met.

22.3	Financial Testing

(a)	The financial covenants set out in Clause 22.2 (Financial Condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a), (b) and (c) of Clause 21.1 (Financial Statements) and each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and Contents of Compliance Certificate).

(b)	For the purpose of the calculation of any financial ratio (including pro forma compliance):

(i)	there shall be included in determining Consolidated EBITDA (but without double counting) for any Testing Period (including the portion thereof occurring prior to the relevant acquisition):

(A)	the consolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired and not subsequently sold, transferred or otherwise disposed of by any Target Group Company during such period (each such person, property, business or asset acquired and not subsequently disposed of being an “Acquired Entity or Business”); and

(B)	if material (unless, in relation to any material adjustment which could be made as a result of cost savings, Target elects not to include such cost savings in the determination of Consolidated EBITDA), an adjustment in respect of each Acquired Entity or Business acquired during such period equal to the amount of the Pro forma Adjustment with respect to such Acquired Entity or Business for such period;

(ii)	there shall be excluded in determining Consolidated EBITDA for any Testing Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any Target Group Company during such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion) (each such person, property, business or asset so sold or disposed of being a “Sold Entity or Business”); and

(iii)	any Target Group Company which is intended to be, but which (as at the end of the Testing Period) has not been, disposed of shall have its results included in calculating Consolidated EBITDA, even if the intention to dispose of the Target Group Company would lead to it being treated as a current asset for the purposes of the Accounting Principles.

“Pro forma Adjustment” means, for any Testing Period that includes any of the four Financial Quarters first following the acquisition of or investment in an Acquired Entity or Business, with respect to the Consolidated EBITDA of that Acquired Entity or Business, the pro forma increase in such Consolidated EBITDA projected by Bidco in good faith as a result of reasonably identifiable and supportable cost savings realisable during the period of 12 Months from the date of the relevant acquisition or investment in combining the operations of such Acquired Entity or Business with the operations of Target and its Subsidiaries (where such cost savings shall include the full year effect resulting from measures which are capable of being implemented in such 12 month period), as certified by Target in a certificate signed by the chief executive officer or chief financial officer, issued by reference to Target’s knowledge with regard to the information reasonably available at such time, provided that:

(i)	so long as such cost savings will be realisable at any time during such period, it may be assumed, for purposes of projecting such pro forma increase to such Consolidated EBITDA, that such cost savings will be realisable during the entire such period, provided further that any such pro forma increase to such Consolidated EBITDA shall be without duplication for cost savings actually realised during such period and already included in such Consolidated EBITDA; and

(ii)	by no later than the time when the relevant calculation is made, a certificate signed by the chief executive officer or chief financial officer of Target shall have been delivered to the Agent verifying that such savings have been identified in a reasonable manner and are supportable during such period and if such pro forma increase is greater than 5 per cent. of the LTM Consolidated EBITDA of the combined Target Group, then any identified cost savings shall be supported by third party financial due diligence and will be subject to a cap of 10 per cent. of Consolidated EBITDA to the end of the last Testing Period for which Financial Statements are delivered, or if prior to such delivery, the most recent Quarterly Financial Statements of the Target Group.

(c)	In respect of any Testing Period ending on a Quarter Date less than 12 Months after the Initial Closing Date, the following rules shall apply:

(i)	it will be assumed that any Borrowings made on or after the Initial Closing Date were made on the first day of that Testing Period and any Borrowings outstanding prior to the Initial Closing Date but repaid or refinanced on or after the Initial Closing Date will be ignored;

(ii)	Net Finance Charges shall be calculated on a pro forma basis for the period from the beginning of the Testing Period until the Initial Closing Date (the “Pre-Closing Period”) on the basis of the actual Net Finance Charges from the Initial Closing Date until the end of the Testing Period; and

(iii)	Consolidated EBITDA for the Pre-Closing Period shall be the actual amount of Consolidated EBITDA of the Group calculated for that period using the Accounting Principles.

(d)	In respect of any Testing Period, the exchange rate used in relation to the Target Consolidated Net Debt and Consolidated Net Debt shall be the same as the exchange rate used for Consolidated EBITDA. The effect of all unrealised currency exchange gains or losses shall be excluded.

(e)	Net Finance Charges will be adjusted to reflect the assumption or repayment of debt relating to any Acquired Entity or Business or Sold Entity or Business.

(f)	For the purposes of this Clause 22, no item shall be included or excluded more than once in any calculation.

23.	GENERAL UNDERTAKINGS

Except as specified herein, the undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and Compliance with Laws

23.1	Authorisations

Each Obligor shall promptly obtain, renew, comply with and do all that is necessary to maintain in full force and effect any Authorisations required under any law or regulation of the Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Transaction Documents where failure to do so (in the case of the Transaction Documents (other than the Finance Documents) only) would be reasonably expected to have a Material Adverse Effect;

(b)	ensure, subject to the Legal Reservations and the Perfection Requirements, the legality, validity, enforceability or admissibility in evidence of any Finance Document or, where failure to do so would be reasonably expected to have a Material Adverse Effect, any Transaction Document; and

(c)	carry on its business where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

23.2	Compliance with Laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or would be reasonably expected to have a Material Adverse Effect.

Restrictions on Business Focus

23.3	Change of Business

Holdco shall procure that no material change is made to the general nature of the business of the Target Group taken as a whole from that carried on by the Target Group at the date of this Agreement other than as a result of any of the steps disclosed in the Structure Memorandum.

23.4	Holding Companies

Holdco and Bidco must not carry on any business or own any assets or incur or allow to subsist any liabilities other than:

(a)	in the case of Bidco, the incurrence of Financial Indebtedness arising under any of the Finance Documents and any Permitted Treasury Transactions in relation to the Facilities and Subordinated Debt;

(b)	in the case of Holdco, the incurrence of Financial Indebtedness to its parent, which is subordinated as Subordinated Liabilities under, and as defined in, the Intercreditor Agreement;

(c)	the granting of any guarantee arising under this Agreement and the granting of any Transaction Security to secure obligations under the Finance Documents;

(d)	the making of loans, subscription and issuance of shares and the implementation of any other transactions or steps expressly set out in the Structure Memorandum in accordance with the terms of this Agreement and any subscriptions by Holdco for New Equity in Bidco in accordance with the terms of this Agreement and any loans made to Bidco by Holdco which constitute Subordinated Debt in accordance with the terms of this Agreement;

(e)	the making of a Permitted Payment;

(f)	in the case of Holdco, the ownership of shares in Bidco;

(g)	in the case of Bidco, the acquisition and ownership of shares in the Target;

(h)	the provision of administrative services (excluding treasury services) and management services to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries and the ownership of assets necessary to provide such services;

(i)	in the case of Bidco, the offering, sale, issuance and servicing, purchase, redemption, refinancing or retirement of the Facilities;

(j)	rights and obligations arising under the Intercreditor Agreement, the Transaction Security Documents, the Equity Documents, the Acquisition Documents or any other agreements to be entered into for other purchases of Target Shares after the settlement of the Initial Offer in accordance with the terms of this Agreement;

(k)	the ownership of Cash and Cash Equivalent Investments;

(l)	directly related or reasonably incidental to the establishment and/or maintenance of its or any of its Subsidiaries’ corporate existence (provided that, for the avoidance of doubt, the only direct Subsidiary that Holdco may have is Bidco, and the only direct Subsidiary Bidco may have is Target (other than as may be required to implement a Squeeze Out Procedure));

(m)	in the case of Bidco, entry into and rights and liabilities under mandate, engagement or underwriting letters or arrangements on arm’s length terms or to professional service providers (including (without limitation) auditors) on customary terms (including (in each case) liability for related fees, costs and expenses and taxes);

(n)	the payment of brokerage, custodian and other customary fees relating to the Initial Offer;

(o)	the holding of accounts, including, without limitation, bank accounts and securities accounts (including the Proceeds Account and the Offer Settlement Account);

(p)	in the case of Bidco, making loans (including by way of converting a distribution payable to Bidco into a loan) to the Target or any Target Group Company that is an Obligor;

(q)	the existence of any lien arising by operation of law in the ordinary course of the day-to-day activities of Holdco or Bidco and not as a result of any default or omission by Holdco or Bidco;

(r)	any right of set-off arising in respect of bank accounts or custody accounts held by Holdco or Bidco under the standard terms and conditions of such bank or financial institution; and

(s)	other activities not specifically enumerated above that are de minimis in nature.

Restrictions on dealing with Assets and Security

23.5	Preservation of assets

(a)	Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business where failure to do so would have or would be reasonably likely to have a Material Adverse Effect.

(b)	Bidco shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any Target Shares without the prior consent of all of the Lenders.

23.6	Pari Passu Ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except those creditors whose claims are mandatorily preferred by laws of general application to companies.

23.7	Acquisition Documents

Each Obligor shall take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other Obligor) and pursue any claims and remedies arising under any Acquisition Documents where the directors of Bidco believe (acting reasonably) that the preservation and enforcement of those rights and pursuit of those claims or remedies is commercially advantageous and appropriate.

Restrictions on Movement of Cash – Cash out

23.8	Dividends and Share Redemption

(a)	Except as permitted under paragraph (b) below, Bidco will not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) in each case on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any Obligor to pay any management, advisory or other fee to or to the order of any of the direct or indirect shareholders of Bidco; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to a Permitted Payment.

23.9	Subordinated Debt

(a)	Except as permitted under paragraph (b) below, no Obligor shall:

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under the Subordinated Debt;

(ii)	pay any interest or any other amounts payable in connection with the Subordinated Debt; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to the Subordinated Debt.

(b)	Paragraph (a) above does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is a Permitted Payment.

Miscellaneous

23.10	Access

If and for so long as an Event of Default under Clause 24.1 (Non-payment), Clause 24.2 (Certain Obligations) or Clauses 24.6 (Insolvency) to 24.8 (Creditors’ Process), or a Default under Clause 24.3 (Other Obligations) arising as a result of a failure to comply with Clause 21 (Information Undertakings) is, in each case, continuing, upon reasonable notice being given by the Agent, each Obligor shall permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to sites, books and records of each Obligor.

23.11	Amendments

Except, in the case of the Initial Offer Documents, to the extent that such action is permitted under paragraph (b) of Clause 23.17 (The Acquisition), no Obligor shall amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document in a way which would be reasonably likely to materially and adversely affect the interests of the Finance Parties under the Finance Documents.

23.12	Financial Assistance

Each Obligor shall where applicable comply in all respects with any applicable laws in respect of financial assistance in the Relevant Jurisdiction, including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

23.13	Treasury Transactions

(a)	No Obligor shall enter into any Treasury Transaction, other than a Permitted Treasury Transaction.

(b)	Paragraphs (a) above do not apply to any action taken at a time when the Ratings Condition is satisfied.

23.14	Further Assurance

(a)	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	following an Event of Default, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

23.15	Sanctions

(a)	Each Obligor will maintain controls reasonably designed to ensure compliance by it, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and applicable Sanctions.

(b)	No Obligor will request any Utilisation, and no Obligor shall use, lend, contribute or otherwise make available and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, lend, contribute or otherwise make available the proceeds of any Utilisation:

(i)	in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;

(ii)	for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or SSI Person, or in any Sanctioned Country or in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Utilisation, whether as an underwriter, adviser, investor or otherwise);

(iii)	in any manner that would result in the violation of any Sanctions applicable to any party hereto; or

(iv)	to fund any activities or business of or with any person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions.

(c)	In relation to a Restricted Lender, this Clause 23.15 shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of or liability under Council Regulation (EC) No 2271/96 of 22 November 1996, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any similar anti-boycott law or regulation. In connection with any amendment, waiver, determination or direction relating to any part of paragraph (a) or (b) above of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination of the Majority Lenders has been made.

23.16	US Margin regulations

No part of the proceeds of any Utilisation will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for “buying” or “carrying” any Margin Stock in violation of the provisions of the regulations of the Federal Reserve Board or to extend credit to others for the purpose of “buying” or “carrying” any Margin Stock (in each case within the meaning of Regulation T, U or X) in violation of the provisions of the regulations of the Federal Reserve Board or for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

23.17	The Acquisition

(a)	Bidco shall comply with the Swiss Takeover Rules and all other laws and regulations applicable to the Initial Offer.

(b)	Bidco shall not:

(i)	increase the price to be paid for the Target Shares pursuant to the Initial Offer (nor take any action that does or which might require any increase in the price to be paid for the Target Shares pursuant to the Initial Offer);

(ii)	amend or waive any other material term or condition of the Initial Offer set out in the Initial Offer Documents (including (without limitation) the minimum required level of acceptances, extending the time period for acceptance of the Initial Offer or for satisfaction of any condition to the Initial Offer); or

(iii)	make any public statement or other announcement regarding the Facilities in connection with the Acquisition,

except:

(A)	in the case of (ii) or (iii) above only, as required by the Swiss Takeover Rules or any other applicable law or regulation applicable to the Initial Offer as required by the Swiss Takeover Board or any other regulatory body or court applicable to the Initial Offer; or

(B)	with the consent of all the Lenders.

(c)	Bidco shall ensure that, other than making Open Market Purchases which comply with paragraph (g) below, no action is taken which would or may require the amendment of any material term or condition of the Initial Offer as set forth in the Initial Offer Documents (including, without limitation, an increase in the offer price for the Target Shares or the maximum total consideration payable for all the Target Shares to which the Initial Offer relates above the level agreed between Bidco and the Lenders from time to time) except with the prior consent of the Agent (acting on the instructions of all the Lenders).

(d)	Bidco shall, upon becoming entitled to implement any Squeeze Out Procedure: (a) notify the Agent; and (b) promptly implement that Squeeze Out Procedure.

(e)	Bidco shall take all reasonable steps to enforce its rights under the Transaction Documents (other than the Initial Offer Documents).

(f)	Bidco shall ensure that no action is taken which would require it to make a mandatory offer in respect of the Target Shares.

(g)	During the Best Price Period, Bidco shall not make any Open Market Purchase unless the purchase price per share for Target Shares purchased pursuant to that Open Market Purchase is equal to or less than the price paid for the Target Shares that are the subject of the Initial Offer or, if it is higher, Additional Equity Contributions have been injected into and received by Holdco (and successively used to subscribe for equity in Bidco) in the amount necessary to fund such excess for such purchase and for all other amounts required to be paid for Target Shares and Acquisition Costs in order to comply with the Best Price Rule.

23.18	Taxation

Each Obligor shall:

(a)	comply in all material respects with all Tax laws and regulations to which it may be subject (including without limitation rules governing the deductibility for tax-purposes of amortisation and depreciation);

(b)	file or cause to be filed, within the time and in the manner prescribed by law, all Tax returns and reports which are required to be filed by it and ensure that such returns and reports accurately reflect all its liabilities for Taxes and/or social security contributions for the periods covered thereby;

(c)	duly and timely pay all Taxes required to be paid by it unless:

(i)	such Taxes are contested in good faith and with appropriate means pursuant to applicable law;

(ii)	adequate reserves in connection thereof are set up and maintained in accordance with the Accounting Principles; and

(iii)	payment thereof can lawfully be postponed without any security being imposed on the assets of any of the Obligor ranking in priority to the rights of the Finance Parties under the Finance Documents provided that any failure to pay those Taxes and social security contributions would not reasonably be expected to have a Material Adverse Effect;

(d)	duly, punctually and timely levy and pay as prescribed by law the applicable withholding Taxes and social security withholdings; and

(e)	not change its residence for Tax purposes.

23.19	Custodian Account and Offer Settlement Account

(a)	Bidco shall not terminate the appointment (or take action to seek the resignation) of the Custodian and/or the Tender Agent (except with the prior consent of the Agent (acting on the instructions of all Lenders)).

(b)	In relation to the Custodian Account:

(i)	Bidco shall ensure that all Target Shares are:

(A)	in the case of Target Shares held in the form of American Depositary Shares, as soon as reasonably practicable and, in any case, within 24 hours of being acquired by Bidco or any other member of the Group; and

(B)	in the case of all other Target Shares, immediately upon being acquired by Bidco or any other member of the Group,

deposited in the Custodian Account;

(ii)

Bidco shall not dispose of nor withdraw or transfer (nor attempt to give any instructions to any person to withdraw or transfer) nor exercise any rights of set-off, netting, counterclaim or similar rights with respect to any Target Shares held in the Custodian Account, except that Bidco may request, at any time provided there is no Default which is continuing, that the

Custodian transfers Target Shares from the Custodian Account directly to a purchaser of those Target Shares pursuant to a sale of Target Shares permitted under this Agreement; and

(iii)	Bidco shall maintain the Custodian Account.

(c)	In relation to the Offer Settlement Account:

(i)	Bidco shall not dispose of nor withdraw or transfer (nor attempt to give any instructions to any person to withdraw or transfer) nor exercise any rights of set-off, netting, counterclaim or similar rights with respect to any amounts standing to the credit of the Offer Settlement Account, except the giving of instructions and authority to the Tender Agent to withdraw or transfer amounts standing to the credit of the Offer Settlement Account to directly settle the Initial Offer Settlement Payments; and

(ii)	Bidco shall, on or prior to the Initial Closing Date, maintain the Offer Settlement Account.

23.20	Ratings

Bidco shall as soon as reasonably practicable following the date of this Agreement use all reasonable endeavours to obtain a long-term corporate rating in respect of itself from at least two of the Agreed Rating Agencies.

23.21	Delisting

(a)	Bidco shall ensure that, to the extent permitted by law and the rules of the SIX Exchange, as soon as practicable after the Initial Closing Date (and by the date falling no later than 15 months after the Initial Closing Date), the Target Shares will be delisted from the SIX Exchange.

(b)	Bidco shall procure that the Target shall, and the Target shall, ensure that, unless the Agent (acting on the instructions of all the Lenders) has consented to waive this paragraph (b), the Target Shares remain at all times intermediated securities pursuant to Article 3 of the Swiss Federal Intermediated Securities Act (Bundesgesetz über Bucheffekten, BEG).

23.22	Guarantors

(a)	To the extent permissible under Swiss law Bidco shall procure that the Target accedes to this Agreement as an Additional Guarantor as soon as reasonably practicable and, in any event, within 60 days of the first date on which Bidco has acquired 100 per cent. of the Target Shares. Bidco shall not be obliged to comply with the obligation in the preceding sentence to the extent that: (i) it has been unable to obtain any necessary tax ruling in order to enable it to comply with that obligation; or (ii) complying with that obligation would result in Bidco being obliged, under Swiss law (or in order to obtain a favourable tax ruling) to pay a fee to Target in consideration of the guarantee to be given by Target. Bidco will consult with the Agent’s Swiss counsel when seeking any necessary tax ruling referred to in the preceding sentence, with a view to obtaining a tax ruling that does not oblige Bidco to pay a fee to Target in consideration of the guarantee to be given by Target.

(b)	To the extent permissible under the applicable law in the Relevant Jurisdiction and subject to customary guarantee limitations, Bidco shall procure that each of the following entities accedes to this Agreement as an Additional Guarantor as soon as reasonably practicable and, in any event, within 60 days of the later of:

(i)	first date on which Bidco owns 100 per cent. of the Target Shares; and

(ii)	the earliest date on which the relevant entity is not restricted from doing so under the terms of the Target Private Placement Notes Indenture:

(A)	Syngenta Wilmington Inc.;

(B)	Syngenta Finance NV;

(C)	Syngenta Finance AG;

(D)	Syngenta Crop Protection AG; and

(E)	Syngenta Corporation.

23.23	Debt Service Reserve Account

(a)	Bidco shall ensure that, unless the Ratings Condition is satisfied, on or before the Initial Closing Date, an amount equal to or greater than the Debt Service Reserve Amount shall have been credited to the Debt Service Reserve Account with the proceeds of the Initial Equity Contribution.

(b)	Bidco shall ensure that, on each DSRA Funding Date, it shall (provided that it has received a notification of the relevant amount as referred to in paragraph (d) below) credit to the Debt Service Reserve Account an amount equal to the Debt Service Reserve Amount minus the amount of any positive balance in the Debt Service Reserve Account on such DSRA Funding Date.

(c)	Except for the purposes of making a payment in respect of Interest or fees that are then due and payable under this Agreement, Bidco may not make any withdrawals from the Debt Service Reserve Account until the Ratings Condition is met.

(d)	The Agent shall determine the Debt Service Reserve Amount and notify Bidco in writing of that amount no later than two Business Days prior to each DSRA Funding Date.

23.24	Environmental Compliance

(a)	Each Obligor shall and shall procure that each of its Subsidiaries shall:

(i)	comply with any Environmental Laws;

(ii)	obtain, maintain and ensure compliance with any Authorisations required thereby; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

in each case where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

(b)	Each Obligor shall and shall procure that each of its Subsidiaries shall promptly upon receipt of the same, notify the Agent of any claim, notice or other written communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which would reasonably be expected to have a Material Adverse Effect.

23.25	Merger

(a)	No Obligor shall and each Obligor shall procure that none of its Subsidiaries shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any amalgamation, demerger, merger, consolidation or corporate reconstruction which is:

(i)	in the case of a Subsidiary of the Target, a Permitted Transaction;

(ii)	in the case of the Target:

(A)	a Merger Squeeze Out Procedure provided that, prior to implementing that Merger Squeeze Out Procedure, Bidco has notified the Agent in writing of its intention to implement that Merger Squeeze Out Procedure and has taken any action, including entering into any agreement, amending the Transaction Security Documents, and/or entering into new Transaction Security Documents, to the extent requested by the Agent to ensure that the Secured Parties hold the same or equivalent Transaction Security after the Merger Squeeze Out Procedure as they hold under the Transaction Security Documents prior to the Merger Squeeze Out Procedure; and

(B)	a merger of a Target Group Company into the Target provided that the following conditions are met:

(1)	such merger takes place at a time when no Default is continuing;

(2)	the surviving entity of that merger is the Target and all of the business and assets of the Target are retained by the Target;

(3)	the Target remains incorporated in the same jurisdiction as it was incorporated in prior to that merger; and

(4)	the Security Agent, acting reasonably, is satisfied that, following and during the implementation of that merger, the Finance Parties will in all material respects enjoy at least the same or equivalent recourse (if any) against the Target and under the Transaction Security over the Target Shares; and

(iii)	in the case of Bidco, a Permitted Holding Company Activity.

23.26	Acquisitions

(a)	No Obligor shall and each Obligor shall procure that none of its Subsidiaries shall:

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	in the case of a Target Group Company, a Permitted Target Acquisition or which is implemented or committed at a time when the Ratings Condition is satisfied; and

(ii)	in the case of Bidco, a Permitted Holding Company Activity.

23.27	Joint Ventures

(a)	No Obligor shall and each Obligor shall procure that none of its Subsidiaries will:

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing), except in respect of the incorporation of a company by a Target Group Company with the intention to form a Joint Venture or any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture, if such transaction is a Permitted Target Joint Venture.

(b)	Paragraph (a) above does not apply at any time when the Ratings Condition is satisfied.

23.28	Negative Pledge

In this Agreement, “Quasi-Security” means a transaction described in paragraph (b) below.

(a)	No Obligor shall and shall procure that none of its Subsidiaries create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall and each Obligor shall procure that none of its Subsidiaries shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Target Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	in the case of a Target Group Company, a Permitted Target Security;

(ii)	in the case of Holdco and/or Bidco, a Permitted Holding Company Activity; and

(iii)	in the case of Bidco, any Security or Quasi-Security arising under articles 24 or 25 of the General Terms and Conditions (Algemene Bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandses Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to general terms and conditions.

23.29	Disposals

No Obligor shall and each Obligor shall procure that none of its Subsidiaries shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, except:

(a)	in the case of Target Group Companies only, for any sale, lease, transfer or other disposal which is a Permitted Target Disposal or is implemented or committed to at any time when the Ratings Condition is satisfied; and

(b)	in the case of Holdco and/or Bidco, any sale, lease, transfer or other disposal which is a Permitted Holding Company Activity.

23.30	Arm’s Length Basis

No Obligor shall and each Obligor shall procure that none of its Subsidiaries shall enter into any material transaction with the Sponsor, Equity Party (in the case of a Target Group Company, other than a member of the Target Group) or any person (in the case of a Target Group Company, such person not being a member of the Target Group), except on arm’s length terms or better, except any of the following transactions:

(a)	in the case of Target Group Companies, intra-group loans permitted under Clause 23.31 (Loans or Credit);

(b)	in the case of all Obligors and other Target Group Companies, fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial Conditions Precedent) or agreed by the Agent; and

(c)	in the case of Holdco and/or Bidco, any Permitted Holding Company Activity not (other than in the case of paragraphs (b), (d) and (e) of Clause 23.4 (Holding Companies)) involving an Equity Party.

23.31	Loans or Credit

(a)	No Obligor shall and each Obligor shall procure that none of its Subsidiaries shall be a creditor in respect of any Financial Indebtedness, except (i) in the case of a Target Group Company, a Permitted Target Loan, a Permitted Target Guarantee or Permitted Payment; and (ii) in the case of Holdco or Bidco, a Permitted Holding Company Activity.

(b)	Paragraph (a) above does not apply at any time when the Ratings Condition is satisfied.

23.32	No Guarantees or Indemnities

(a)	No Obligor shall and each Obligor shall procure that none of its Subsidiaries shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person, except: (i) in the case of a Target Group Company, any guarantee which is a Permitted Target Guarantee or a Permitted Transaction; and (b) in the case of Holdco and/or Bidco, any guarantee which is a Permitted Holding Company Activity.

(b)	Paragraph (a) above does not apply at any time when the Ratings Condition is satisfied.

23.33	Financial Indebtedness

(a)	No Obligor shall and each Obligor shall procure that none of its Subsidiaries shall incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	in the case of a Target Group Company, Permitted Target Financial Indebtedness or a Permitted Transaction or any Financial Indebtedness incurred at any time when the Ratings Condition is satisfied; and

(ii)	in the case of Holdco or Bidco, a Permitted Holding Company Activity.

(c)	Each Obligor shall procure that no Financial Indebtedness of the Target Group incurred after the date of this Agreement shall impose restrictions on guarantees and dividends as contemplated by this Agreement and/or required to service the Facilities except to the same (or less restrictive extent) as the Target Group’s existing debt facilities.

(d)	Neither Holdco nor Bidco shall, and each shall ensure that no member of the Group shall, incur or permit to exist any Financial Indebtedness owing to any Equity Party (not being a member of the Group) other than by way of Subordinated Liabilities (as defined in the Intercreditor Agreement) owed by Holdco.

23.34	Share Capital

No Obligor shall and each Obligor shall procure that none of its Subsidiaries shall issue any shares except: (a) in the case of a Target Group Company, pursuant to a Permitted Target Share Issue or a Permitted Transaction; and (b) in the case of Holdco or Bidco, pursuant to a Permitted Holding Company Activity.

23.35	Centre of Main Interests

No Obligor incorporated in the European Union shall and each Obligor shall procure that none of its Subsidiaries incorporated in the European Union shall cause or allow its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) to change from its jurisdiction of incorporation without the prior written consent of the Agent.

23.36	Anti-Bribery Programme

(a)	Each Obligor shall and shall procure that each of its Subsidiaries shall maintain controls reasonably designed to ensure compliance by it, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and applicable Sanctions.

(b)	In relation to each Restricted Lender, this Clause 23.36 shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of or liability under Council Regulation (EC) No 2271/96 of 22 November 1996, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any similar anti-boycott law or regulation. In connection with any amendment, waiver, determination or direction relating to any part of paragraph (a) above of which a Restricted Lender does not have the benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination of the Majority Lenders has been made.

23.37	Intellectual Property

Each Obligor shall and shall procure that each of its Subsidiaries shall, except (in the case of a Target Group Company) pursuant to any Permitted Transaction:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Target Group Company;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

23.38	Investment Companies

Bidco shall ensure that no U.S. Guarantor will become an investment company under the United States Investment Company Act of 1940 or shall ensure that it is exempt from the provisions of that Act pursuant to an exemption under that Act, all of the conditions of which have been or are being fulfilled.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default (save for Clause 24.18 (Acceleration) and Clause 24.19 (Clean-Up Period).

24.1	Non-payment

An Obligor or, if applicable, the Sponsor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	an administrative or technical error; or

(b)	a Disruption Event,

and in each case payment is made within three Business Days of its due date.

24.2	Certain Obligations

Any requirement of Clause 21 (Information Undertakings), Clause 22 (Financial Covenants) or Clause 23.23 (Debt Service Reserve Account) is not complied with.

24.3	Other Obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Certain Obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen Business Days of the earlier of the Agent giving written notice to Holdco or Bidco (as relevant) or Holdco or Bidco (as relevant) becoming aware of the failure to comply.

24.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or pursuant to any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within fifteen Business Days of the earlier of the Agent giving written notice to Holdco or Bidco (as relevant) or Holdco or Bidco (as relevant) becoming aware of such misrepresentation.

24.5	Cross Default

(a)	Any Financial Indebtedness of an Obligor or Target Group Company is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor or Target Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor or Target Group Company is cancelled or suspended by a creditor of such Obligor or Target Group Company as a result of an event of default (however described).

(d)	Any creditor of the Obligor or Target Group becomes entitled to declare any Financial Indebtedness of the Obligors or Target Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than or equal to (in the case of an Obligor) USD 10,000,000 (or its equivalent in other currencies) or (in the case of the Target Group) USD 125,000,000 (or its equivalent in other currencies) (provided that in this paragraph (e) only, Financial Indebtedness in respect of any Permitted Treasury Transaction shall take into account the marked to market value after any applicable netting).

For the purpose of this Clause 24.5, Financial Indebtedness shall not include Financial Indebtedness incurred under any loans made by one Obligor to another Obligor or by one Target Group Company to another Target Group Company.

24.6	Insolvency

An Obligor or a Material Target Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts (other than debts owed to such Obligor or Material Target Company solely by reason of balance sheet liabilities exceeding balance sheet assets) under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more groups of its creditors (other than pursuant to the Finance Documents) with a view to rescheduling any of its indebtedness other than any solvent liquidation or reorganisation which is part of a Permitted Target Reorganisation or the value of the assets of an Obligor or a Material Target Company is less than its liabilities (taking into account contingent and prospective liabilities) resulting in a state of affairs which renders that Obligor or Material Target Company insolvent under applicable local law.

24.7	Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement, deed of company arrangement or otherwise) of any Obligor or Material Target Company;

(ii)	(by reason of actual or anticipated financial difficulties) a composition, compromise, assignment or arrangement with any class of creditors of any Obligor or Material Target Company;

(iii)	the appointment of a liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator, compulsory manager, voluntary administrator, receiver and manager or other similar officer in respect of any Obligor or Material Target Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or Material Target Company having an aggregate value (in the case of the Material Target Companies) in excess of USD 125,000,000 (or its equivalent in other currencies), or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any proceeding or step in relation to a Material Target Company which is discharged, stayed or dismissed within fifteen Business Days of commencement or, if earlier, the date on which it is advertised and, in respect of paragraph (a)(i) only, any proceeding or step in relation to a Material Target Company which is discharged, stayed or dismissed within 90 days of the commencement or, if earlier, the date on which it is advertised if Bidco can demonstrate to the satisfaction of the Agent (acting reasonably) that the proceedings will be discharged within such 90 days and the applicable Material Target Group Company continues at all times to actively pursue such discharge, stay or dismissal;

(ii)	(in the case of an application to appoint an administrator) any proceedings which the Agent is satisfied (acting on the instructions of the Majority Lender) will be withdrawn before it is heard or will be unsuccessful; or

(iii)	any step or procedure which is a Permitted Target Reorganisation.

24.8	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution (including by way of executory attachment (executoriaal beslag) or interlocutory attachment (conservatoir beslag)) or any analogous process in any jurisdiction affects the whole or any substantial part of any asset or assets of an Obligor or Material Target Company that is not discharged or dismissed within fifteen Business Days.

24.9	Unlawfulness and Invalidity

Subject to the Legal Representations and the Perfection Requirements:

(a)

it is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful provided that no Event of Default shall occur unless the relevant unlawfulness, invalidity or ineffectiveness is materially adverse to the interests of the Lenders under the Finance Documents as a whole;

(b)	any obligation or obligations of an Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation, individually or cumulatively, materially and adversely affects the interests of the Lenders under the Finance Documents as a whole (provided that this paragraph (b) shall only constitute a Major Default as it relates to obligations that (i) constitute significant legal transactions or (ii) the breach of which qualify as a significant breach of contract (both as referenced in clause 4 of the Circular); or

(c)	any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement described in paragraph (a) of the definition thereof ceases to be legal, valid, binding, enforceable or effective in any respect or is alleged to be ineffective in any respect by a party to it (other than a Finance Party), and in each case, where capable of remedy, the circumstance are not remedied within fifteen Business Days of the earlier of the Agent giving written notice to Holdco or Holdco or an Obligor becoming aware of the relevant circumstance.

24.10	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement (other than a Finance Party) fails to comply with a material provision thereof, or does not perform its material obligations thereunder; or

(b)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within fifteen Business Days of the earlier of the Agent giving notice to Holdco and the relevant party or that party or Holdco becoming aware of the non-compliance or misrepresentation.

24.11	Cessation of Business

An Obligor or Material Target Company suspends or ceases to carry on all or a material part of its business except (in the case of a Material Target Company) as result of a Permitted Target Disposal or Permitted Transaction.

24.12	Change of Ownership

Bidco ceases to be a wholly-owned Subsidiary of Holdco.

24.13	Audit Qualification

The Auditors of the Obligors or the Target Group qualify the Annual Financial Statements and such qualification concerns an inability to continue the business as a going concern or is a result of inadequate, misleading or inaccurate provision of information, disclosure or access other than solely with respect to potential failure to comply with Clause 22 (Financial Covenants) at a future date or an upcoming maturity for the Facilities occurring within one year from the time such opinion is delivered).

24.14	Expropriation

The authority or ability of any Obligor or member of the Target Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority in relation to any Obligor or Target Group Company or any of its assets in a way which has or would reasonably be expected to have a Material Adverse Effect.

24.15	Repudiation and Rescission of Agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

24.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory, investigation, disputes or other proceedings are commenced in relation to an Obligor or a Target Group Company which are reasonably likely to be adversely determined and if adversely determined, has or would reasonably be expected to have a Material Adverse Effect.

24.17	Material Adverse Change

Any event or series of events occurs in relation to an Obligor or a Target Group Company that has or is reasonably likely to have a Material Adverse Effect.

24.18	Acceleration

Subject to Clause 4.6 (Utilisations during the Certain Funds Period), on and at any time after the occurrence of an Event of Default which is continuing the Agent shall if so directed by the Majority Lenders, by notice to Holdco:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and/or

(e)	by notice to the relevant Dutch Obligor, require that Dutch Obligor to give a guarantee or Security in favour of the Finance Parties or as directed by the Agent and that Dutch Obligor shall comply with any such requirement.

24.19	Clean-Up Period

(a)

Notwithstanding any other provision of any Finance Document the occurrence of any Default or Event of Default (other than an Event of Default under Clauses 24.6 (Insolvency) to 24.8 (Creditors’ Process)) during the period from the Initial Closing Date to the Clean-Up Date will be deemed not to be a breach of representation or warranty, a breach of covenant or a Default or an Event of Default (as the case may be) provided that such matter or circumstance is capable of being cured and reasonable steps (in the reasonable opinion of the Agent) are being taken to cure such matter or circumstance, unless such matter or circumstance:

(i)	has or is reasonably likely to have a Material Adverse Effect;

(ii)	would constitute a breach of the Acquisition Documents;

(iii)	(or the circumstances giving rise to it) has/have been procured by or approved by Holdco or Bidco or any direct or indirect Holding Company of Holdco;

(iv)	is a result of it being or becoming unlawful for a Lender to perform any of its obligations under the Finance Documents; or

(v)	would result in the occurrence of any of the event described in Clauses 24.6 (Insolvency), 24.7 (Insolvency Proceedings), Clause 24.8 (Creditors’ Process), Clause 24.9 (Unlawfulness and Invalidity) or Clause 24.15 (Repudiation and Rescission of Agreements).

(b)	If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties). Any such Event of Default must be notified to the Agent promptly upon Holdco or Bidco becoming aware of it.

(c)	For the avoidance of doubt, subject to Clause 4.6 (Utilisations during the Certain Funds Period), this Clause 24.19 shall not restrict the Agent’s right to give any notice under Clause 24.18 (Acceleration) (i) with respect to any other Event of Default or (ii) after the Clean-up Period.

25.	CHANGES TO THE LENDERS

25.1	Assignments and Transfers by the Lenders

Subject to this Clause 25 and to Clause 26 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of assignment or transfer

(a)	An Existing Lender must obtain Bidco’s prior written consent before it may make an assignment or transfer in accordance with Clause 25.1 (Assignments and Transfers by the Lenders) during the period from the date of this Agreement up to and including the Initial Closing Date unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender;

(iii)	made at a time when a Major Default is continuing; or

(iv)	to a bank on the White List.

(b)	At any time after the Initial Closing Date, an Existing Lender must consult with Holdco for no more than five Business Days before it may make an assignment or transfer in accordance with Clause 25.1 (Assignments and Transfers by the Lenders) unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iii)	the New Lender having acceded to the Intercreditor Agreement.

(d)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for Transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers of any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax Gross-up and Indemnities) or Clause 15 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities.

(f)	Any transfer by an Existing Lender shall be of a minimum amount of USD 5,000,000 and shall not be permitted if it would result in the aggregate Commitments of any Lender being less than USD 5,000,000 (and, if the Lender is a bank, such Lender’s Commitment will be aggregated with the Commitment of such Lender’s Affiliates, and if the Lender is a trust or fund, such Lender’s Commitment will be aggregated with the Commitment of Related Funds) unless the Existing Lender assigns or transfers all of its Commitments. For the purposes of this paragraph (f), any Lender’s Commitment shall be deemed to include the Commitments of the Affiliates and Related Funds of that Lender, and participation under the Facilities to the relevant assignee or transferee.

(g)	The Borrowers shall not bear any taxes, notarial costs, security registration or perfection fees or costs, increased costs, gross-up or indemnity costs that arise because of an assignment or transfer and as a result of laws in force at the time of the assignment or transfer in respect of the relevant transferee or assignee (other than incurred in connection with the primary syndication of the Facilities).

(h)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or Transfer Fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (a) to an Affiliate of a Lender, (b) to a Related Fund, or (c) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,500.

25.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this paragraph (c); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

25.5	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender. The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf, without any consultation with them.

(c)	Subject to Clause 25.11 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

25.6	Procedure for Assignment

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 25.11 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Holdco

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to Holdco a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

25.8	Accession of Hedge Counterparties and Affiliates of Hedge Counterparties

Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty shall, at the same time, become a Party to this Agreement as a Hedge Counterparty in accordance with clause 19.9 (Creditor Accession Undertaking) of the Intercreditor Agreement.

25.9	Security over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 25.9, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or (other than upon enforcement by the beneficiary of such charge, assignment or Security) substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.10	Information to Holdco

The Agent shall at any time upon reasonable request by Holdco send to Holdco a list of the current Lenders which, at that time, are participating in any Facility and the amounts of such participations.

25.11	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.5 (Procedure for Transfer) or any assignment pursuant to Clause 25.6 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

26.	DEBT PURCHASE TRANSACTIONS

26.1	Permitted Debt Purchase Transactions

(a)

Holdco shall not, and shall procure that no Obligor or member of the Target Group shall (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 26 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a

Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

(b)	An Obligor or member of the Target Group (a “Debt Purchaser”) may purchase by way of assignment pursuant to Clause 25 (Changes to the Lenders) a participation in any Term Facility Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out in paragraphs (c) and (d) below; and

(iii)	the consideration for such purchase is funded from a New Investment.

(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(i)	Prior to 11:00 a.m. on a given Business Day (the “Solicitation Day”) Holdco or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Term Facility to enable them to offer to sell to the relevant Debt Purchaser(s) an amount of their participation in the relevant Term Facility. Any Lender wishing to make such an offer shall, by 11:00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11:00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by Holdco on behalf of the relevant Debt Purchaser(s) on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than Holdco) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 11:00 a.m. on the fourth Business Day following such Solicitation Date, Holdco shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the average price paid for the purchase of participations in each relevant Term Facility. The Agent shall disclose such information to any Lender that requests such disclosure.

(ii)	Any purchase of participations in a Term Facility pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iii)	In accepting any offers made pursuant to a Solicitation Process Holdco shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Term Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows.

(ii)	Holdco (on behalf of the relevant Debt Purchaser(s)) may by itself or through another Purchase Agent place an open order (an “Open Order”) to purchase participations in the relevant Term Facility up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Term Facility of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11:00 a.m. on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day following the date on which the Open Order is placed and communicate to the Purchase Agent details of the amount of its participations it is offering to sell. Any such offer to sell shall be irrevocable until 11:00 a.m. on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by Holdco on behalf of the relevant Debt Purchaser(s) on or before such time by it communicating such acceptance in writing to the relevant Lender.

(iii)	Any purchase of participations in the relevant Term Facility pursuant to an Open Order Process shall be completed and settled by the relevant Debt Purchaser(s) on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iv)	If in respect of participations in a Term Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Term Facility to which an Open Order relates would be exceeded, Holdco shall only accept such offers on a pro rata basis.

(v)	Holdco shall, by 11:00 a.m. on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process. The Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 26, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant assignment pursuant to Clause 25 (Changes to the Lenders), the portions of the relevant Term Facility Loans to which it relates shall be extinguished;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	the Obligor which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 25.1 (Assignments and Transfers by the Lenders) to be a New Lender (as defined in such Clause);

(iv)	no Obligor shall be deemed to be in breach of any provision of Clause 23 (General Undertakings) solely by reason of such Debt Purchase Transaction;

(v)	Clause 30 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(vi)	for the avoidance of doubt, any extinguishment of any part of the Term Facility Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

26.2	Disenfranchisement on Debt Purchase Transactions entered into by an Equity Party

(a)	For so long as a Debt Purchaser or an Equity Party (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)	in ascertaining the Majority Lenders, the Super Majority Lenders or whether any given percentage of the Total Commitments has been obtained (including for the avoidance of doubt, unanimity) to approve any request for a consent, waiver, amendment or other vote or to give instructions under the Finance Documents, such Commitment shall be deemed to be zero; and

(ii)	for the purposes of Clause 15.3 (Exceptions), such Equity Party or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being an Equity Party it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Paragraph (a) above does not apply to any request for a consent, waiver, amendment or other vote or instruction under the Finance Documents which would result in the Commitment of the relevant Equity Party under a Term Facility being treated in any manner which is less favourable to it (in its capacity as a Lender) than the treatment proposed to be applied to any Commitment of another Lender under that Facility.

(c)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Equity Party (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with an Equity Party,

such notification to be substantially in the form set out in Part 2 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(e)	Each Equity Party that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the request of, or on the instructions of, the Agent or one or more of the Lenders (save for interest rate notifications and other communications or documents relating to the administration of the relevant Term Facility Loans under this Agreement).

26.3	Equity Parties’ notification to other Lenders of Debt Purchase Transactions

Any Equity Party which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5:00 p.m. on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

27.	CHANGES TO THE OBLIGORS

27.1	Assignment and Transfers by Obligors

No Obligor or any other Target Group Company may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.8 (“Know Your Customer” checks), Holdco may request that any of its wholly owned Subsidiaries become a Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	Holdco and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(c)	The Agent shall notify Holdco and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(d)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (e) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Guarantor

(a)	Holdco may request that a Guarantor (other than Bidco, Holdco or the Target) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of to a person which is not a member of the Group where that disposal is permitted under Clause 23.29 (Disposals) or made with the approval of all of the Lenders (and Holdco has confirmed this is the case) (“Third Party Disposal”); or

(ii)	subject to clause 3.4 (Restrictions on amendments and waivers: SFA guarantee) of the Intercreditor Agreement, all the Lenders have consented to the resignation of that Guarantor.

(b)	Subject to paragraph (a) of clause 19.12 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify Holdco and the Lenders of its acceptance if:

(i)	Holdco has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 19 (Guarantee and Indemnity); and

(iii)	Holdco has confirmed that it shall ensure that the Disposal Proceeds will be applied in accordance with Clause 8.3 (Distributions, Debt Financing Proceeds, Disposal Proceeds, Equity Financing Proceeds, Report Proceeds).

(c)	The resignation of that Guarantor shall not be effective until the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

28.	ROLE OF THE AGENT, THE ARRANGERS AND OTHERS

28.1	Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any allocated VAT) which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Holdco), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	The Agent shall only have those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no other shall be implied).

(g)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

28.4	Regulatory Position

The Agent is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority. Nothing in this Agreement shall require the Agent to carry on an activity of the kind specified by any provision of Part II (other than article 5 (accepting deposits)) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 or to lend money to any Borrower in its capacity as Agent.

28.5	Money held as Banker

The Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

28.6	Abatement of Fees

The fees, commissions and expenses payable to the Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of its associates) in connection with any transaction effected by the Agent with or for the Lenders or the Obligors.

28.7	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.8	No Fiduciary Duties

(a)	Nothing in any Finance Document constitutes the Agent and/or the Arrangers as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.9	Business with the Obligors

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor.

28.10	Rights and Discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (c) or (d) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by an Equity Party) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked;

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate; and

(iv)	rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by Holdco (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with an Equity Party.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its personnel and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and Holdco and shall disclose the same upon the written request of Holdco or the Majority Lenders.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or Alternative Reference Bank or the identity of any such Lender or Alternative Reference Bank for the purpose of paragraph (b) of Clause 12.3 (Market disruption).

(k)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.11	Responsibility for Documentation

None of the Agent or the Arrangers is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.12	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.13	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause 28.13 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender;

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.14	Lenders’ Indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, Holdco shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

(d)	The indemnity given by each Lender under paragraph (a) above is a continuing obligation, independent of the Lender’s other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement or the relevant Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

28.15	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and Holdco.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and Holdco, in which case the Majority Lenders (after consultation with Holdco) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with Holdco) may appoint a successor Agent.

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 and any other term of this

Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. Holdco shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 14.7 (FATCA Information) and Holdco or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 14.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies Holdco and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) Holdco or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and Holdco or that Lender, by notice to the Agent, requires it to resign.

28.16	Replacement of the Agent

(a)	After consultation with Holdco, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 16.3 (Indemnity to the Agent) and this Clause 28.16 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.17	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.18	Relationship with the Lenders

(a)	Subject to Clause 25.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.6 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.19	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.20	Deduction from Amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.21	Reliance and Engagement Letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

28.22	Role of Base Reference Banks and Alternative Reference Banks

(a)	No Base Reference Bank or Alternative Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Base Reference Bank or Alternative Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Base Reference Bank or Alternative Reference Bank) may take any proceedings against any officer, employee or agent of any Base Reference Bank or Alternative Reference Bank in respect of any claim it might have against that Base Reference Bank or Alternative Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank or Alternative Reference Bank may rely on this Clause 28.22 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

28.23	Third party Base Reference Banks and Alternative Reference Banks

A Base Reference Bank or Alternative Reference Bank which is not a Party may rely on Clause 28.22 (Role of Base Reference Banks and Alternative Reference Banks), paragraph (a) of Clause 37.3 (Exceptions) and Clause 38 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment Mechanics)

without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial Payments).

30.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 30.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 28.16 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London, as specified by the Agent) with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify Holdco of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Partial Payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	No Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of Account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.9	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with Holdco); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with Holdco) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by Holdco that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by Holdco, consult with Holdco with a view to agreeing with Holdco such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with Holdco in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and Holdco shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever to any person, any diminution in value or any liability (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Original Obligors that identified under their respective names below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified under their respective names below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to Holdco in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of Address and Fax Number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.6	Electronic Communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 33.6.

33.7	Use of Websites

(a)	Holdco may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by Holdco and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both Holdco and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between Holdco and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify Holdco accordingly and Holdco shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event Holdco shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by Holdco and the Agent.

(c)	Holdco shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	Holdco becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If Holdco notifies the Agent under paragraphs (c)(i) or (c)(v) above, all information to be provided by Holdco under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. Holdco shall at its own cost comply with any such request within ten Business Days.

33.8	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Intercreditor Agreement

This Clause 37 is subject to the terms of the Intercreditor Agreement and each Obligor covenants thereto.

37.2	Required consents

(a)	Subject to Clause 37.3 (Exceptions) any term of the Finance Documents may be amended or waived with the consent of the Majority Lenders and Holdco and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.2.

(c)	Bidco agrees to any such amendment or waiver permitted by this Clause 37.2 which is agreed to by Holdco.

(d)	For the avoidance of doubt, any waiver of a right of prepayment under Clause 8 (Mandatory Prepayment) other than Clause 8.1 (Exit) shall require only the consent of the Majority Lenders.

37.3	Exceptions

(a)	an amendment or waiver (other than an amendment which is consequential to a Structural Adjustment) of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Change of Control”, “Majority Lenders”, “Permitted Target Disposal”, “Super Majority Lenders” or “Structural Adjustment” in Clause 1.1 (Definitions) or this Clause 37.3;

(ii)	an extension of the final scheduled maturity date for any Facility (other than in accordance with Clause 6.3 (Extension Option – Term Facility A) or Clause 6.4 (Extension Option – Term Facility B));

(iii)	an extension to the date of payment of any amount under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable under any Facility (except as a result of a repayment, prepayment or release);

(v)	an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(vi)	a change to, or the resignation of, the Borrowers or Guarantor other than in accordance with Clause 27 (Changes to the Obligors);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 8.1 (Exit), Clause 25 (Changes to the Lenders), Clause 30 (Sharing among the Finance Parties), Clause 42 (Governing law), Clause 43.1 (Jurisdiction of English Courts) or Clause 23.29 (Disposals);

(ix)	the introduction of an additional loan, tranche, commitment or facility into the Finance Documents ranking senior to the Facilities;

(x)	any amendment to the order of priority or subordination under the Intercreditor Agreement or the manner in which the proceeds of enforcement of Transaction Security are distributed (in each case, other than resulting from any new Financial Indebtedness which is subordinated to the Facilities); or

(xi)	a waiver in relation to any Default arising under Clause 24.3 (Other Obligations) relating to a breach of Clause 23.15 (Sanctions) or Clause 20.33 (Sanctions).

shall not be made without the prior consent of all the Lenders.

(b)	Subject to the provisions of the Intercreditor Agreement, a Structural Adjustment may be approved with the consent of the Majority Lenders and of each Lender that is assuming a Commitment or an increased Commitment in the relevant Loan, Facility or tranche or whose Commitment is being extended or redenominated or to whom any amount is owing which is being reduced, deferred or redenominated (as the case may be) (each, an “Affected Lender”).

(c)	For the purposes of this Clause, “Structural Adjustment” means an amendment, waiver or variation of the terms of some or all of the Finance Documents that results from or is intended to result from or constitutes:

(i)	the introduction of any additional tranche or facility into the Finance Documents;

(ii)	any increase in or addition of any Commitment or any extension of a Commitment’s availability;

(iii)	an amendment or waiver of a term of a Finance Document that is consequential on, incidental to, or required to implement or reflect any of the amendments or waivers listed in paragraphs (a) to (b) above.

(d)

An amendment or waiver which has the effect of changing or which relates to the release of any Transaction Security (unless (i) permitted under this Agreement or any other Finance Document; (ii) relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document or in circumstances where the Security Agent would be obliged and authorised to release the relevant Transaction Security pursuant to the terms of the Intercreditor Agreement; or (iii) such release is consequential on or required to implement a Structural Adjustment) shall not be made without the prior written consent of the Super Majority Lenders).

(e)	Any amendment or waiver in respect of a provision which expressly requires the consent of the Super Majority Lenders will require consent of the Super Majority Lenders.

(f)	If any Lender fails to respond to a request (or abstains from accepting or rejecting such request) for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of the Lenders under the terms of this Agreement within the period of time specified by the Agent (being fifteen Business Days unless Holdco and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participation under the relevant Facilities when ascertaining whether any relevant percentage of Total Commitments and/or participations has been obtained to approve that request.

(g)	An amendment or waiver which relates to the rights or obligations of the Agent, any Arranger, the Security Agent or any Hedge Counterparty, may not be effected without the consent of the Agent, that Arranger, the Security Agent or that Hedge Counterparty (as applicable).

(h)	Subject to paragraph (g), if any Screen Rate is not available for USD, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to USD in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and Holdco.

(i)	The Agent and Holdco shall be entitled to make any amendments to this Agreement which correct a manifest, technical or administrative error on the face of this Agreement, which amendments or corrections shall (for the avoidance of doubt) bind all parties to this Agreement.

(j)	An amendment or waiver which relates to paragraph (f)(iv) of the definition of “Permitted Target Acquisition” (in so far as it relates to a Restricted Lender), paragraph (e) of Clause 20.33 (Sanctions), paragraph (c) of Clause 23.15 (Sanctions) and paragraph (b) of Clause 23.36 (Anti-Bribery Programme) may not be effected without the consent of the Majority Lenders and each Restricted Lender.

37.4	Replacement of a Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 15.1 (Increased Costs) or Clause 14.2 (Tax Gross-up) to any Lender in excess of amounts payable to the other Lenders generally,

(each such Lender being a “Relevant Lender”) then Holdco may (but is not obliged to), on not less than three Business Days’ prior written notice to the Agent and such Relevant Lender:

(A)	replace such Relevant Lender by requiring it to (and such Relevant Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is not an Obligor or Target Group Company (a “Replacement Lender”) which:

(I)	is selected by Holdco; and

(II)	which confirms its willingness to assume and does assume all the obligations of the transferring Relevant Lender (including the assumption of the transferring Relevant Lender’s participations on the same basis as the transferring Relevant Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents (where such transfer shall be deemed to occur three Business Days following the delivery of the relevant transfer certificate to Holdco by the Replacement Lender together with the payment of the relevant amount (as set out above) to the Agent for the account of the exiting Lender in the event that the exiting Lender does not execute the relevant Transfer Certificate); or

(B)	prepay the Relevant Lender and/or cancel the Relevant Lender’s Available Commitments provided that such prepayment is funded from the proceeds of a New Investment.

(b)	The replacement or prepayment/repayment of a Lender pursuant to this Clause 37.4 shall be subject to the following conditions:

(i)	Holdco shall have no right to replace or repay the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to Holdco to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than three Months after the date the Non-Consenting Lender notifies Holdco and the Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by Holdco;

(iv)	in the event of a replacement of a Lender in respect of which an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality), such replacement must take place no later than ten Business Days after the date of the Notice to Holdco;

(v)	in no event shall the Relevant Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(vi)	no Lender may be replaced or prepaid/repaid under paragraph (a) above if it has any actual or contingent obligation under a Hedging Agreement.

(c)	In the event that:

(i)	Holdco or the Agent (at the request of Holdco) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of the Super Majority Lenders or all the Lenders or is in respect of a Structural Adjustment; and

(iii)	Lenders whose Commitments aggregate 80 per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 80 per cent. or more of the Total Commitments prior to that reduction) have consented to such waiver or amendment, then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

37.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders, the Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 37.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.6	Replacement of a Defaulting Lender

(a)	Holdco may, at any time a Lender has become and continues to be a Defaulting Lender, by giving not less than five Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Defaulting Lender Replacement”) selected by Holdco, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 37.6 shall be subject to the following conditions:

(i)	Holdco shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to Holdco to find a Defaulting Lender Replacement;

(iii)	the transfer must take place no later than ten Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Defaulting Lender Replacement any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

38.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

38.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 10.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Base Reference Bank or Alternative Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Base Reference Bank or Alternative Reference Bank, as the case may be.

(d)	The Agent’s obligations in this Clause 38 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 10.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

38.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Base Reference Bank or Alternative Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 38.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 38.

38.3	No Event of Default

No Event of Default will occur under Clause 24.3 (Other Obligations) by reason only of an Obligor’s failure to comply with this Clause 38.

39.	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to numbering service providers), and to ensure that all Confidential

Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners, insurers, insurance brokers and service providers and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, and to any of that person’s Affiliates, Related Funds, representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.18 (Relationship with the Lenders));

(iv)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(v)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.9 (Security over Lenders’ Rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of Holdco;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(iv), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between Holdco and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 42 (Governing law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xv)	such other information agreed between such Finance Party and Holdco,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify Holdco and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

39.4	Entire Agreement

This Clause 39 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform Holdco:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39.

39.7	Continuing Obligations

The obligations in this Clause 39 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 24 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	SANCTIONS

Without limitation to Clause 20.33 (Sanctions), Clause 23.15 (Sanctions) and Clause 23.36 (Anti-Bribery Programme), the parties to this Agreement acknowledge and agree in connection with this Agreement that no Finance Party nor any officer, director, employee or representative of a Finance Party, or otherwise a US person, shall be required in any capacity to interact, or engage in any transaction or dealing, with any Sanctioned Person insofar as such interaction, engagement, transaction or dealing would, in such Finance Party’s sole discretion, be prohibited as to a US person. In such a circumstance, the Finance Party, its officer, director, employee or representatives may take such action in their sole discretion to maintain their compliance with Sanctions, including but not limited to recusal or requiring that the parties to such Facility Agreement take specific actions to address concerns regarding such compliance with Sanctions.

41.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43.	ENFORCEMENT

43.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 43.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, Holdco (on behalf of Bidco and each other Guarantor) must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	Each Obligor expressly agrees and consents to the provisions of this Clause 43 and Clause 42 (Governing law).

44.	WAIVER OF IMMUNITY

(a)	Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(i)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(ii)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

(b)	Each Obligor agrees that in any Dispute in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of the English State Immunity Act 1978.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL GUARANTORS

Name of Original Guarantor	Jurisdiction of incorporation	Registration number (or equivalent, if any)
CNAC Century (LUX) S.à r.l.	Luxembourg	B 202.811
CNAC Saturn (NL) B.V.	The Netherlands	65434552

PART 2

THE ORIGINAL LENDERS

Name of Original Lender	The Term Facility A Commitment (USD)	The Term Facility B Commitment (USD)	Revolving Facility Commitment (USD)
Coöperatieve Rabobank U.A., trading as Rabobank London	500,000,000	1,000,000,000	20,000,000
Coöperatieve Rabobank U.A., Hong Kong Branch	500,000,000	1,000,000,000	20,000,000
Credit Suisse AG	500,000,000	1,000,000,000	20,000,000
Credit Suisse AG, London Branch	250,000,000	500,000,000	10,000,000
HSBC Bank plc	1,237,500,000	2,475,000,000	49,500,000
The HongKong and Shanghai Banking Corporation Limited	1,012,500,000	2,025,000,000	40,500,000
UniCredit Bank AG	500,000,000	1,000,000,000	20,000,000
UniCredit S.p.A.	500,000,000	1,000,000,000	20,000,000

Total	5,000,000,000	10,000,000,000	200,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors and Transaction Security Providers

(a)	A copy of the constitutional documents of each Obligor including, in respect of each Dutch Obligor, an up-to-date extract from the Dutch trade register (handelsregister) relating to it dated no earlier than five Business Days prior to the date of this Agreement.

(b)	A copy of a resolution of the board of directors, or of the decision of the sole director, as the case may be, and any other required relevant corporate authorisations of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than Holdco, authorising Holdco to act as its agent in connection with the Finance Documents.

(c)	In relation to each Obligor incorporated under the laws of Luxembourg:

(i)	a copy excerpt from the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the date of this Agreement;

(ii)	a copy certificate of non inscription of judicial decision (certificat de non-inscription d’une décision judiciare) from the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the date of this Agreement and stating that no judicial decision has been registered with the Luxembourg Register of Commerce and Companies by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

(d)	If required by law or customary under local law, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which such Original Obligor is party.

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(f)	A certificate of each Original Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(g)	A certificate of an authorised signatory of the Obligors certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded.

2.	Transaction Documents

(a)	A copy of each Initial Offer Document (together with evidence of the approval of, and registration of, the Initial Offer Documents with the Swiss Takeover Board (to the extent required under the Swiss Takeover Rules) executed by the parties (if any) to those documents. For the purposes of this paragraph 2(a), it is agreed that, except with respect to the Pre-Announcement and the Transaction Agreement, the executed Initial Offer Documents that are provided pursuant to this paragraph 2(a) shall be deemed to be in form and substance satisfactory to the Agent if they are not inconsistent with the Pre-Announcement and the Transaction Agreement.

(b)	A copy of each Equity Document.

(c)	Evidence of the establishment of (and the account details relating to) each of the Offer Settlement Account, the Custodian Account (and copies of the Custodian Agreements), the Debt Service Reserve Account and the Proceeds Account.

3.	Finance and other Transaction Documents

Copies of:

(i)	the Intercreditor Agreement executed by the parties thereto;

(ii)	this Agreement executed by Holdco and Bidco;

(iii)	the Fee Letters executed by Holdco or Bidco;

(iv)	the Report Proceeds Letter executed on behalf of the Sponsor; and

(v)	the Tender Agent Documents.

4.	Transaction Security Documents

(a)	A copy of each of the following Transaction Security Documents duly executed by the relevant entities specified below:

Chargor	Transaction Security Document
Holdco	A Dutch law share pledge agreement executed by Holdco in relation to the issued share capital of Bidco held by it

Bidco	An English law governed account charge agreement executed by Bidco in relation to: a) the Debt Service Reserve Account; and b) the Proceeds Account.

Security over the shares of Target to be implemented by:

(i) a Swiss law security agreement between Bidco and the Security Agent; and

(ii) a Swiss law control agreement between Bidco, the Custodian and the Security Agent

(b)	Evidence that all perfection requirements in relation to the Transaction Security Documents referred to in paragraph (a) above and required pursuant to the relevant Transaction Security Documents have been taken (unless otherwise agreed with the Lenders or legally not practicable).

5.	Other Documents and Evidence

(a)	A copy of the Base Case Model.

(b)	Final Structure Memorandum which may be relied upon or addressed to the Finance Parties subject to the conditions set out in the relevant reliance letter.

(c)	Sources and Uses.

(d)	Funds Flow Statement, provided that the Funds Flow Statement shall only be required to be in form and substance satisfactory to the Agent (and not any other Finance Party), shall be provided for the purposes of executing the transaction steps set out therein only and shall not be disclosed to any Finance Party other than the Agent and the Arranger.

(e)	Evidence of satisfaction of any customary “know your customer” checks reasonably required by the Original Lenders, the Agent and/or Security Agent (including, in each case, without limitation in connection with the USA Patriot Act).

(f)	Reports which may be relied upon or addressed to the Finance Parties subject to the conditions set out in the relevant reliance letters.

(g)	A copy of the Original Financial Statements.

(h)	An executed copy of the Target Facilities Agreement.

(i)	An executed copy of the Engagement Letter.

(j)	Evidence that any process agent referred to in Clause 43.2 (Service of process), has accepted its appointment.

(k)	Evidence that the agreed fees, costs and expenses due to the Arrangers, the Original Lenders, the Agent and the Security Agent have been or will be paid on the first Utilisation Date of the Facilities.

(l)	A certificate of Bidco (signed by a director) confirming that:

(i)	the Initial Offer has been irrevocably accepted by Target Shareholders holding not less than 66 2⁄3% of the Target Shares;

(ii)	all mandatory anti-trust or competition authority clearances or approvals required in connection with the Initial Offer have been obtained;

(iii)	all other conditions to the Initial Offer (other than payment of the purchase price) have been satisfied or waived in accordance with Clause 23.17 (The Acquisition);

(iv)	none of the Initial Offer Documents have been amended or waived except to the extent that such amendment or waiver is permitted under Clause 23.17 (The Acquisition);

(v)	the Initial Equity Contribution has been received by Bidco and will be applied simultaneously with proceeds of the first Utilisation for the purposes permitted under this Agreement; and

(vi)	all approvals listed in section 2.3(g) of the Transaction Agreement have been obtained.

6.	Legal Opinions

The following legal opinions in relation to the validity and enforceability of the Finance Documents and the status, authority, power and capacity of the Original Obligors, each addressed to the Agent, the Security Agent and the Original Lenders:

(a)	a legal opinion of Linklaters LLP, legal advisers to the Agent and the Arrangers as to English law;

(b)	a legal opinion of Pestalozzi Attorneys at Law Ltd, legal advisers to the Agent and the Arrangers as to Swiss law; and

(c)	a legal opinion of Linklaters LLP, legal advisers to the Agent and the Arrangers as to Netherlands law; and

(d)	a legal opinion of Stibbe Avocats, legal advisers to Holdco as to Luxembourg law.

PART 2

CONDITIONS PRECEDENT TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.	An Accession Deed executed by the Additional Guarantor and Holdco.

2.	A copy of the constitutional documents of the Additional Guarantor including:

(a)	in respect of an Additional Guarantor that is a Swiss Obligor:

(i)	a recent and up-to-date copy of an extract from the relevant commercial register pertaining to it certified by such commercial register; and

(ii)	a recent and up-to-date copy of its articles of association, certified by the relevant commercial register, containing express wording to the effect that the Swiss Obligor may provide financing, guarantees and/or security in favour of affiliated persons and containing no restrictions on the transfer of shares of such Swiss Obligor;

(b)	in respect of an Additional Guarantor that is a Dutch Obligor, an up-to-date extract from the Dutch trade register (handelsregister) relating to it dated no earlier than five Business Days prior to the date of the Accession Deed; and

(c)	in respect of an Additional Guarantor incorporated under the laws of Luxembourg:

(i)	a copy excerpt from the Luxembourg Register of Commerce and Companies dated no earlier than five Business Days prior to the date of the Accession Deed; and

(ii)	a copy certificate of non inscription of judicial decision (certificat de non-inscription d’une décision judiciare) from the Luxembourg Register of Commerce and Companies dated no earlier than five Business Days prior to the date of the Accession Deed and stating that no judicial decision has been registered with the Luxembourg Register of Commerce and Companies by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising Holdco to act as its agent in connection with the Finance Documents.

4.	If applicable, a copy of a resolution of the board of directors of the Additional Guarantor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	If required by law or customary under local law, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.	If required by law or customary under local law, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.

8.	If applicable, a copy of a resolution of its board of supervisory directors (if any), approving its execution and the terms of, and the transactions contemplated by, the Finance Documents.

9.	If applicable, evidence of positive advice of any works council which has advisory rights in respect of the entry into and performance of the transactions contemplated in the Finance Documents.

10.	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any guarantee or similar limit binding on it to be exceeded.

11.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

12.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

13.	If available, the latest audited financial statements of the Additional Guarantor.

14.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(e)	A legal opinion of the legal advisers to the Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Deed.

(f)	If the Additional Guarantor is incorporated in or has its “centre of main interest” or “establishment” in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Deed.

15.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

SCHEDULE 3

REQUESTS AND NOTICES

PART 1

UTILISATION REQUEST

From:	[Borrower]/[Holdco]*

To:	[Agent]

Dated:

Dear Sirs

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[ ]

(b)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised:	[Term Facility A][Term Facility B][Revolving Facility]**

(d)	Currency of Loan:	USD

(e)	Amount:	[ ] or, if less, the Available Facility

(f)	Interest Period:	[ ]

(g)	Purpose:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) (or, to the extent applicable), Clause 4.3 (Available Drawdown Limitation), Clause 4.4 (Other Conditions to Utilisation) and Clause 4.6 (Utilisations during the Certain Funds Period) are satisfied on the date of this Utilisation Request.

4.	We confirm that the Initial Closing Date has occurred or will occur upon the making of the Loan.

5.	[We confirm that, prior to the date of this Utilisation Request, we have purchased:

(a)	[ ] Target Shares at a purchase price of [ ] per share; and

(b)	[ ] Target Shares at a purchase price of [ ] per share.][etc.]

6.	The proceeds of this Loan should be credited to [account].

7.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[Holdco on behalf of] [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by Holdco.
**	Select the Facility to be utilised and delete references to the other Facilities.

PART 2

SELECTION NOTICE APPLICABLE TO A TERM FACILITY LOAN

From:	[Borrower]/[Holdco]*

To:	[Agent]

Dated:

Dear Sirs

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following [Term Facility A Loan[s]][Term Facility B Loan[s]] with an Interest Period ending on [ ]**.

3.	[We request that the above [Term Facility A Loan[s]]/[ Term Facility B Loan[s]] be divided into [ ] with the following Base Currency Amounts and Interest Periods:]***

or

[We request that the next Interest Period for the above [Term Facility A Loan[s]]/[Term Facility B Loan[s]] is [                    ]].****

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[Holdco on behalf of] [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Borrower or Holdco.
**	Insert details of all Term Facility Loans for the relevant Facility which have an Interest Period ending on the same date.
***	Use this option if divisions of Term Facility Loans are requested.
****	Use this option if Selection Notice relates to the Term Facility Loans.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent and [ ] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 25.5 (Procedure for Transfer) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for Transfer) of the Facilities Agreement.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of Responsibility of Existing Lenders) of the Facilities Agreement.

4.	The New Lender confirms that it [is]/[is not]*** an Equity Party.

5.	We refer to [clause 17.3 (Change of Senior Facility Lender)] of the Intercreditor Agreement.

In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

6.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

**	Delete as applicable – each New Lender is required to confirm which of these two categories it falls within.
***	Delete as applicable.

WARNING TO THE NEW LENDER AND EXISTING LENDER. PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF REGULATION (EU) NO 575/2013 OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL OF 26 JUNE 2013 ON PRUDENTIAL REQUIREMENTS FOR CREDIT INSTITUTIONS AND INVESTMENT FIRMS) HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE TRANSFERRED WHICH IS LESS THAN EUR 100,000 (OR THE FOREIGN CURRENCY EQUIVALENT THEREOF) AND (II) AS SOON AS THE INTERPRETATION OF THE TERM “PUBLIC” HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent and the Transfer Date is confirmed as [                    ].

[Agent]

By:

[Security Agent]

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent, [ ] as Security Agent and [ ] as Holdco, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 25.6 (Procedure for Assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a [Senior Lender] (as defined in the Intercreditor Agreement).

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Facilities Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of Responsibility of Existing Lenders) of the Facilities Agreement.

7.	The New Lender confirms that it [is]/[is not]* an Equity Party.

8.	We refer to [clause 17.3 (Change of Senior Facility Lender) of the Intercreditor Agreement].

In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

9.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 25.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Holdco), to Holdco (on behalf of each Obligor) of the assignment referred to in this Agreement.

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

*	Delete as applicable.

WARNING TO THE NEW LENDER AND EXISTING LENDER. PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE INTERPRETATION OF THE TERM “PUBLIC” (AS REFERRED TO IN ARTICLE 4.1(1) OF REGULATION (EU) NO 575/2013 OF THE EUROPEAN PARLIAMENT AND OF THE COUNCIL OF 26 JUNE 2013 ON PRUDENTIAL REQUIREMENTS FOR CREDIT INSTITUTIONS AND INVESTMENT FIRMS) HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF ANY AMOUNT LENT TO A DUTCH BORROWER IS TO BE TRANSFERRED WHICH IS LESS THAN EUR 100,000 (OR THE FOREIGN CURRENCY EQUIVALENT THEREOF) AND (II) AS SOON AS THE INTERPRETATION OF THE TERM “PUBLIC” HAS BEEN PUBLISHED BY THE COMPETENT AUTHORITY, IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED BY ASSIGNMENT, RELEASE AND ACCESSION

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [                    ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	[Holdco]

Dated:

Dear Sirs

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that on the last day of the Testing Period ending on [ ], Consolidated Total Net Debt was [ ] and Consolidated EBITDA for such Testing Period was [ ]. Therefore Net Debt Cover for such Testing Period was [ ]:[ ] and the covenant contained in paragraph (a)(i) of Clause 22.2 (Financial Condition) [has/has not] been complied with and the covenant contained in paragraph (a) [has been/has not] been complied with].**

3.	We confirm that on the last day of the Testing Period ending on [ ], Target Consolidated Total Net Debt was [ ] and Consolidated EBITDA for such Testing Period was [ ]. Therefore Target Net Debt Cover for such Testing Period was [ ]:[ ] and the covenant contained in paragraph (a)(ii) of Clause 22.2 (Financial Condition) [has/has not] been complied with and the covenant contained in paragraph (a) [has been/has not] been complied with].**

4.	We confirm that on the last day of the Testing Period ending on [ ], the Finance Charges was [ ] and Consolidated EBITDA for such Testing Period was [ ]. Therefore Interest Cover for such Testing Period was [ ]:[ ] and the covenant contained in paragraph (a)(iii) of Clause 22.2 (Financial Condition) [has/has not] been complied with and the covenant contained in paragraph (a) [has been/has not] been complied with].**

5.	We confirm that on the last day of the Testing Period ending on [ ], the Bidco Finance Charges was [ ] and Bidco Distributions Received for such Testing Period was [ ]. Therefore Bidco Cash Interest Cover for such Testing Period was [ ]:[ ] and the covenant contained in paragraph (a)(iv) of Clause 22.2 (Financial Condition) [has/has not] been complied with and the covenant contained in paragraph (a) [has been/has not] been complied with].**

6.	[We confirm that no Default is continuing.]*

7.	[We confirm that on the last day of the Testing Period ending on [ ], the balance of the Proceeds Account was [ ].]

8.	[We confirm that on the last day of the Testing Period ending on [ ], the balance of the Debt Service Reserve Account was [ ].]

9.	[We confirm that the following companies constitute Material Target Companies for the purposes of the Facilities Agreement: [ ].]***

Signed

	Director	Director

	of	of

	[Holdco]	[Holdco]

[insert applicable certification language] ***

for and on behalf of [name of auditors of Holdco] **

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	To be provided in each Compliance Certificate.
***	To be provided with the Compliance Certificate delivered with Annual Financial Statements only.

SCHEDULE 7

FORM OF ACCESSION DEED

To:	[ ] as Agent and [ ] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [Holdco]

Dated:	[ ]

Dear Sirs

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in paragraphs 1-3 of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional Guarantor pursuant to Clause 27.2 (Additional Guarantors) of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [ ].

3.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:	[ ]

Fax No.:	[ ]

Attention:	[ ]

4.	[Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and]

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)	In consideration of the Acceding Debtor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

5.	[Add applicable guarantee limitation language as agreed by the Agent at the time the Additional Obligor accedes.]

6.	The Liabilities shall not, to the extent the [Subsidiary] is not an “eligible contract participant” (“ECP”) as defined in the Commodity Exchange Act (7 U.S.C. para.1 et. seq.) (the “Act”) of the United States of America (“US”) and the regulations made thereunder, include such part of the Liabilities as may constitute any obligation to pay or perform under any agreement, contract or transaction that constitutes a swap (“Swap”) within the meaning of the Act to the extent that, and for the period of time that, a guarantee of such Swap by [subsidiary] hereunder would be or become void or voidable or would violate the Act or any rule, regulation or order of the US Commodity Futures Trading Commission. If such Swap arises under a master agreement governing more than one Swap, only the portion of the obligations arising under such master agreement which relates to Swaps for which such guarantee is or becomes void or voidable or violates the Act, rules, regulations or orders shall be excluded from the Liabilities.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of Holdco and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED		)

By	[Subsidiary]	)

Director

Director/Secretary

OR

[EXECUTED AS A DEED		)

By	[Subsidiary]	)

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

Holdco

[Holdco]

By:

The Security Agent

[Full Name of Current Security Agent]

By:

Date:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:	[ ] as Agent

From:	[resigning Obligor] and [Holdco]

Dated:	[ ]

Dear Sirs

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 27.3 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a Guarantor under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:

a)	no Default is continuing or would result from the acceptance of this request; and

b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

c)	[the Net Disposal Proceeds have been or will be applied in accordance with Clause 8.3 (Distributions, Debt Financing Proceeds, Disposal Proceeds, Equity Financing Proceeds, Report Proceeds);]**]

d)	[ ]***

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Holdco]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.
**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.
***	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 9

TIMETABLES

LOANS

Loans in USD

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 11.1 (Selection of Interest Periods and Terms))	U-3 9.30 am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ Participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ Participation)	U-3 noon

LIBOR is fixed	Quotation Day 11:00 am

Base Reference Bank Rate calculated by reference to available quotations in accordance with Clause 12.2 (Calculation of Base Reference Bank Rate and Alternative Reference Bank Rate)	Noon on the Quotation Day

Alternative Reference Bank Rate calculated by reference to available quotations in accordance with Clause 12.2 (Calculation of Base Reference Bank Rate and Alternative Reference Bank Rate)	Close of business in London on the date falling one Business Day after the Quotation Day

“U”	=	date of utilisation or, if applicable, in the case of a Term Facility Loan that has already been borrowed, the first day of the relevant Interest Period for that Term Facility Loan.

“U – X”	=	X Business Days prior to date of utilisation

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

THIS MASTER CONFIDENTIALITY UNDERTAKING is dated [                    ] and made between:

(a)	[ ]; and

(b)	[ ].

Either party (in this capacity the “Purchaser”) may from time to time consider acquiring an interest from the other party (in this capacity the “Seller”) in certain Agreements which, subject to the Agreements, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more relevant Finance Documents and/or one or more relevant Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (each an “Acquisition”). In consideration of the Seller agreeing to make available to the Purchaser certain information in relation to each Acquisition it is agreed as follows:

1.	CONFIDENTIALITY UNDERTAKING

The Purchaser undertakes in relation to each Acquisition made or which may be made by it (a) to keep all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition is protected with security measures and a degree of care that would apply to the Purchaser’s own confidential information (b) to keep confidential and not disclose to anyone except for as permitted by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place between the Purchaser and the Seller in connection with the Acquisition and (c) until that Acquisition is completed, to use the Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition only for the Permitted Purpose.1

2.	PERMITTED DISCLOSURE

The Purchaser may disclose in relation to each Acquisition made or which may be made by it:

2.1	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors such Confidential Information as the Purchaser shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

[1]	Please note that the Permitted Purpose cease to apply to Confidential Information supplied to the Purchaser in relation to an Acquisition on completion of that Acquisition however if that Acquisition does not complete, the prospective purchaser is not permitted to use such Confidential Information for any purpose other than the Permitted Purpose.

2.2	subject to the requirements of the relevant Agreement, to any person:

(a)	to (or through) whom the Purchaser assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations which it may acquire under that Agreement such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this paragraph (a) of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;

(b)	with (or through) whom the Purchaser enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to that Agreement or any relevant Obligor such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate if the person to whom such Confidential Information is to be given pursuant to this paragraph (b) of paragraph 2.2 has delivered a letter to the Purchaser in equivalent form to this undertaking;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition as the Purchaser shall consider appropriate; and

(d)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.9 (Security over Lenders’ Rights); and

2.3	notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose such Confidential Information under the Agreement to which that Acquisition relates, as if such permissions were set out in full in this undertaking and as if references in those permissions to a Finance Party were references to the Purchaser for the purposes of that Acquisition.[2]

3.	NOTIFICATION OF DISCLOSURE

The Purchaser agrees in relation to each Acquisition made or which may be made by it (to the extent permitted by law and regulation) to inform the Seller:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information relating to that Acquisition has been disclosed in breach of this undertaking.

[2]	The intention of this paragraph is to ensure that (i) any permitted disclosures in each Facility Agreement which are subject to less onerous disclosure requirements and (ii) any additional permitted disclosures in each Facility Agreement are also permitted under this undertaking.

4.	RETURN OF COPIES

If the Purchaser does not enter into an Acquisition and the Seller so requests in writing, the Purchaser shall return or destroy all Confidential Information supplied to the Purchaser by the Seller in relation to that Acquisition and destroy or permanently erase (to the extent technically practicable) all copies of such Confidential Information made by the Purchaser and use all reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that the Purchaser or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this undertaking are continuing and, in particular, shall survive and remain binding on the Purchaser in relation to each Acquisition made or which may be made by it until (a) if the Purchaser becomes a party to the Agreement to which that Acquisition relates as a lender of record, the date on which the Purchaser becomes such a party to such Agreement; (b) if the Purchaser enters into that Acquisition but it does not result in the Purchaser becoming a party to the Agreement to which that Acquisition relates as a lender of record, the date falling [twelve] months after the date on which all of the Purchaser’s rights and obligations contained in the documentation entered into to implement that Acquisition have terminated3; or (c) in any other case the date falling [twelve] months after the date of the Purchaser’s final receipt (in whatever manner) of any Confidential Information in relation to that Acquisition.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

The Purchaser acknowledges and agrees that, in relation to each Acquisition made or which may be made by it:

6.1	neither the Seller, nor any member of the relevant Target Group nor any of the Seller’s or the relevant Target Group’s respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller to the Purchaser in relation to that Acquisition or be otherwise liable to the Purchaser or any other

[3]

The purpose of this paragraph (b) is to ensure that if the Acquisition does not result in the Purchaser becoming a lender of record under the Agreement to which that Acquisition relates, the confidentiality obligations imposed on the Purchaser in this letter will continue until the expiry of an agreed period after termination of the sub-participation, assignment or other transaction.

person in respect of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any such information; and

6.2	the Seller or members of the relevant Target Group may be irreparably harmed by the breach of the terms of this undertaking and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this undertaking by the Purchaser.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1	This undertaking constitutes the entire agreement between the Seller and the Purchaser in relation to the Purchaser’s obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising any right or remedy under this undertaking will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this undertaking.

7.3	The terms of this undertaking and the Purchaser’s obligations under this undertaking may only be amended or modified by written agreement between the parties.

8.	INSIDE INFORMATION

The Purchaser acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Purchaser undertakes not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by the Purchaser in this undertaking are given to the Seller and are also given for the benefit of the relevant company and each other member of the relevant Target Group.

10.	THIRD PARTY RIGHTS

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this undertaking has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this undertaking.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this undertaking, the parties to this undertaking do not require the consent of any Relevant Person to rescind or vary this undertaking at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1	This undertaking and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of any Acquisition)[4] are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this undertaking (including a dispute relating to any non-contractual obligation arising out of or in connection with either this undertaking or the negotiation of any Acquisition).

12.	DEFINITIONS

In this undertaking terms defined in the relevant Agreement (as defined below) shall, unless the context otherwise requires, have the same meaning and:

“Agreement” means any credit agreement in which the Seller has an interest and which requires the Seller to obtain from the Purchaser an undertaking in or substantially in the form of this undertaking as a condition to permitting disclosure by the Seller of certain information to the Purchaser.

“Company” means, in relation to each Acquisition, the principal company party to the relevant Agreement.

“Confidential Information” means, in relation to each Acquisition, all information relating to the relevant company, any relevant Obligor, the Target Group, the relevant Finance Documents, [the/a] relevant Facility and/or that Acquisition which is received by the Purchaser in relation to the relevant Finance Documents or [the/a] relevant Facility from the Seller or any of its affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Purchaser of this undertaking; or

(b)	is identified in writing at the time of delivery as non-confidential by the Seller or its advisers; or

(c)	is known by the Purchaser before the date the information is disclosed to the Purchaser by the Seller or any of its affiliates or advisers or is lawfully obtained by the Purchaser after that date, from a source which is, as far as the Purchaser is aware, unconnected with the relevant Target Group and which, in either case, as far as the Purchaser is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Permitted Purpose” means, in relation to each Acquisition, considering and evaluating whether to enter into that Acquisition.

[4]	The reference to non-contractual obligation arising out of the negotiation of any Acquisition is intended to specifically apply the governing law (and jurisdiction) Clause to any non-contractual obligations arising out of negotiations where the transaction breaks down before the documentation documenting the Acquisition is entered into.

“Target Group” means, in relation to each Acquisition, the relevant company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

This undertaking has been entered into on the date stated at the beginning of this undertaking.

SIGNATORIES

[ ]

By:

[ ]

By:

SCHEDULE 11

FORM OF INCREASE CONFIRMATION

To:	[ ] as Agent, [ ] as Security Agent and [ ] as Holdco, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.4 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.4 (Increase).

8.	The Increase Lender confirms that it is not an Equity Party.

9.	We refer to [clause 17.3 (Change of Senior Facility Lender)] of the Intercreditor Agreement.

In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [                    ].

Agent

By:

Security Agent

By:

SCHEDULE 12

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

PART 1

FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION

To:	[ ] as Agent

From:	[The Lender]

Dated:

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to paragraph (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by an Equity Party) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[The Term Facility [A]/[B] Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

PART 2

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION/NOTIFIABLE DEBT

PURCHASE TRANSACTION CEASING TO BE WITH EQUITY PARTY

To:	[ ] as Agent

From:	[The Lender]

Dated:

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to paragraph (d) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions entered into by an Equity Party) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [ ] has [terminated]/[ceased to be with an Equity Party].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[The Term Facility [A]/[B] Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*	Delete as applicable

SCHEDULE 13

FORM OF SUBSTITUTE AFFILIATE LENDER DESIGNATION NOTICE

To:	HSBC Bank plc (as Agent); and

HSBC Corporate Trustee Company (UK) Limited (as Security Agent)

for itself and each of the other parties to the Facility Agreement and the Intercreditor Agreement referred to below.

Copy:	[Holdco]

From:	[Designating Lender] (the “Designating Lender”)

Dated:

Dear Sirs

Project Century – USD [            ] Senior Facilities Agreement

dated [            ] 2016 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. Terms defined in the Facilities Agreement have the same meaning in this Designation Notice.

2.	We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to [specify name of borrower] (“Designated Loans”).

3.	The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

4.	By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Facility Agreement and the Intercreditor Agreement accordingly.

5.	This Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

For and on behalf of

[Designating Lender]

Acknowledged and countersigned by:

For and on behalf of

[Substitute Affiliate Lender]

SIGNATORIES

HOLDCO

CNAC Century (LUX) S.à r.l.

By:	/s/ Hongbo Chen

Title:	Class A Manager

Address:	5, rue Guillaume Kroll

L-1882 Luxembourg

Grand Duchy of Luxembourg

Fax:

[Signature page to the Bidco Facilities Agreement]

BIDCO

CNAC Saturn (NL) B.V.

By:	/s/ Hongbo Chen

Address:	De Boelelaan 7

2512 XT Amsterdam

The Netherlands

Fax:	+ 31 20 504 3899

[Signature page to the Bidco Facilities Agreement]

THE GLOBAL CO-ORDINATOR

HSBC BANK PLC

By:	/s/ Sandeep Bose-Mallick

[Signature page to the Bidco Facilities Agreement]

THE ARRANGER

COÖPERATIEVE RABOBANK U.A., TRADING AS RABOBANK LONDON

By:	/s/ Jeremy Perl

Executive Director, Loan Syndication

By:	/s/ Brian Percival

Managing Director

[Signature page to the Bidco Facilities Agreement]

COÖPERATIEVE RABOBANK U.A., HONG KONG BRANCH

By:	/s/

Rieks Smook

Stefan Behrens

[Signature page to the Bidco Facilities Agreement]

CREDIT SUISSE AG

By:	/s/ Clemens Kramer

Authorised Signatory

By:	/s/ Christoph Bischofberger

Authorised Signatory

[Signature page to the Bidco Facilities Agreement]

CREDIT SUISSE AG, LONDON BRANCH

By:	/s/ Alison Howe

Managing Director

By:	/s/ David Anthony

Authorised Signatory

[Signature page to the Bidco Facilities Agreement]

HSBC BANK PLC

By:	/s/ Sandeep Bose-Mallick

[Signature page to the Bidco Facilities Agreement]

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Lyndon Hsu

Managing Director, Head of Leveraged and Acquisition Finance

ASP, Global Banking

[Signature page to the Bidco Facilities Agreement]

UNICREDIT BANK AG

By:	/s/ Markus Wiegand

Associate Director

By:	/s/ Annett Wienrich

Director

[Signature page to the Bidco Facilities Agreement]

UNICREDIT S.P.A.

By:	/s/ Roberto Biraghi

[Signature page to the Bidco Facilities Agreement]

THE ORIGINAL LENDERS

COÖPERATIEVE RABOBANK U.A., TRADING AS RABOBANK LONDON

By:	/s/ Jeremy Perl

Executive Director, Loan Syndication

By:	/s/ Brian Percival

Managing Director

[Signature page to the Bidco Facilities Agreement]

COÖPERATIEVE RABOBANK U.A., HONG KONG BRANCH

By:	/s/

Rieks Smook

Stefan Behrens

[Signature page to the Bidco Facilities Agreement]

CREDIT SUISSE AG

By:	/s/ Clemens Kramer

Authorised Signatory

By:	/s/ Christoph Bischofberger

Authorised Signatory

[Signature page to the Bidco Facilities Agreement]

CREDIT SUISSE AG, LONDON BRANCH

By:	/s/ Alison Howe

Managing Director

By:	/s/ David Anthony

Authorised Signatory

[Signature page to the Bidco Facilities Agreement]

HSBC BANK PLC

By:	/s/ Sandeep Bose-Mallick

[Signature page to the Bidco Facilities Agreement]

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:	/s/ Lyndon Hsu

Managing Director, Head of Leveraged and Acquisition Finance

ASP, Global Banking

[Signature page to the Bidco Facilities Agreement]

UNICREDIT BANK AG

By:	/s/ Markus Wiegand

Associate Director

By:	/s/ Annett Wienrich

Director

[Signature page to the Bidco Facilities Agreement]

UNICREDIT S.P.A.

By:	/s/ Roberto Biraghi

[Signature page to the Bidco Facilities Agreement]

THE AGENT

HSBC BANK PLC

By:	/s/ Paul Britton

Address: Corporate Trust & Loan Agency, Level 27, 8 Canada Square, London, E14 5HQ

Fax: +44 (0) 20 7991 4347

Attention: Loan Agency Operations

[Signature page to the Bidco Facilities Agreement]

THE SECURITY AGENT

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED

/s/	Jason Blondell

Authorised Signatory

Address: Level 27, 8 Canada Square, London, E14 5HQ

Fax: +44 (0) 20 7991 4350

Attention: CTLA Trustee Administration Services

[Signature page to the Bidco Facilities Agreement]